Exhibit 10.45

LOAN AND SECURITY AGREEMENT

by and among

Natural Alternatives International, Inc.,

as a Borrower,

Legacy Corporate Lending, LLC,
as Administrative Agent and Swing Lender

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

Dated as of May 18, 2026

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SCHEDULES AND EXHIBITS

Schedule 1.1	-	1.1 - Lenders' Commitments
Schedule 1.2	-	1.2 - Term Loan Priority Collateral
Schedule 7.1	-	7.1 - Fundamental Information; Equity Ownership Interests
Schedule 7.2	-	7.2 - Prior Transactions
Schedule 7.7	-	7.7 - Litigation
Schedule 7.8	-	7.8 - ERISA Benefit Plans
Schedule 7.11	-	7.11 - Location of Collateral
Schedule 7.15	-	7.15 - Proprietary Rights
Schedule 7.16	-	7.16 - Investment Property
Schedule 7.17	-	7.17 - Real Property and Leases
Schedule 7.18	-	7.18 - Material Agreements
Schedule 7.19	-	7.19 - Bank Accounts
Schedule 7.21	-	7.21 - Debt
Schedule 7.22	-	7.22 - Liens
Schedule 7.30	-	7.30 - Release of Hazardous Materials
Schedule 7.32	-	7.32 - Commercial Tort Claims
Schedule 7.37	-	7.37 - Food and Drug Act

Exhibit A-1 -	U.S. Tax Compliance Certificate 1
Exhibit A-2 -	U.S. Tax Compliance Certificate 2
Exhibit A-3 -	U.S. Tax Compliance Certificate 3
Exhibit A-4 -	U.S. Tax Compliance Certificate 4

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is executed and entered into as of May 18, 2026, by and among (a) NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation ("Natural Alternatives"), (b) the lenders from time to time party hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter collectively as the "Lenders" and each is a "Lender") and (c) LEGACY CORPORATE LENDING, LLC, a Texas limited liability company (together with its successors and permitted assigns, in its individual capacity, "Legacy") as administrative and collateral agent (in such capacity, and including its successors and permitted assigns in such capacity, the "Administrative Agent") for the Lender Parties (as hereinafter defined), as Swing Lender (as such term is hereinafter defined) and as an LC Issuer (as such term is hereinafter defined).

RECITALS

Administrative Agent, each other Lender Party and each Borrower desire to enter into certain financing arrangements according to the terms and provisions as set forth herein below. Therefore, for value received, the receipt and sufficiency of which is hereby acknowledged, together with the mutual benefits provided herein, Administrative Agent, each other Lender Party, each Borrower and each other Credit Party hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Definitions. The following definitions shall apply throughout this Agreement:

"Account" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or for services rendered or to be rendered and further includes, without limitation, any "payment intangible" (as defined in Article 9 of the UCC), together with all income, payments and proceeds thereof, owed by an issuer of a credit or debit card or any servicing or processing agent thereof, resulting from charges by a customer in connection with the sale of goods or for services rendered.

"Account Debtor" means a Person obligated on an Account, Chattel Paper, or General Intangible.

"Acquisition" means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a Subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Credit Party or a Subsidiary of a Credit Party) in which a Credit Party or any of its Subsidiaries is the surviving Person.

"Administrative Agent" has the meaning given to such term in the preamble hereto.

"Administrative Agent Account" means account number 4844685859 maintained at Wells Fargo in the name of Legacy Corporate Lending Assetco 1, LLC, for the benefit of Administrative Agent, or such other account as Administrative Agent may from time to time specify to Borrower Representative in writing.

"Administrative Agent's Liens" means Liens granted (or purported to be granted) by the Credit Parties in favor of Administrative Agent, for the benefit of Lender Parties, pursuant to this Agreement or any of the other Loan Documents.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Account and Section 9.12: (a) any Person which owns (directly or indirectly) 10% or more of the outstanding Equity Interests of another Person, (b) each director (or comparable manager) of a Person and (c) each partnership in which a Person is a general partner shall, in each case, be deemed an Affiliate of such Person.

"Agreement" means this Loan and Security Agreement and all schedules, exhibits and addenda hereto, as may be renewed, extended, amended, supplemented, restated or otherwise modified from time to time.

"Agreement Date" means the date as of which this Agreement is dated as specified in the preamble to this Agreement.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Applicable Law" means, as to a Person, any law (statutory or common), treaty, ordinance, decree, rule, regulation, executive order or code of a Governmental Authority or judgment, decree, injunction, order or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, all Food Laws, all Environmental Laws, all Anti-Terrorism Laws, all Anti-Corruption Laws, the Patriot Act and the Trading with the Enemy Act.

"Applicable Margin" means, (a) for any day with respect to a Revolving Loan, 4.50% per annum and (b) for any day with respect to the Term Loan, 14.00% per annum; provided, that, not later than five (5) Business Days following Administrative Agent's receipt of each of (i) an appraisal acceptable to Administrative Agent in its Permitted Discretion in respect of the Term Loan Priority Collateral, (ii) Phase I and, if applicable, Phase II environmental reports, in respect of the Term Loan Priority Collateral, and (iii) written evidence from Wells Fargo that Wells Fargo has deemed the Term Loan Priority Collateral to meet Wells Fargo's requirements for eligible underlying collateral under the terms of that certain credit facility between Administrative Agent and Wells Fargo (which, for the avoidance of doubt, Wells Fargo is under no obligation to provide, and may not provide, in its sole and absolute discretion), Administrative Agent and Lenders agree that the foregoing interest rate shall be reduced to 5% per annum. For the avoidance of doubt, Administrative Agent shall, within two (2) Business Days of receipt of each of the items referenced in clauses (i) and (ii) above, deliver the same to Wells Fargo with a request that Wells Fargo deem the Term Loan Priority Collateral to meet such requirements.

"Availability" means, with respect to Revolving Loans at any time of determination, an amount equal to (a) the Borrowing Base less (b) the sum of (i) the unpaid principal balance of Revolving Loans plus (ii) all LC Obligations (net of any LC Support that is Cash Collateral), in each case determined at such time.

"Availability Block" means (i) for the period commencing on the Agreement Date through and until the final judgment, dismissal with prejudice or settlement of the PAGA Class Action and such judgment or settlement, if applicable, has been paid in full in connection therewith, an amount equal to $2,750,000 and (ii) on any date thereafter, an amount equal to $1,500,000.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

"Base Rate" means the rate per annum equal to the greatest of (i) the Floor, (ii) the rate per annum published from time to time in the "Money Rates" table of the Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the base or prime rate for corporate loans at the nation's largest commercial banks (or if more than one such rate is published, the higher or highest of the rates so published) or, if such rate is no longer published by the Wall Street Journal, then the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H. 15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent in its Permitted Discretion) or any similar release by the Federal Reserve Board (as determined by Administrative Agent in its Permitted Discretion), (iii) the Federal Funds Rate in effect on such day plus 0.50%, and (iv) the Term SOFR for a one-month tenor in effect on such day, plus 1.00%; provided that this clause (iv) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable.

"Benchmark" means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(a)(iii)(A).

"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if such Benchmark (or such component thereof) continues to be provided on such date.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative.

"Benchmark Transition Start Date" means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(a)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(a)(iii).

"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

"Borrowers" means, collectively, Natural Alternatives and each other Person who becomes a Borrower hereunder in accordance with the terms of Section 8.16, whether now or hereafter existing, and their successors and assigns.

"Borrower Representative" means Natural Alternatives, in its capacity as such hereunder.

"Borrowing Base" means, as of any day of determination, an amount equal to the difference between:

(a)         the sum of:

(i)	eighty-five percent (85%) of the Net Amount of Eligible Accounts plus

(ii)	the lesser of:

(1)	the Equipment Subline Amount, and

(2)	ninety percent (90%) of the Net Amount of Eligible Equipment plus

(iii)	the sum of:

(1)	eighty-five percent (85%) of the Net Amount of Eligible Finished Goods Inventory plus

(2)	eighty-five percent (85%) of the Net Amount of Eligible Raw Materials Inventory plus

(3)	eighty-five percent (85%) of the Net Amount of Eligible Work-in-Process Inventory minus

(b)         the aggregate amount of Reserves implemented by Administrative Agent pursuant to Section 2.1, in each case determined as of such day, minus;

(c)          the amount of any Availability Block (if applicable).

provided, however, that without duplication of any applicable Reserve, Administrative Agent shall have the continuing right in its Permitted Discretion to reduce the percentage specified in clause (a)(i) of this definition by one percentage point or fraction of a percentage point for every percentage point or fraction of a percentage point of dilution of Accounts over five percent; it being understood that if any such reduction is implemented, Administrative Agent will notify Borrower Representative thereof as promptly as commercially practicable (which such notice shall not impact Administrative Agent’s ability to implement such reduction).

"Borrowing Base Certificate" means a certificate of Borrower Representative, signed by a Responsible Officer of Borrower Representative, setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in form, presentation and detail satisfactory to Administrative Agent in its Permitted Discretion.

"Borrowing Notice" means a request for a Revolving Loan by the Borrower Representative in compliance with Section 2.2.

"Business Day" means  any day that is not a Saturday, Sunday or a day on which commercial banks in Dallas, Texas are required or permitted to be closed.

"Capital Expenditures" has the meaning prescribed for such term by GAAP, excluding  expenditures that constitute rental expenses under operating leases of real or personal property.

"Capital Lease" means, subject to Section 1.2, with respect to any Person, any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP on the balance sheet of such Person.

"Cash Collateral" shall mean cash and cash equivalent investments, and any interest or other income earned thereon, that is deposited with the Administrative Agent, for the benefit of Lender Parties, in accordance with any agreement to Cash Collateralize any LC Obligations, or if the Administrative Agent shall agree in its Permitted Discretion, other credit support (including LC Support) pursuant to documentation in form and substance reasonably acceptable to the Administrative Agent. Cash Collateral shall include proceeds of such cash collateral and other credit support.

"Cash Collateral Account" shall mean a demand deposit, money market, securities account, or other account established by the Borrower with Administrative Agent, which account shall hold Cash Collateral and shall be subject to the Administrative Agent's Liens.

"Cash Collateralize" shall mean, with respect to LC Obligations arising from Letters of Credit outstanding on any date, the deposit with the Administrative Agent of Cash Collateral into the Cash Collateral Account (or the delivery of Cash Collateral to the Administrative Agent, including any LC Support) in an amount equal to 105% of the sum of the aggregate LC Obligations which are then outstanding plus all related fees and other amounts due or to become due in connection with such LC Obligations.

"CFC" means a "controlled foreign corporation" within the meaning of Section 957 of the IRC in which any Credit Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC; provided however, that any entity formed under the laws of Switzerland shall not be treated as a CFC for the purposes of this Agreement or any other Loan Document.

"Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Change of Control" means, except as permitted by Section 9.1, any occurrence the result of which is that (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of 20% or more, of the Equity Interests of Natural Alternatives or (b) Mark LeDoux shall cease to serve as Chief Executive Officer and Chairman of the Board of Natural Alternatives, performing the duties customarily associated with such positions and is not replaced by a Person reasonably acceptable to Administrative Agent within 60 days of such occurrence.

"Chattel Paper" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods. "Chattel Paper" includes, without limitation, electronic chattel paper.

"Collateral" means all personal and real property of the Credit Parties in or upon which a Lien is granted (or purported to be granted) to Administrative Agent (for the benefit of Lender Parties) or any other Lender Party, whether pursuant to this Agreement or any other Loan Document.

"Collateral Access Agreement" means a landlord waiver or subordination, bailee letter, acknowledgment agreement, use agreement or other agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any of Credit Parties' books and records, Equipment, Inventory or other Collateral, in each case, in form and substance satisfactory to Administrative Agent in its Permitted Discretion.

"Collection Account" has the meaning given to such term in Section 5.3.

"Commercial Tort Claim" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, in the case of a Credit Party, any tort cause of action claimed by such Credit Party, including those listed on Schedule 7.32.

"Commitment" means, for each Lender, the obligation of such Lender to make Loans to Borrowers pursuant to the terms hereof in an aggregate amount not exceeding the amount set forth for such Lender in Schedule 1.1, as such amount may be modified from time to time pursuant to the terms hereof; provided, that no Lender's Commitment to make Revolving Loans shall exceed such Lender's Percentage Share of the Revolving Credit Limit.

"Compliance Certificate" means a certificate meeting the requirements of Section 8.6 and otherwise in form satisfactory to Administrative Agent in its Permitted Discretion.

"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period," or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Control Agreement" means, with respect to any Deposit Account or Securities Account, a control agreement, in form and substance acceptable to Administrative Agent in its Permitted Discretion, executed by Administrative Agent, the Credit Party owner of such Deposit Account or Securities Account and the applicable bank (with respect to a Deposit Account) or Securities Intermediary (with respect to a Securities Account), and pursuant to which Administrative Agent obtains "control" pursuant to the UCC over such Deposit Account or Securities Account (as applicable).

"Covered Entity" means any of the following:

(a)         a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)         a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)         a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning specified therefor in Section 14.20 of this Agreement.

"Credit Parties" means, collectively, each Borrower and each Guarantor (as applicable).

"Debt" means, with respect to a Person (without duplication), (a) all obligations for borrowed money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all obligations or liabilities of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (d) all obligations of such Person in respect of the deferred purchase price of assets or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (e) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of the type otherwise described in this definition of any other Person, (f) asset securitizations and synthetic leases, (g) all obligations of such Person as a lessee under Capital Leases, (h) all net indebtedness, liabilities and other monetary obligations under interest rate, credit, commodity and foreign exchange swaps or similar transactions entered into for the purpose of hedging such Person's exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices and all cancellations, buybacks, reversals, terminations or assignments of any such transaction, (i) all liabilities which would under GAAP be shown on such Person’s balance sheet as a liability, and (j) any Disqualified Equity Interests of such Person.

"Cure Amount" has the meaning set forth in Section 10.2.

"Cure Right" has the meaning set forth in Section 10.2.

"Deed of Trust" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Credit Party, each in favor of Administrative Agent and in form and substance satisfactory to Administrative Agent in its Permitted Discretion, encumbering the Real Property Collateral of such Credit Party.

"Default" means an event, condition or occurrence that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

"Default Rate" means a rate per annum equal to the lesser of (a) the sum of (i) the rate otherwise applicable for such Loan (which shall be adjusted, from time to time, simultaneously with any change in such rate) plus (ii) three percent (3.0%) and (b) the Maximum Rate.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender that fails to make any advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

"Defaulting Lender Rate" means the interest rate then applicable to Revolving Loans.

"Deposit Account" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a nonnegotiable certificate of deposit or a demand, time, savings, passbook, or similar account maintained with a bank.

"Designated Account" means account No. ending 015 maintained at Wells Fargo in the name of Natural Alternatives.

"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.

"Disqualified Equity Interests" means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof, in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

"Distribution" means, for any Person: (a) any dividend, payment or distribution (whether in cash, securities or other property) made on account of any class of such Person's Equity Interests or (b) any payment (whether in cash, securities or other property) on account of, or setting apart of assets for a sinking or analogous fund for, the purchase, redemption, retirement, cancellation, termination, defeasance or Acquisition of any (i) shares of its Equity Interests or (ii) options, warrants or other rights to purchase Equity Interests in such Person.

"Document" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, or any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, and which purports to be issued by or addressed to a bailee and purporting to cover goods in the bailee's possession which are either identified or are fungible portions of an identified mass. "Document" includes, without limitation, electronic documents.

"Dollars" or "$" refers to lawful money of the United States of America.

"EBITDA" means, with respect to a Person for any period, an amount equal to, computed with respect to the domestic operations of Natural Alternatives and its consolidated domestic Subsidiaries only, (a) consolidated net earnings (or loss), for such period minus (b) extraordinary gains for such period plus (c) Interest Expense (whether paid or accrued), income taxes, depreciation and amortization for such period, in each case determined for such Person and its Subsidiaries on a consolidated basis in accordance with GAAP on a rolling twelve month basis ending on the last day of the measurement period provided however, that for all calculations of EBITDA made prior to December 31, 2026, such calculation shall not be made on a rolling twelve month basis, but shall instead be made on a cumulative basis taking into account the number of months that have elapsed since January 1, 2026.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Account" means, with respect to any Borrower, an Account of such Borrower (unless Administrative Agent has notified any Borrower that such Account is not acceptable to Administrative Agent for purposes of determining the Borrowing Base in its Permitted Discretion) that meets all criteria for inclusion in the Borrowing Base as determined and established by Administrative Agent from time to time in its Permitted Discretion and as set forth in the last sentence of this definition. Without limiting the discretion of Administrative Agent to establish other criteria of ineligibility in its Permitted Discretion, unless otherwise agreed by Administrative Agent, Eligible Accounts of any Borrower shall not include any Account: (a) which is not owned exclusively by such Borrower, (b) which is not subject to a first priority and perfected security interest in favor of Administrative Agent or which is subject to any other Lien other than non-consensual Permitted Liens that are (x) junior in priority to the Lien of the Administrative Agent and (y) do not prevent the Administrative Agent from foreclosing on such Accounts free and clear of such non-consensual Permitted Lien, (c) with respect to which more than 90 days have elapsed since the date of the original invoice or which is unpaid, in whole or in part, more than 60 days after its original due date, (d) if twenty five percent (25%)or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon to such Borrower or any of its Affiliates is classified as ineligible under clause (c) above, (e) (i) owed by an Account Debtor (other than Juice+ and Tribal Nutrition) whose total obligations (including the obligations of such Account Debtor's Affiliates) owing to Borrowers and their domestic Affiliates that would, but for this clause (e)(i), constitute Eligible Accounts, exceed twenty five percent (25%) of the aggregate amount of all Eligible Accounts of the Borrowers, to the extent such obligations owing by such Account Debtor are in excess of such percentage, (ii) owed by Juice+ whose total obligations (including the obligations of such Juice+’s Affiliates) owing to Borrowers and their domestic Affiliates that would, but for this clause (e)(ii), constitute Eligible Accounts, exceed forty percent (40%) of the aggregate amount of all Eligible Accounts of the Borrowers, to the extent such obligations owing by Juice+ are in excess of such percentage, and (iii) owed by Tribal Nutrition whose total obligations (including the obligations of Tribal Nutrition’s Affiliates) owing to Borrowers and their domestic Affiliates that would, but for this clause (e)(iii), constitute Eligible Accounts, exceed fifty percent (50%) of the aggregate amount of all Eligible Accounts of the Borrowers, to the extent such obligations owing by such Tribal Nutrition are in excess of such percentage, (f) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis or a progress billing under an agreement which requires further performance by such Borrower, is otherwise contingent on such Borrower's completion of any future performance or is subject to any other terms by reason of which the payment by the Account Debtor may be conditional, (g) with respect to which any of the following events has occurred as to the Account Debtor on such Account: the filing of any petition for relief under the Bankruptcy Code or other insolvency laws, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, its dissolution, the sale or transfer of all or any material part of the assets or the cessation of the business as a going concern, (h) owed by an Account Debtor which does not maintain its chief executive office in the United States or Canada (not including Quebec) or any state or province thereof or is not organized under the laws of the United States or Canada (not including Quebec) or any state or province thereof, unless (i) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and, if requested by Administrative Agent, is directly drawable by Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an issuer, satisfactory to Administrative Agent, (i) which is not payable in United States Dollars, (j) owed by an Account Debtor which is an Affiliate or employee of any Borrower or any of Borrowers' Affiliates, (k) with respect to which either the perfection, enforceability, or validity of Administrative Agent's Lien in such Account, or Administrative Agent's right or ability to obtain direct payment to Administrative Agent of the proceeds of such Account, is governed by any federal, state, provincial or local statutory requirements other than those of the UCC, or comparable law of Canada (not including Quebec), (l) owed by an Account Debtor to which such Borrower or any of its Affiliates are indebted in any way, or which is subject to any right of setoff or recoupment, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim, (m) which is evidenced by a promissory note or other instrument or by chattel paper, (n) which arises out of a sale not made in the ordinary course of such Borrower's business, (o) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been fully performed by such Borrower, and, if applicable, accepted by the Account Debtor, or with respect to which the Account Debtor has revoked its acceptance of any such goods or services, (p) which arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by such Borrower to Administrative Agent with respect to such Account or otherwise requires the consent of the respective Account Debtor in order for the Administrative Agent to obtain direct payment of the proceeds of such Account, (q) with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States or (ii) any state of the United States or province or territory of Canada or any department agency or instrumentality of such state, province or territory, (r) with respect to which the Account Debtor is an individual or natural person, (s) with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, (t) with respect to which the books and records evidencing or otherwise relating to such Account are located in a public warehouse, are in possession of a bailee or are in a facility leased by such Borrower, unless the warehouseman, bailee or lessor, as the case may be, has executed an enforceable Collateral Access Agreement, (u) with respect to which Administrative Agent believes that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor's financial inability to pay, or (v) owed by an Account Debtor, to the extent the amount owing thereon exceeds the credit limit extended to such Account Debtor by the relevant Borrower. The identification of specific exclusions from eligibility herein is not exclusive or exhaustive. Administrative Agent reserves the right in its Permitted Discretion to establish additional or different criteria for determining Eligible Accounts, at any time, without prior notice but with notice thereafter as promptly as commercially practicable (which such notice shall not impact Administrative Agent’s ability to establish such additional or different criteria).

"Eligible Equipment" means, with respect to any Borrower, Equipment and Machinery of such Borrower (unless Administrative Agent has notified any Borrower that such Equipment and Machinery is not acceptable to Administrative Agent for purposes of determining the Borrowing Base in its Permitted Discretion) but excluding Equipment and Machinery having any of the following characteristics:

(a)         with respect to Equipment, it is located at premises other than those (i) owned by such Borrower or (ii) subject to a Collateral Access Agreement with respect thereto;

(b)         with respect to Machinery, it is located at premises other than those (i) owned by such Borrower or (ii) subject to a Collateral Access Agreement with respect thereto;

(c)          it is located outside the United States of America;

(d)         it is not subject to the first priority, valid and perfected security interest of Administrative Agent or it is subject to any other Lien (other than non-consensual Permitted Liens that are (x) junior in priority to the Lien of the Administrative Agent and (y) do not prevent the Administrative Agent from foreclosing on such Equipment free and clear of such non-consensual Permitted Lien);

(e)         it is damaged or defective or not used or usable in the ordinary course of such Borrower's business as presently conducted or is obsolete or not currently saleable or has been removed from services;

(f)          it is not covered by "all risk" hazard insurance for an amount equal to its replacement cost;

(g)         it requires proprietary software in order to operate in the manner in which it is intended and such software is not freely assignable to Administrative Agent or any potential purchaser thereof;

(h)         it consists of computer hardware, software, tooling, or molds;

(i)          it is not owned exclusively by such Borrower or as to which such Borrower does not have good, valid and marketable title thereto; or

(j)          it is otherwise deemed unacceptable by Administrative Agent in its Permitted Discretion.

"Eligible Inventory" means, with respect to any Borrower, Inventory of such Borrower (unless Administrative Agent has notified any Borrower that such Inventory is not acceptable to Administrative Agent for purposes of determining the Borrowing Base in its Permitted Discretion) that meets all criteria for inclusion in the Borrowing Base as determined and established by Administrative Agent from time to time in its Permitted Discretion and as set forth in the last sentence of this definition. Without limiting the discretion of Administrative Agent to establish other criteria of ineligibility, in its Permitted Discretion, unless otherwise agreed by Administrative Agent, Eligible Inventory shall not include any Inventory: (a) which is not owned exclusively by such Borrower or as to which Borrower does not have good, valid and marketable title thereto, (b) which is not subject to a first priority and perfected security interest in favor of Administrative Agent or which is subject to any other Lien (other than non-consensual Permitted Liens that are (x) junior in priority to the Lien of the Administrative Agent and (y) do not prevent the Administrative Agent from foreclosing on such Inventory free and clear of such non-consensual Permitted Lien), (c) other than finished goods, work in process and raw materials Inventory, (d) which is not in good condition, or is unmerchantable or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods or their use or sale, (e) which is not currently either usable or salable, at prices approximating at least cost, in the normal course of such Borrower's business, or is slow moving or stale, (f) which is obsolete or returned or repossessed or used goods taken in trade or goods that constitute spare parts, packaging and shipping materials or supplies used or consumed in such Borrower's business, (g) which is located outside the United States or is in-transit to or from a location of such Borrower (other than in-transit from one location set forth on Schedule 7.11 to another location set forth on Schedule 7.11), (h) as to which such Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower who has executed a Collateral Access Agreement) or which is located in a public warehouse or is in possession of a bailee or in a facility leased by such Borrower or an Affiliate thereof unless (x) the warehouseman, bailee, or lessor, as the case may be, has delivered to Administrative Agent a Collateral Access Agreement and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (y) it is located in a public warehouse or in a leased facility with less than $100,000 of Inventory in such warehouse or facility, (i) which is on consignment from any consignor, or on consignment to any consignee, (j) is subject to a bill of lading or other document of title or (k) that contains or bears any Proprietary Rights licensed to such Borrower by another Person unless such Borrower has delivered to Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to Administrative Agent or Administrative Agent is otherwise satisfied that it may sell or otherwise dispose of such Inventory in accordance with Section 11.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract of such Borrower with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement). The identification of specific exclusions from eligibility herein is not exclusive or exhaustive. Administrative Agent reserves the right in its Permitted Discretion to establish additional or different criteria for determining Eligible Inventory, at any time, without prior notice but with notice thereafter as promptly as commercially practicable (which such notice shall not impact Administrative Agent’s ability to establish such additional or different criteria).

"Eligible Finished Goods Inventory" means Inventory that qualifies as Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of Borrowers' business.

"Eligible Raw Material Inventory" means Inventory that qualifies as Eligible Inventory and consists of goods that are first quality raw materials and that are not located in open pallets or containers.

"Eligible Work-In-Process Inventory" means Inventory that qualifies as Eligible Inventory and consists of goods that are first quality work-in-process produced for Tribal Nutrition and subject to an agreement pursuant to which Tribal Nutrition agrees to purchase all of their respective Inventory in the event of a liquidation of Natural Alternatives; provided, that anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to produce such Inventory, except labor and overhead associated with Tribal Nutrition work-in-process.

"Environmental Laws" means any and all applicable federal, state, provincial, foreign or local statutes, laws, rules, regulations, ordinances, codes, binding and enforceable guidelines, binding and enforceable written policies or rules of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, relating to the environment, the effect of the environment or employee health or relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

"Equipment" has the meaning prescribed for such term as defined by the UCC (which definition is incorporated herein by reference), wherever located, and whether now or hereafter existing, and all parts thereof, all accessions thereto and all replacements therefor. The Equipment includes, without limitation, with respect to a Person, all personal property used or useable by such Person in its business.

"Equipment Reserves" means, as of any date of determination, those reserves that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(a), to establish and maintain with respect to Eligible Equipment and the Equipment Subline Amount, including based on the results of appraisals.

"Equipment Subline Amount" means $3,618,000; provided, that such amount shall be permanently reduced by an amount equal to $60,300 on June 30, 2026, and on the last day of each month ending thereafter.

"Equity Interests" means, with respect to a Person, shares of capital stock, partnership interests, membership or limited liability company interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options, participations or other rights entitling the holder thereof to purchase or acquire any such interest, whether voting or nonvoting.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person, trade or business (whether or not incorporated) subject to ERISA whose employees are treated as being employed by the same employer as the employees of any Credit Party under Section 414(b) of the IRC, (b) any Person, trade or business (whether or not incorporated) subject to ERISA whose employees are treated as being employed by the same employer as the employees of any Credit Party under Section 414(c) of the IRC, (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party is a member under Section 414(m) of the IRC, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Credit Party and whose employees are aggregated with the employees of any Credit Party under Section 414(o) of the IRC.

"ERISA Benefit Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as to which any Credit Party or any ERISA Affiliate (a) is (currently or hereafter), or at any time during the immediately preceding six (6) years has, sponsored, maintained or contributed to on behalf of any of its employees or (b) has (currently or hereafter), or has had at any time within the preceding six (6) years, any liability (contingent or otherwise).

"Erroneous Payment" has the meaning specified therefor in Section 14.21 of this Agreement.

"Erroneous Payment Deficiency Assignment" has the meaning specified therefor in Section 14.21 of this Agreement.

"Erroneous Payment Impacted Loans" has the meaning specified therefor in Section 14.21 of this Agreement.

"Erroneous Payment Return Deficiency" has the meaning specified therefor in Section 14.21 of this Agreement.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" has the meaning prescribed by Section 10.1.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Excluded Account" means any (a) Deposit Account of a Credit Party used exclusively for payroll, payroll taxes and other employee wages and benefits payments to or for the benefit of the employees of any Credit Party; provided that the aggregate balance in all such accounts does not exceed the amount necessary to make the immediate succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of law or financial institution with respect to such accounts), (b) Deposit Accounts used exclusively for trust or similar purposes or for the collection or payment of sale or use taxes or other similar withholding taxes for which such a Deposit Account is required by law.

"Excluded Property" means, with respect to any Credit Party, collectively, (i) property of such Credit Party subject to Liens permitted by clauses (d), (m), or (n) of the definition of Permitted Liens solely in the event and to the extent that a grant or perfection of a Lien in favor of Administrative Agent on any such property is prohibited by or results in a breach or termination of, or constitutes a default under, the documentation governing such Liens or the obligations secured by such Liens (other than to the extent that such terms would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Administrative Agent's Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such terms or the obtainment of such consents, such property shall cease to constitute Excluded Property and shall be Collateral, (ii) any personal property lease, contract, permit, license, franchise or letter of credit right of such Credit Party, solely in the event and to the extent that a grant or perfection of a Lien on such personal property lease, contract, permit, license, franchise or letter of credit right is prohibited by applicable law or results in a breach or termination of, or constitutes a default under, any such personal property lease, contract, permit, license, franchise or letter of credit right (other than to the extent that such law or terms would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Administrative Agent's Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such law or terms or the obtainment of such consents, such personal property lease, contract, permit, license, franchise or letter of credit right shall cease to constitute Excluded Property and shall be Collateral, (iii) the voting equity interests of a CFC in excess of 65% of the voting rights of such CFC if a pledge of more than 65% of such voting equity would cause a material adverse tax impact to a Credit Party and (iv) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use trademark application shall cease to constitute Excluded Property and shall be Collateral.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or in the case of any Lender its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5(a) additional amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States Taxes resulting from such Recipient's failure to comply with Sections 3.5(d), (e) or (f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"Fiscal Month" means a calendar month.

"Fiscal Quarter" means one of four fiscal quarters of a Fiscal Year, each consisting of a period of three (3) consecutive Fiscal Months, with the first of such quarters beginning on the first day of a such Fiscal Year and the last of such quarters ending on the last day of such Fiscal Year.

"Fiscal Year" means Credit Parties' fiscal year for financial accounting purposes, beginning on July 1 and ending on June 30 of such year.

"Fixed Charge Coverage Ratio" means, for a Person on any date of determination, computed with respect to the operations of Natural Alternatives and its consolidated domestic Subsidiaries only, the ratio of (a) EBITDA plus (i) non-cash compensation expense, less (ii) unfinanced Capital Expenditures to (b) (i) taxes paid in cash, plus (ii) to the extent Distributions have not been reflected in a manner that reduced net income, Distributions that are made in cash and permitted pursuant to Section 9.10(ii), plus, (iii) Interest Expense paid in cash, plus (iv) principal payments made or required to be made on any and all long term Debt (other than in respect of the Revolving Loans prior to the Maturity Date), in each case determined for the Credit Parties on a consolidated basis in accordance with GAAP on a rolling twelve month basis on such date of determination, plus (v) payments made for the settlement of the PAGA Class Action; provided however, for all calculations of the Fixed Charge Coverage Ratio made prior to December 31, 2026, such calculation shall not be made on a rolling twelve month basis, but shall instead be made on a cumulative basis taking into account the number of months that have elapsed since January 1, 2026.

"Floor" means a rate of interest equal to 2.50%.

"Food Laws" means, collectively, (i) the Food and Drug Act; (ii) the Organic Foods Product Act of 1990 Act, as amended from time to time; and (iii) any other applicable federal, state and municipal, domestic and foreign law governing the safety, purity or labeling of food sold for human consumption from time to time; and, in respect of all such laws, all rules, regulations, standards, guidelines, policies and orders administered by the FDA or any comparable Governmental Authority.

"Food and Drug Act" means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301 et seq., as amended from time to time, together with any rules and regulations promulgated thereunder.

"Foreign Lender" means (a) if a Borrower is a U.S. Person, a Lender (with respect to such Borrower) that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender (with respect to such Borrower) that is resident or organized under the laws of jurisdiction other than that in which such Borrower is resident for tax purposes.

"Foreign Subsidiary" means a Subsidiary of a Credit Party organized under the laws of a jurisdiction not located in the United States.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

"General Intangibles" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and in any event includes, without limitation, all intangible personal property of every kind and nature (other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Securities Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights, Letters of Credit and money), including, without limitation, contract rights, business records, rights and claims against carriers and shippers, customer lists, registrations, licenses, franchises, tax refund claims, rights to indemnification, warranty or guaranty contract, claims for any damages arising out of or for breach or default under or in connection with any contract, rights to exercise or enforce remedies, powers and privileges under any contract and rights and claims to any amounts payable under any contract of insurance, including without limitation, business interruption, property, casualty, key employee life or any other insurance.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor" means, collectively, each direct or indirect Subsidiary of each Borrower (other than a Foreign Subsidiary), and includes each Person that is required to execute a Guaranty Agreement in favor of Administrative Agent after the Agreement Date pursuant to Section 8.16, and the successors and permitted assigns of each such Person.

"Guaranty" means, with respect to a Person, any direct or indirect guaranty by such Person of any Debt or other obligation of another Person or any obligation by such Person to purchase or acquire or otherwise protect or insure a creditor against loss in respect of Debt or other obligations of another Person, but excluding customary contractual indemnities in contracts made in the ordinary course of business or under organizational documents.

"Guaranty Agreement" means each Guaranty Agreement now or hereafter executed by a Guarantor in favor of Administrative Agent, for the benefit of Lender Parties, pursuant to which such Guarantor guarantees the payment and/or performance of all or any portion of the Obligations of the Borrowers, in form and substance acceptable to Administrative Agent in its Permitted Discretion, as amended, restated, supplemented or otherwise modified from time to time.

"Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

"Indemnified Claims" means any and all claims, demands, actions, causes of action, judgments, obligations, liabilities, losses, damages and consequential damages, penalties, fines, costs, fees, expenses, Lender Expenses and disbursements (including without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against, or incurred or paid by, an Indemnified Person at any time and from time to time, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral, the Loan Documents (including enforcement of Administrative Agent's, LC Issuer's or Lenders' rights thereunder or defense of Administrative Agent's, LC Issuer's or Lenders' actions thereunder), any Default or Event of Default or any acts or omissions taken by such Indemnified Person in connection with this Agreement or administration of the Loan Documents, other than in each case any of the foregoing arising from the gross negligence or willful misconduct of an Indemnified Person as finally determined by a court of competent jurisdiction.

"Indemnified Persons" means, collectively, Administrative Agent, Swing Lender, each Lender, each LC Issuer and each of their Affiliates, Equity Interest owners, officers, directors, members, managers, partners, employees, agents and representatives.

"Indemnified Taxes" means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) of this definition, Other Taxes.

"Installment Payment Date" means with respect to the Term Loan, the first day of each calendar month, commencing the first full month immediately following the funding of the Term Loan by the Lenders to the Borrowers and continuing thereafter until the earlier of the Termination Date or the date on which the Term Loan has been irrevocably paid in full.

"Instrument" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

"Intangible Assets" means, for any Person, assets that are treated as intangible pursuant to GAAP, including, without limitation: (a) obligations owing to such Person by its stockholders, officers, directors, members, managers, partners, employees, subsidiaries, Affiliates or any Person in which any such stockholder, officer, director, member, manager, partner, employee, subsidiary, or Affiliate owns any interest and (b) any asset which is intangible or lacks intrinsic or marketable value or collectability, including, without limitation, goodwill, noncompetition agreements, patents, copyrights, trademarks, franchises, organization or research and development costs.

"Interest Expense" means, for a Person for a period, total interest expense for such Person for such period, as determined in accordance with GAAP.

"Inventory" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, with respect to a Person, goods (including goods in-transit) that (a) are held or to be held by such Person for sale or lease or to be furnished under a contract of service, (b) are leased or to be leased by such Person as lessor or (c) consist of raw materials, work in process, finished goods or materials used or consumed in such Person's business.

"Investment" means, with respect to any Person, any investment made, directly or indirectly by such Person in, to or with respect to any other Person, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, whether by (a) Acquisition of shares of capital stock or other Equity Interests, indebtedness, securities or other obligations, (b) a loan, guarantee, advance, capital contribution or other like investment, or (c) any purchase or other Acquisition (or any commitment to make any such purchase or other Acquisition) of all or a material portion of the assets of (or any division or business line of) any other Person, in each case, whether made in cash, by the transfer of property or otherwise (including, without limitation, any joint venture relationship).

"Investment Property" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a security (whether certificated or uncertificated), security entitlement, securities account, commodity contract, or commodity account.

"IRC" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

"IRS" means the United States Internal Revenue Service.

"Joinder Agreement" has the meaning given to such term in Section 8.16.

"Juice+" means The Juice+ Company, LLC, a Tennessee limited liability company.

"Landlord Reserve" means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Administrative Agent, a reserve in an amount equal to 3 months' rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Administrative Agent so elects, the number of months' rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

"LC Application" means each application for a Letter of Credit.

"LC Collateral" has the meaning given to such term in Section 2.10(a).

"LC Conditions" has the meaning given to such term in Section 2.6.

"LC Issuer" means each issuer of a Letter of Credit. The LC Issuer may be any of Wells Fargo, any Affiliate of Wells Fargo, any other financial institution designated by Legacy to issue Letters of Credit and their successors.

"LC Obligations" means, at any time of determination, the sum of all Matured LC Obligations plus the aggregate maximum amount which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

"LC Payment Amounts" means, collectively, (a) all payments made by Borrowers to Administrative Agent, in immediately available funds, for payment of any Matured LC Obligations owing to Wells Fargo, and (b) all fees and expenses of Wells Fargo for and relating to the issuance, amendment and drawing of each such Letter of Credit that are paid by Borrower to Administrative Agent, in immediately available funds, pursuant to the terms of Section 3.2(c)(ii).

"LC Sublimit" means $2,000,000.

"LC Support" shall mean a guaranty, cash collateral or other support agreement in favor of Administrative Agent (for the benefit of Lender Parties), acceptable to Administrative Agent in its sole and absolute discretion, pursuant to which the payment or performance by Borrowers of their obligations under an LC Application and/or in respect of any Letter of Credit, including the obligation to reimburse LC Issuer for any payment made by the LC Issuer under such Letter of Credit, is guaranteed or otherwise assured to the Administrative Agent's sole satisfaction.

"Legacy" has the meaning set forth in the preamble hereto.

"Lender" and "Lenders" have the respective meanings set forth in the preamble hereto and shall include the Swing Lender and any other Person made a party to this Agreement in accordance with the provisions of Section 14.13.

"Lender Expenses" has the meaning prescribed by Section 14.5.

"Lender Parties" means, collectively, Administrative Agent, Swing Lender, LC Issuer and each Lender.

"Letter of Credit" means any standby or commercial letter of credit issued by LC Issuer at the application of a Borrower pursuant to the terms hereof.

"Letter of Credit Rights" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance and whether or not evidenced by a writing.

"Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, collateral assignment, charge, claim, or lien arising from a security agreement, mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, conditional sale, trust receipt, lease, consignment or bailment for security purposes or similar agreement, or any contingent or other agreement to provide any of the foregoing.

"Loan" means any loan or advance made by Lenders to Borrowers under this Agreement and includes Revolving Loans, the Term Loan and Swing Loans made by Swing Lender, and "Loans" means, collectively, all such loans and advances.

"Loan Documents" means this Agreement, each Deed of Trust, each Guaranty Agreement (if any), each Subordination Agreement, each Term Note (if any), each Revolving Note (if any), each Pledge Agreement (if any), each Control Agreement, each Collateral Access Agreement, each LC Application, each Letter of Credit, and any other documents, instruments or agreements heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise executed by any Credit Party in connection with the Obligations, the Collateral or any other aspect of the transactions contemplated by this Agreement, and in each case including any and all renewals, extensions, modifications, amendments, or restatements of any of the foregoing.

"Machinery" refers to Collateral that would be classified within the definition of "Equipment" but for the fact that such items have become so affixed to the related Real Property that an interest has arisen therein under real property law.

"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

"Material Adverse Effect" means the occurrence of any of the following: (i) a material adverse change in, or effect on, the business, assets, operations, prospects or financial condition of any Credit Party, (ii) a material impairment of the ability of any Credit Party to perform any obligations under the Loan Documents to which it is a party, (iii) a material adverse effect upon the Collateral or the validity, perfection or priority of Administrative Agent's Liens on the Collateral, or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

"Matured LC Obligations" means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be made under any Letter Credit and all other amounts due and owing to LC Issuer under any LC Application, to the extent such amounts have not been repaid to LC Issuer (with the proceeds of Revolving Loans or otherwise).

"Maturity Date" means May 18, 2029.

"Maximum Drawing Amount" means, at the time in question, the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

"Maximum Rate" means the maximum rate of interest permitted to be charged under Applicable Law from time to time in effect; provided, that in the event Applicable Law provides for an interest ceiling on any day under Chapter 303 of the Texas Finance Code, as amended (the "Texas Finance Code"), for that day the ceiling shall be the "monthly ceiling" as referred to and in effect from time to time under the provisions of Section 303.004 of the Texas Finance Code.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

"NAII Office Building" means the Real Property of Borrowers located at 1535 Faraday Avenue, Carlsbad, CA 92008.

"Net Amount" means, (a) with respect to an Eligible Account of any Borrower at any time, an amount equal to: (i) the gross amount of such Account less (ii) sales, excise or similar taxes, and all returns, discounts, claims, credits, rebates and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, (b) with respect to Eligible Inventory, Eligible Finished Goods Inventory, Eligible Raw Materials Inventory and Eligible Work-in-Process inventory at any time, the net orderly liquidation value of such Inventory, as determined pursuant to the most recent appraisal acceptable to Administrative Agent in its Permitted Discretion, (c) with respect to Eligible Equipment at any time, the forced liquidation value of such Equipment, as determined pursuant to the most recent appraisal acceptable to Administrative Agent in its Permitted Discretion (which, for the avoidance of doubt, as of the Agreement Date shall be the appraisal by GA Advisory & Valuation Services, LLC as of January 28, 2026) and (d) with respect to Term Loan Priority Collateral at any time, the fair market value thereof, as determined pursuant to the most recent appraisal acceptable to Administrative Agent in its Permitted Discretion.

"Obligations" means all obligations, liabilities and indebtedness now or hereafter owing by any Credit Party to any Lender Party pursuant to or otherwise arising in connection with this Agreement or any other Loan Documents, including, without limitation, all loan repayment obligations, accrued interest obligations (including interest that accrues after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), Indemnified Claims, Lender Expenses (including any fees or expenses that accrue after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), LC Obligations, premiums, fees, or guaranties arising out of, under, pursuant to, in connection with or evidenced by this Agreement or any other Loan Document, in each case, whether direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, including indebtedness, liabilities and obligations, if any, which may be assigned to or acquired by any Lender Party, and any and all renewals and extensions of the foregoing or of any part thereof.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transactions pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender of an interest in a Loan or Commitment after the date hereof (other than such an assignment made pursuant to any request of any Credit Party or during an Event of Default).

"PAGA Class Action" means the putative class action and separate Private Attorney General Act action filed by former employees against Natural Alternatives in December 2023 and August 2024, respectively.

"Participant Register" has the meaning given to such term in Section 14.13(e).

"Patriot Act" means the USA Patriot Act (Title III of Pub. L. 107–56), as amended, supplemented or replaced from time to time.

"Payment Intangibles" means all "payment intangibles" as defined in the UCC, which definition is incorporated herein by reference.

"Payment Recipient" has the meaning specified therefor in Section 14.21 of this Agreement.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

"Pension Funding Rules" means the rules of the IRC and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to ERISA Benefit Plans subject to Title IV of ERISA and set forth in Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

"Pension Plan" means any ERISA Benefit Plan subject to Title IV of ERISA or Section 412 of the IRC, other than a Multiemployer Plan.

"Percentage Share" means, with respect to any Lender, (a) unless otherwise specifically set forth therein, when used in Sections 2.1, 2.2 or 3.2, in any request for Loans pursuant to Section 2.2, or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender's name on Schedule 1.1 and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender's Loans at the time in question by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.

"Perfection Certificate" means any perfection certificate executed by the Credit Parties on and as of the Agreement Date which provides information with respect to the assets and/or property of such Credit Parties as of the Agreement Date and is in form acceptable to Administrative Agent in its Permitted Discretion and any additional similar perfection certificate delivered by one or more Credit Parties to the Administrative Agent after the Agreement Date pursuant to Section 8.16.

"Periodic Term SOFR Determination Day" has the meaning specified therefor in the definition of "Term SOFR".

"Permits" means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Permitted Debt" shall have the meaning given to such term in Section 9.5.

"Permitted Discretion" means a determination made by the Administrative Agent or a Lender Party (as applicable) in the exercise of its commercially reasonable business judgment (from the perspective of a secured asset-based lender).

"Permitted Dispositions" shall have the meaning given to such term in Section 9.8.

"Permitted Holders" means Mark LeDoux.

"Permitted Investment" means, with respect to any Credit Party, (a) advances made in connection with purchases of goods and services in the ordinary course of business, (b) acquisitions (not otherwise prohibited by this Agreement) of Equipment by such Credit Party for use in the ordinary course of business, (c) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business, (d) guarantees constituting Permitted Debt, (e) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America, that mature within one year from the date of acquisition thereof, (f) certificates of deposit maturing within one year from the date of acquisition, issued by a commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000, (g) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporate or P-1 from Moody's Investor Services Inc., (h) money market mutual funds so long as substantially all of the assets of such fund are comprised of securities of the type described in clauses (e), (f) and (g) above, (i) travel and similar advances to employees made in the ordinary course of business, and (j) ordinary extensions of credit and loans to customers buying goods, supplies and services in the ordinary course of business so long as not for longer periods than in the ordinary course of business and payable on customary trade terms for such Credit Party, (k) receivables owing to such Credit Party created or acquired in the ordinary course of business, so long as not for longer periods than in the ordinary course of business and payable on customary trade terms, (l) deposits of cash made in the ordinary course of business to secure the performance of contractual obligations that do not constitute Debt, and (m) equity Investments by any Credit Party in a Borrower which is required by law to maintain a minimum net capital requirement, as may be otherwise required by applicable law, or otherwise.

"Permitted Liens" means, with respect to any Credit Party, (a) Administrative Agent's Liens, (b) Liens for unpaid taxes, assessments or other governmental charges or levies that either (i) are not delinquent or (ii) do not have priority over the Administrative Agent's Liens and are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of such Credit Party in accordance with GAAP, (c) Liens, if any, described in Schedule 7.22, but only to the extent such Liens secure Permitted Debt existing on the Agreement Date and any Refinancing Debt, (d) Liens which constitute purchase money Liens and secure Debt permitted under clause (d) of Section 9.5, but only to the extent such Liens attach only to the property acquired by the incurrence of such purchase money secured Debt and proceeds thereof and such Liens only secure the Debt incurred to acquire such property or any related Refinancing Debt, (e) the interests of lessors or sublessors under operating leases entered into in the ordinary course of business and not prohibited by any other provision hereof, (f) statutory Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business of such Credit Party and not in connection with the borrowing of money, and which Liens are for sums not delinquent or sums being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of such Credit Party in accordance with GAAP, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (j) judgment liens in respect of judgments that do not constitute an Event of Default, (k) non-exclusive licenses of intellectual property rights granted by such Credit Party in the ordinary course of business, (l) with respect to real property, zoning restrictions, easements, rights of way, restrictions, reservations, declarations, licenses, covenants, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of such Credit Party, (m) Liens on cash deposits to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, insurance, leases, government contracts, trade contracts, performance and return of money bonds, letters of credit and other similar obligations (exclusive of obligations for the payment of borrowed money) entered into in the ordinary course of business, (n) security deposits to public utilities or to any municipalities or Governmental Authority or other public authorities when required by such utility, municipality, Governmental Authority or other public authority in connection with the supply of services or utilities, (o) statutory or common law rights of setoff of depository banks with respect to funds of Credit Parties at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with Deposit Accounts maintained by Credit Parties at such banks (but not any other Debt or other obligations) and customary bankers’ liens to the extent permitted by a Control Agreement, and (p) customary Liens securing letters of credit issued by an LC Issuer permitted hereunder and entered into in the ordinary course of business.

"Person" means any natural person, corporation, joint venture, limited liability company, general partnership, limited partnership, limited liability limited partnership, trust, land trust, unincorporated organization or Governmental Authority.

"Pledge Agreement" means, collectively, each Pledge Agreement now or hereafter executed by any Credit Party in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Credit Party pledges and grants to Administrative Agent, as security for such Credit Party's Obligations, a security interest in all or any portion of the Equity Interests owned by it, in form and substance acceptable to Administrative Agent in its Permitted Discretion, as amended, restated, supplemented or otherwise modified from time to time.

"Product" means any product, good, substance or material made, distributed or sold by any Borrower or any Subsidiary.

"Proprietary Rights" means collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational, foreign laws or otherwise, including, without limitation, inventions, invention disclosures, designs, blueprints, plans, specifications, licenses, permits, patents, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, applications and registrations for any of the foregoing, trade secrets, domain names, good will and all licenses and rights related to any of the foregoing, including, without limitation, all royalties, license fees or other payments due under or in respect of any of the foregoing, all extensions, renewals, reissues, divisions and continuations of any of the foregoing, and all rights to sue at law or in equity for past, present and future infringement, misappropriation, violation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

"Protective Advances" has the meaning set forth in Section 2.4.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 14.20 of this Agreement.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Credit Party and the improvements thereto.

"Real Property Collateral" means the Real Property identified on Schedule 7.17, including the Term Loan Priority Collateral and the NAII Office Building, and any Real Property hereafter acquired by any Credit Party.

"Recipient" means any of (a) the Administrative Agent, (b) the Swing Lender (c) any Lender or (d) LC Issuer, as applicable and "Recipients" means all of the foregoing collectively.

"Refinancing Debt" means, with respect to any Debt of any Person, refinancings, renewals, or extensions thereof so long as (a) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations or materially impair such Person's creditworthiness, (b) the terms of such refinancings, renewals and extensions are not less favorable to the obligor thereon or to the Lender Parties than the Debt so refinanced, renewed or extended (individually or in the aggregate), (c) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Debt so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Debt so refinanced, renewed, or extended, (e) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Debt so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to such Person, (f) if the Debt that is refinanced, renewed, or extended (or any Lien securing such Debt) was subordinated in right of payment or priority to the Obligations (or any Lien securing any Obligations), then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Parties as those that were applicable to the refinanced, renewed, or extended Debt and any Liens securing such Debt, and (g) the Debt that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than that Person or those Persons which were obligated with respect to the Debt that was refinanced, renewed, or extended.

"Register" has the meaning given to such term in Section 14.13(b).

"Relevant Governmental Body" means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

"Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to an ERISA Benefit Plan that is subject to Title IV of ERISA other than those events as to which the 30 day notice period is waived under 29 C.F.R. Sections 4043.22, .23, .25, .27 or .28.

"Reporting Date" means, with respect to any Schedule hereto, (i) initially, the Agreement Date and (ii) thereafter, the most recent date as to which such Schedule was updated or required to be updated, as applicable, in accordance with the terms hereof.

"Required Lenders" means (a) Administrative Agent and (b) Lenders whose aggregate Percentage Shares equal or exceed fifty-one percent (51%); provided, however, at any time there are two (2) or more Lenders, Required Lenders must include at least two (2) Lenders.

"Reserves" means, as of any date of determination, the Landlord Reserve, Equipment Reserves, and those other reserves that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(a) for purposes of calculating the Borrowing Base in such amounts and at such times and with respect to such matters and for such purposes as Administrative Agent deems appropriate without prior notice to Borrowers (but with notice as promptly thereafter as commercially practicable, which such notice shall not impact Administrative Agent’s ability to implement or the effectiveness of such Reserves), including reserves with respect to collection performance, slow moving or obsolete Inventory, Dilution of Accounts in excess of five percent (5.0%) (calculated at least monthly), contingencies, amounts a Borrower is or may be required to pay (such as taxes, freight and shipping charges, duties, insurance premiums, royalties, amounts owing to licensors, landlords, warehousemen, carriers, mechanics, materialmen, laborers or suppliers, sales and freight liabilities with respect to in-transit inventory, goods and services taxes, Harmonized Sales Tax, or ad valorem, excise, sales, or other taxes), wage lien requirements of any applicable State (including, without limitation, Wisconsin wage lien requirements), or any other matter in Administrative Agent's Permitted Discretion; provided that all such Reserves (including the amount and continued existence of such Reserves) shall bear a reasonable relationship to the circumstances, conditions, events or contingencies that are the basis for such Reserves. Notwithstanding anything herein to the contrary, Reserves shall not be directly duplicative of other reserves established and currently maintained or eligibility criteria contained in the definition of Eligible Account, Eligible Inventory, Eligible Finished Goods Inventory, Eligible Raw Materials Inventory, Eligible Work-in-Process Inventory and Eligible Equipment.

"Resolution Authority" means, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" means, for any Person, the chief executive officer, chief financial officer, or president of such Person and, in addition, with respect to a Borrowing Base Certificate or a Compliance Certificate, the treasurer of such Person or any other Person authorized by board resolution and approved by Administrative Agent in its Permitted Discretion.

"Revolving Credit Limit" means $20,000,000.

"Revolving Loans" has the meaning set forth in Section 2.1(a).

"Revolving Note" has the meaning set forth in Section 2.1(a).

"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Credit Party or any of their respective Subsidiaries or Affiliates.

"Securities Account" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Securities Intermediary" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference.

"Settlement" has the meaning set forth in Section 2.5(b)

"Settlement Date" has the meaning set forth in Section 2.5(b).

"Shareholder's Equity" means, as of any date, stockholder's or member's equity as determined in accordance with GAAP or, in the case of a partnership, a partner's partnership interest.

"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Loan" means each portion of a Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of "Base Rate").

"Solvent" means, when used with respect to any Person at any time of determination, that:

(a)         the assets of such Person, at a fair valuation, are in excess of the total amount of its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities); and

(b)         the present fair saleable value of such Person's assets is greater than the total amount of its existing debts (including contingent, subordinated, unmatured and unliquidated liabilities) as such debts become absolute and matured; and

(c)         such Person is then able and expects to be able to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they mature; and

(d)         such Person has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subordinated Debt" means Debt (whether secured or unsecured) that is subordinated to the Obligations pursuant to a Subordination Agreement, on terms acceptable to Administrative Agent in its Permitted Discretion, that does not have a final maturity on or before the date that is six months after the Maturity Date.

"Subordination Agreement" means any subordination agreement among Administrative Agent, the applicable Credit Party and the applicable third party creditor (including, without limitation, any Affiliate of such Credit Party), pursuant to which all obligations and indebtedness now or hereafter owing by such Credit Party to such creditor are subordinated to the Obligations in right of payment and claim, and all Liens securing such obligations and indebtedness are subordinated to Administrative Agent's Liens in the Collateral, in form and substance satisfactory to Administrative Agent in its Permitted Discretion.

"Subsidiary" means, with respect to a Person, any other Person of which more than 50% of the voting Equity Interests is owned or controlled directly or indirectly by such Person or one or more of its Subsidiaries, or a combination thereof; provided, that for the purposes of this definition, any Person that is required to be consolidated with a Credit Party in accordance with GAAP will be considered to be a Subsidiary of such Credit Party.

"Supported QFC" has the meaning specified therefor in Section 14.20 of this Agreement.

"Supporting Obligations" has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Property.

"Swing Lender" means Legacy or any successor Lender in such capacity.

"Swing Loan" has the meaning specified therefor in Section 2.2(b) hereof.

"Swing Loan Sublimit" means $5,000,000.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority or taxing authority thereof or therein, including any interest, additions to tax or penalties applicable thereto.

"Termination Date" means the earlier of (a) the Maturity Date, (b) the day on which the obligations of Lenders to make Loans hereunder have been terminated pursuant to Section 12.1 or (c) the day on which the Obligations first become due and payable in full (or, with the exception of contingent indemnity obligations for which no claim has been asserted, are paid in full) and the obligation of Lenders to make Loans hereunder are terminated.

"Termination Event" shall mean (i) a Reportable Event with respect to any ERISA Benefit Plan; (ii) the existence with respect to any ERISA Benefit Plan of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC); (iii) the withdrawal of any Credit Party or any ERISA Affiliate from an ERISA Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iv) the providing of notice of intent to terminate an ERISA Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (v) the institution by the PBGC of proceedings to terminate an ERISA Benefit Plan or Multiemployer Plan; (vi) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vii) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent under Section 4245 of ERISA or is in critical or endangered status within the meaning of Section 432 of the IRC; or (viii) the failure by any Credit Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules.

"Term Loan" has the meaning given to such term in Section 2.1(c).

"Term Loan Amount" means $11,000,000.

"Term Loan Priority Collateral" means the Real Property of Borrowers listed in Schedule 1.2 attached hereto.

"Term Note" has the meaning given to such term in Section 2.1(c).

"Term SOFR" means,

(a)         for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of each Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a tenor of one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a tenor of one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a tenor of one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a tenor of one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

"Testing Period" means, at any date of determination and except as otherwise provided herein, the most recently ended 12 consecutive Fiscal Months of Natural Alternatives ending on or prior to such date.

"Total Facility" means on any date of determination an amount equal to the sum of (a) the Revolving Credit Limit plus (b) the Term Loan Amount.

"Trading with the Enemy Act" shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

"Tribal Nutrition" means Tribal Nutrition, LLC, a Nevada limited liability company.

"UCC" means the Uniform Commercial Code in effect in the State of Texas, as amended from time to time.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a) and 2.12(b), in each case, such day is also a Business Day.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the IRC.

"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 14.20 of this Agreement.

"U.S. Tax Compliance Certificate" has the meaning given to such term in Section 3.5.

"Wells Fargo" means Wells Fargo Bank, National Association, and its successors.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2   Interpretive Provisions. Unless expressly provided otherwise, any term which is defined by the UCC, wherever used in this Agreement, shall have the same meaning as is prescribed by the UCC. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context indicates otherwise, references to "Section," "Subsection," "clause" "Schedule" and "Exhibit" are references to this Agreement. The term "documents" (if not capitalized as a defined term) includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation." Unless the context requires otherwise, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including." The term "discretion" when used in reference to a Person means, unless qualified by the word(s) "reasonable" or Permitted Discretion, the sole and absolute discretion of such Person, honestly determined by such Person under the circumstances. Unless otherwise expressly provided herein, references to agreements (including this Agreement) and other contractual documents shall be deemed to include all subsequent amendments, restatements and other modifications thereto, and references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among the parties, have been reviewed by counsel to each party and are the products of all parties, and in consideration thereof, it is agreed that they shall not be construed against either party solely because of such party's involvement in their preparation. Unless otherwise specified, any reference to time shall be deemed to mean Central Standard Time or Central Daylight Time, as applicable, as in effect in Dallas County, Texas. Notwithstanding anything to the contrary herein, any breach of a Financial Covenant shall be deemed to have occurred as of the last day of any applicable Testing Period regardless of when the financial statements or the related Compliance Certificate reflecting such breach are delivered to the Administrative Agent.

Borrowers will provide to Administrative Agent, concurrently with the delivery of each Compliance Certificate, updated versions, as necessary, of Schedules to this Agreement in accordance with the terms hereof. Such updated versions of the Schedules, once delivered for the current Reporting Date, will amend and restate the prior versions thereof as of such current Reporting Date. For the avoidance of doubt, no such updated version of the Schedules, once delivered on the current Reporting Date, shall cure or waive a breach for failure to update such Schedules on any prior Reporting Date.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Administrative Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change in GAAP with the intent of having the respective positions of the Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions immediately before such change in GAAP took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such change in GAAP had occurred.

Notwithstanding anything to the contrary herein, it is understood and agreed that the financial covenant calculations and the terms and conditions of this Agreement and the other Loan Documents shall apply only to, and to the operations of, Natural Alternatives and its domestic Subsidiaries.

Section 1.3   Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.4   Rates. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.13(a)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, and such transactions may be adverse to the Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
LOANS

Section 2.1    Loans.

(a)    Revolving Loans. Subject to the terms and provisions of this Agreement, Lenders agree to make advances to Borrowers from time to time during the period from the date of this Agreement to the Termination Date in an amount not exceeding such Lender's Percentage Share of the Availability as of such time of determination (such advances made by Lenders pursuant to this Section 2.1(a) collectively, the "Revolving Loans"); provided, that in no event shall the aggregate outstanding principal balance of the Revolving Loans plus all LC Obligations exceed the Revolving Credit Limit minus any Availability Block. Borrower may borrow, repay and re-borrow Revolving Loans from time to time, subject to the terms of this Agreement. Administrative Agent shall have the continuing right to establish and maintain any Reserves for purposes of calculating the Borrowing Base in such amounts and at such times and with respect to such matters and for such purposes as Administrative Agent deems appropriate in its Permitted Discretion without prior notice to Borrowers but with notice as promptly thereafter as is commercially practicable (which such notice shall not impact Administrative Agent’s ability to implement or the effectiveness of such Reserves). Any such Reserves are solely for purposes of calculating the Borrowing Base and do not constitute or represent cash funds. No Revolving Loans shall be evidenced by a note unless requested otherwise by a Lender, in which case such Lender's Revolving Loans shall be evidenced by a note executed by Borrowers in favor of such Lender (each, as amended, supplemented, restated or otherwise modified, a "Revolving Note") in form and substance reasonably satisfactory to Administrative Agent and such Lender.

(b)    [Reserved.]

(c)    Term Loan. Subject to the terms and provisions of this Agreement, each Lender agrees to make a term loan to Borrowers secured primarily by the Term Loan Priority Collateral (and, for the avoidance of doubt, secured in all respects by the Collateral) once all conditions precedent to the initial funding hereunder have been met in accordance with Sections 6.1 and 6.3 (such date, the "Term Loan Funding Date") in an amount equal to such Lender's Percentage Share of the Term Loan Amount (such term loan of Lenders collectively, the "Term Loan"). The principal of the Term Loan shall be payable to Administrative Agent, for the account of each Lender, in equal monthly installments on each Installment Payment Date in an amount equal to $61,111.11 (plus interest payable pursuant to Section 4.1). Amounts paid on the Term Loan may not be re-borrowed. The Term Loan shall not (and no portion of any Term Loan shall) be evidenced by a note unless requested by a Lender, in which case such Lender's Term Loan shall be evidenced by a note executed by Borrowers in favor of such Lender (each, as amended, supplemented, restated or otherwise modified, a "Term Note") in form and substance reasonably satisfactory to Administrative Agent and such Lender.

(d)    Accounting for Loans. Administrative Agent shall maintain, in accordance with its usual practice, electronic or written records evidencing the outstanding Obligations of each Borrower to each Lender, including without limitation the Obligations resulting from each Loan made by such Lender to each Borrower from time to time, and the amounts of principal and interest payable and paid to such Lender from time to time in respect of each Loan. The entries made in the electronic or written records maintained pursuant to this Section 2.1(d) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of the Borrowers to repay their respective Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 2.2    Request for and Making of Revolving Loans; Swing Loans.

(a)    Request for Revolving Loans. Borrower Representative shall request each Revolving Loan, on behalf of all Borrowers, by delivering to Administrative Agent a written Borrowing Notice, signed by a Responsible Officer of Borrower Representative, accompanied by a Borrowing Base Certificate complying with Section 8.5 and reflecting sufficient Availability. Unless otherwise agreed by Administrative Agent, each request for a Loan shall be irrevocable and, in order to be effective, must be received by Administrative Agent prior to 10:00 a.m., Dallas time, two (2) Business Days prior to the requested funding date, specifying (i) the amount of the requested Loan, and (ii) the requested funding date, which shall be a Business Day.

(b)    Making of Swing Loans. In the case of a request for a Revolving Loan (other than the initial Revolving Loan, which may not be funded through a Swing Loan) and so long as the aggregate outstanding amount of Swing Loans at such time does not exceed the Swing Loan Sublimit, after giving effect to the amount of collections or payments applied to Swing Loans since the last Settlement Date plus the amount of the current requested Revolving Loans, Swing Lender shall make Revolving Loans in the amount of such borrowing (any such advance made solely by Swing Lender pursuant to this Section 2.2(b) being referred to as a "Swing Loan" and such advances being referred to collectively as "Swing Loans") on the requested funding date applicable thereto (in lieu of any Revolving Loan that otherwise may be made by Lenders pursuant to such request) by transferring immediately available funds to the Designated Account; provided, however, upon the request from Borrower Representative, the Swing Lender may advance a Swing Loan to the Borrowers on the same day as the request therefor is made so long as such request is received by Swing Lender prior to 10:00 a.m., Dallas time, one (1) Business Day prior to the requested funding date. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other advances of Revolving Loans, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.2(c)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender reasonably believes that (i) one or more of the applicable conditions precedent set forth in Article VI will not be satisfied or waived on the requested funding date, or (ii) the requested borrowing would exceed the Availability on such funding date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article VI have been satisfied or waived on the funding date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Administrative Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans.

(c)     Making of Loans.

(i)    Promptly after receipt of a Borrowing Notice relating to a Revolving Loan pursuant to Section 2.2(a), and in any event not later than 1:00 p.m., Dallas time, on the Business Day such Borrowing Notice was received by Administrative Agent, and in the event that Swing Lender is not obligated to make a Swing Loan (with respect to a request for a borrowing of a Revolving Loan), Administrative Agent shall notify Lenders, by telecopy, telephone, or other similar form of transmission, of the requested borrowing. Each Lender shall make the amount of such Lender's Percentage Share of the requested borrowing available to Administrative Agent in immediately available funds, to an account designated by Administrative Agent, not later than 10:00 a.m., Dallas time, on the funding date applicable thereto. After Administrative Agent's receipt of the proceeds thereof, Administrative Agent shall make the proceeds thereof available to Borrowers on the applicable funding date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.2(c)(ii), Administrative Agent shall not be required to request any Lender to make, and no Lender shall have the obligation to make, any advance if (1) one or more of the applicable conditions precedent set forth in Article VI will not be satisfied on the requested funding date for the applicable borrowing unless such condition has been waived, or (2) the requested borrowing would exceed the Availability on such funding date or, after giving effect thereto, cause the aggregate principal amount outstanding of the Revolving Loans plus all LC Obligations to exceed the Revolving Credit Limit minus any Availability Block. Each Lender shall make the amount of such Lender's Percentage Share of the Term Loan available to Administrative Agent on the Agreement Date in immediately available funds to an account designated by Administrative Agent not later than 10:00 a.m., Dallas time on such date, and Administrative Agent shall make the Term Loan available to Borrowers by transferring immediately available funds equal to the Term Loan Amount to the Designated Account on such date; provided, however, that no Lender shall have the obligation to make its Percentage Share of the Term Loan and Administrative Agent shall not make the Term Loan available to Borrowers unless all conditions precedent set forth in Article VI have been satisfied in full (or waived by Administrative Agent and the appropriate Lenders).

(ii)    Unless Administrative Agent receives notice from a Lender prior to 9:00 a.m., Dallas time, on the date of a borrowing of any Loan, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrowers the amount of that Lender's Percentage Share of such borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the respective funding date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and if Administrative Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such funding date make such amount available to Administrative Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender's advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the funding date, Administrative Agent will notify Borrowers of such failure to fund and, upon demand by Administrative Agent, Borrowers shall pay such amount to Administrative Agent for Administrative Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans composing such borrowing. The failure of any Lender to make any advance on any funding date shall not relieve any other Lender of any obligation hereunder to make an advance on such funding date, but no Lender shall be responsible for the failure of any other Lender to make the advance to be made by such other Lender on any funding date.

(iii)    Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to a Defaulting Lender, Administrative Agent shall transfer any such payments to each other non-defaulting Lender Party ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's advance was funded by the other Lender Parties) or, if so directed by Borrower Representative and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's advance was not funded by the Lender Parties), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made advances to Borrowers. Subject to the foregoing, Administrative Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of a Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Percentage Share shall be deemed to be zero. This Section shall remain effective with respect to a Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Administrative Agent, and Borrowers shall have waived such Defaulting Lender's default in writing, or (z) such Defaulting Lender makes its Percentage Share of the applicable advance and pays to Administrative Agent all amounts owing by such Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by any Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Administrative Agent or to the Lenders other than a Defaulting Lender. Any such failure to fund by a Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers at their option, upon written notice to Administrative Agent by Borrower Representative, and without prejudice to any rights Borrowers may have against such Defaulting Lender as a result of such Defaulting Lender's breach of this Agreement, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder.

(iv)    Notwithstanding anything herein relating to the Lenders making funds available to the Administrative Agent and provisions relating to Defaulting Lenders, so long as the Administrative Agent is the sole Lender hereunder, subject to the terms and conditions set forth herein (including, without limitation, any condition precedent to the making of any Loan), Administrative Agent shall fund the proceeds of such requested Loan into the Designated Account on the applicable funding date.

(d)    Disbursement of Proceeds; Borrower Representative. Unless otherwise requested by Borrower Representative and agreed by Administrative Agent, the proceeds of each Loan, when funded, shall be disbursed by Administrative Agent to the Designated Account. Each Borrower shall have the full benefit of and access to each Loan made hereunder. Each Borrower (other than Natural Alternatives) hereby designates and appoints Natural Alternatives to act as Borrower Representative for and on behalf of it for purposes of requesting Loans, requesting Letters of Credit and for all other purposes hereunder and under the other Loan Documents for which Borrower Representative acts from time to time. The agency relationship established pursuant to this Section 2.2(d) is for administrative convenience only and such agency relationship shall not extend to any matter outside the scope of the Loan Documents.

(e)    Joint and Several Obligations. Each Borrower hereby agrees that the Obligations under this Agreement and the other Loan Documents are joint and several obligations of each Borrower.

(f)    No Fraudulent Conveyances. Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations and the Liens granted by Borrowers to secure the Obligations not constitute a "Fraudulent Conveyance" (as defined below). Consequently, the Lender Parties and Borrowers agree that if the Obligations of a Borrower, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the Liens securing such Obligations shall, to the fullest extent permitted by Applicable Law, be valid and enforceable only to the maximum extent that would not cause such Obligations or such Liens to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

Section 2.3   Deemed Request for Revolving Loans. Each Borrower irrevocably authorizes the Administrative Agent, on behalf of each Lender, at its election and without necessity for request by any Borrower, to make a Revolving Loan to Borrowers in an amount equal to any amount due and owing by Borrowers pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and Lender Expenses, and to apply the proceeds thereof in payment of such Obligations. Any such Revolving Loans shall be secured by the Collateral and shall be included in the Obligations.

Section 2.4   Protective Advances. Upon the occurrence and during the continuance of a Default or an Event of Default, Administrative Agent is authorized to request, from time to time in its discretion (but without any obligation to do so), that Lenders make, and upon each such request Lenders shall make, Revolving Loans to Borrowers which Administrative Agent deems necessary or appropriate to preserve or protect the Collateral, or any portion thereof, or to enhance the likelihood of collection of any of the Obligations ("Protective Advances"). All such Revolving Loans shall be secured by the Collateral and shall be included in the Obligations.

Section 2.5   Settlement of Swing Loans. It is agreed that each Lender's funded portion of the Loans is intended by the Lenders to equal, at all times, such Lender's Percentage Share of the outstanding Loans. Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans and the Swing Loans shall take place on a periodic basis in accordance with this the following provisions:

(a)    Administrative Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent on behalf of Swing Lender, with respect to the outstanding Swing Loans, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m., Dallas time, on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including, without limitation, Swing Loans) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (y) if a Lender's balance of the Revolving Loans (including Swing Loans) exceeds such Lender's Percentage Share of the Revolving Loans (including Swing Loans) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m., Dallas time, on the Settlement Date, transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Percentage Share of the Revolving Loans (including Swing Loans), and (z) if a Lender's balance of the Revolving Loans (including Swing Loans) is less than such Lender's Percentage Share of the Revolving Loans (including Swing Loans) as of a Settlement Date, such Lender shall no later than 12:00 p.m., Dallas time, on the Settlement Date transfer in immediately available funds to the account designated by the Administrative Agent, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Percentage Share of the Revolving Loans (including Swing Loans). Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans and, together with the portion of such Swing Loans representing Swing Lender's Percentage Share thereof, shall constitute advances of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(b)    In determining whether a Lender's balance of the Revolving Loans (including Swing Loans) is less than, equal to, or greater than such Lender's Percentage Share as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(c)    Between Settlement Dates, Administrative Agent, to the extent Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any collections or payments received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Swing Loans.

Section 2.6   Letters of Credit.

(a)    Requesting Letters of Credit. Subject to the terms and conditions hereof, any Borrower may at any time prior to the Termination Date request LC Issuer to issue, or to amend or extend the expiration date of one or more Letters of Credit so long as the following conditions are met (collectively, the "LC Conditions"): (i) the amount of the requested Letter of Credit does not exceed Availability and would not cause the aggregate amount of the LC Obligations, plus the aggregate outstanding principal balance of the Revolving Loans, to exceed the Revolving Credit Limit minus any Availability Block; (ii) the amount of LC Obligations, after taking such Letter of Credit into account, does not exceed the LC Sublimit; (iii) the expiration date of such Letter of Credit is not more than one year after such Letter of Credit's date of issuance and in no event later than the date that is 30 days prior to the Maturity Date (unless satisfactorily Cash Collateralized); (iv) such Letter of Credit is to be used for general corporate purposes of Borrowers and is not directly or indirectly used to assure payment of or otherwise support any Debt of any Person or an employment contract; (v) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject Administrative Agent or LC Issuer to any cost which is not reimbursable under Article III; (vi) the form and terms of such Letter of Credit are acceptable to Administrative Agent and LC Issuer in their sole and absolute discretion, and (vii) Administrative Agent shall have received such LC Support as Administrative Agent, in the exercise of its sole discretion, shall have requested and (viii) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

(b)    Application of UCP or ISP. Each Letter of Credit shall provide for the payment of sight drafts, other written demands for payment or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein. Each standby Letter of Credit and subsequent revision thereof shall be subject either to the Uniform Customs and Practice for Documentary Credits ("UCP") as most recently published by the International Chamber of Commerce or the International Standby Practices (ISP98 International Chamber of Commerce Publication Number 590). Each commercial Letter of Credit and subsequent revisions thereof shall be subject to the UCP.

(c)    Effect of Defaulting Lender. In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the LC Issuer shall not be required to issue or arrange for such Letter of Credit to the extent the LC Issuer has not otherwise entered into arrangements reasonably satisfactory to it to eliminate the LC Issuer's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender's Percentage Share of the LC Obligations in respect of such Letter of Credit in accordance with Section 2.10.

(d)    Issuance. Borrowers hereby acknowledge and agree that the issuance of any standby or commercial Letter of Credit by an LC Issuer is subject to the approval of such LC Issuer in its sole discretion on a case-by-case basis and that, if such approval is denied, such Letter of Credit will not be issued.

Section 2.7   Requesting Letters of Credit. The applicable Borrower must make written application to the Administrative Agent and LC Issuer for any Letter of Credit (or amendment or extension of a Letter of Credit) by delivering to Administrative Agent and LC Issuer an executed LC Application and such other documents and instruments as are customarily required by LC Issuer for the issuance of a letter of credit of equivalent type and amount on or prior to 10:00 a.m. Dallas time at least three Business Days before the date which such Borrower desires for LC Issuer to issue such Letter of Credit (or such shorter period as may be acceptable to LC Issuer). By making any such written application, Borrowers shall be deemed to have represented and warranted to Administrative Agent and LC Issuer that the LC Conditions described in Section 2.6 will be met as of the date of issuance of such Letter of Credit. Administrative Agent will either issue (in its capacity as LC Issuer) or will cause the issuance by another LC Issuer of such Letter of Credit that is a standby Letter of Credit on the third Business Day after request by the applicable Borrower therefor (or such later date as requested in such request or such earlier date as may be agreed to by the applicable LC Issuer), so long as the LC Conditions for such Letter of Credit have been met. Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with a Borrower's instructions or other irregularity, Borrowers will immediately notify Administrative Agent and LC Issuer. Borrowers hereby authorize and direct the LC Issuer to name the Borrower that requested any Letter of Credit as the "applicant" or "account party" of such Letter of Credit. If Administrative Agent is not the LC Issuer of any Letter of Credit, Borrowers hereby authorize and direct the LC Issuer to deliver to Administrative Agent all instruments, documents, and other writings and property received by the LC Issuer pursuant to such Letter of Credit and to accept and rely upon Administrative Agent's instructions and agreements with respect to all matters arising in connection with such Letter of Credit, the application therefor, or any acceptance therefor.

Section 2.8   Reimbursement and Participations.

(a)    Reimbursement. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Administrative Agent will promptly notify Borrowers. Each Borrower hereby promises to pay to Administrative Agent, for the benefit of LC Issuer, on demand, the full amount of each Matured LC Obligation (and Administrative Agent shall promptly pay to the applicable LC Issuer any such amounts received by it owing to such LC Issuer); provided that, each drawing under a Letter of Credit shall constitute a request by Borrowers for a Swing Loan (which Swing Loan shall not be subject to the provisions of either (x) Section 2.2(b) regarding the Swing Loan Sublimit if such Swing Loan would cause the Swing Loan Sublimit to be exceeded or (y) Article VI) in the amount of such drawing and Swing Lender shall automatically disburse such Swing Loan in reimbursement to the LC Issuer (i) on the same date of such drawing if made prior to 1:00 p.m., Dallas time, and (ii) on the next succeeding Business Day if made on or after 1:00 p.m., Dallas time. The obligation of Borrowers to reimburse the Administrative Agent for the account of LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrowers may have at any time against any beneficiary or any such transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (v) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrowers' obligations under this Section 2.8 to reimburse the LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by Applicable Law) suffered by Borrowers that are caused by the Administrative Agent's or the LC Issuer's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in determining whether drafts and the other documents presented under a Letter of Credit comply with the terms thereof. All LC Payment Amounts received by Administrative Agent shall be paid to the applicable LC Issuer in accordance with the terms of this Section 2.8. The Administrative Agent shall indemnify the Borrowers for all LC Payment Amounts that it receives in immediately available funds that are not paid to the applicable LC Issuer in accordance with the terms hereof.

(b)    Participation. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and to induce LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender's own account and risk, an undivided interest equal to such Lender's Percentage Share of LC Issuer's obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees that, if a Matured LC Obligation is paid under any Letter of Credit for which an LC Issuer is not reimbursed in full by Borrowers in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Revolving Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to Administrative Agent, for the benefit of LC Issuer, on demand, in immediately available funds, such Lender's Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrowers), which such amounts shall be deemed to be a Revolving Loan advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 2.2(b) or Article VI) and shall bear interest at the then applicable rate to Revolving Loans. Each Lender's obligation to pay Administrative Agent pursuant to the terms of this subsection is irrevocable and unconditional.

Section 2.9   No Duty to Inquire.

(a)    Release and Indemnity. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. To the fullest extent permitted by Applicable Law, each Borrower releases each Indemnified Person from, and agrees to hold each Indemnified Person harmless from and indemnified against, any Indemnified Claims in connection with or arising out of the issuance, acceptance or payment of any Letter of Credit, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH INDEMNIFIED CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PERSON; provided however, that that no Indemnified Person shall be entitled to indemnification for that portion, if any, of any claim, demand, action, cause of action, judgment, obligation, liability, loss, damage, penalty, fine, cost, fee, expense, or disbursement which is proximately caused by its own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.

(b)    Binding Effect. If the maturity of any Letter of Credit is extended by its terms or by Applicable Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of Borrower Representative, or if the amount of any Letter of Credit is increased at the request of Borrower Representative, this Agreement shall be binding upon each Borrower with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, any Lender Party, or any of their correspondents in accordance with such extension, increase or other modification.

(c)    Transfers. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and, to the fullest extent permitted by Applicable Law, each Borrower releases each Indemnified Person from, and agrees to hold each Indemnified Person harmless from and indemnified against, any Indemnified Claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH INDEMNIFIED CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PERSON; provided however, that no Indemnified Person shall be entitled to indemnification for that portion, if any, of any claim, demand, action, cause of action, judgment, obligation, liability, loss, damage, penalty, fine, cost, fee, expense, or disbursement which is proximately caused by its own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 2.10  LC Collateral.

(a)    Cash Collateral. If, after the making of all mandatory prepayments required under Section 4.2 and reimbursement of the LC Issuer by the Swing Lender or Administrative Agent, as applicable, pursuant to Section 2.8, the outstanding LC Obligations plus the outstanding Revolving Loans and Swing Loans would exceed the lesser of (i) the Borrowing Base or (ii) the Revolving Credit Limit minus any Availability Block, Borrowers will immediately pay to Administrative Agent, for the benefit of LC Issuer and the other Lender Parties, an amount equal to such excess. Administrative Agent will hold such amounts as security for the remaining LC Obligations and other Obligations (all such amounts, and all amounts delivered to Administrative Agent pursuant to the next sentence of this Section 2.10(a) and all Cash Collateral delivered to Administrative Agent as LC Support pursuant to Section 2.5(a), being herein collectively called "LC Collateral"). LC Collateral may be applied from time to time to any Matured LC Obligations or other Obligations which are due and payable. If the Obligations or any part thereof become immediately due and payable pursuant to Section 11.1 then all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and, to the extent not already previously delivered as LC Support pursuant to Section 2.5(a), Borrowers shall be obligated to pay to Administrative Agent, on behalf of LC Issuer and the other Lender Parties, immediately an amount equal to one-hundred and five percent (105%) of the aggregate LC Obligations which are then outstanding to Cash Collateralize the LC Obligations, which amount shall be held by Administrative Agent as LC Collateral securing the remaining LC Obligations and the other Obligations, and such LC Collateral may be applied from time to time to any Matured LC Obligations or any other Obligations which are due and payable. This Section 2.10(a) shall not limit or impair any rights which Administrative Agent or LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any LC Application or any rights which any Lender Party may have to otherwise apply any payments by Borrowers and any LC Collateral hereunder.

(b)    Investment of LC Collateral. Pending application thereof, LC Collateral may be invested by Administrative Agent in such investments as Administrative Agent may choose in its Permitted Discretion. All interest on (and other proceeds of) such investments shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower's reimbursement obligations in connection therewith have been satisfied in full, Administrative Agent shall release any remaining LC Collateral to Borrower Representative. Borrowers hereby assign and grant to Administrative Agent, on behalf of Lender Parties, a continuing security interest in all LC Collateral paid by them to Administrative Agent, all investments purchased with such LC Collateral, and all proceeds thereof to secure the Matured LC Obligations and the Obligations under this Agreement and the other Loan Documents, and Borrowers agree that such LC Collateral, investments and proceeds shall be subject to all of the terms and conditions of the Loan Documents. Borrowers further agree that LC Issuer shall have all of the rights and remedies of a secured party under the UCC with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

(c)    When Borrowers are required to provide LC Collateral for any reason and fail to do so on the day when required, Administrative Agent may, without prior notice to any Borrower or any other Credit Party, provide such LC Collateral (whether by application of proceeds of other Collateral or otherwise) using any available funds of Borrowers or any other Person also liable to make such payments. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Loan Document, be considered past due Obligations owing hereunder, and Administrative Agent is hereby authorized to exercise its respective rights hereunder and under the other Loan Documents to obtain such amounts.

Section 2.11 Third Party Beneficiary. The parties hereto hereby agree that regardless of whether any LC Issuer is a signatory to this Agreement, the terms and provisions of this Agreement relating to the LC Issuer and any Letters of Credit issued by such LC Issuer (and any security therefor) are and shall be for the benefit of such LC Issuer as a third party beneficiary hereof.

Section 2.12 Cross Guaranty.

(a)    Guaranty. Each Borrower (each referred to in this Section individually as a "Co‑Borrower" and collectively, as the "Co-Borrowers") hereby agrees that it is liable for, and hereby irrevocably, absolutely and unconditionally guarantees to Administrative Agent (for the benefit of the Lender Parties) and to the Lender Parties the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations and other amounts owed or hereafter owing to the Lender Parties under this Agreement and the other Loan Documents by the other Co‑Borrowers. Each Co-Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section shall not be discharged until indefeasible payment and performance, in full, of the Obligations and other amounts owed or hereafter owing under this Agreement has occurred, and that its obligations under this Section shall be absolute and unconditional, irrespective of, and unaffected by:

(i)     the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document;

(ii)    the absence of any action to enforce this Agreement (including this Section) or any other Loan Document or the waiver or consent by Administrative Agent or the other Lender Parties with respect to any of the provisions hereof or thereof;

(iii)    the existence, value or condition of, or failure to perfect its security interest in or lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent in respect thereof (including the release of any such security);

(iv)    the insolvency of any Co-Borrower; or

(v)     any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Co-Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations and other amounts guaranteed hereunder.

(b)    Waivers. Each Co-Borrower expressly waives, to the fullest extent permitted by Applicable Law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to subrogation, to compel Administrative Agent or any other Lender Party to marshal assets or to proceed in respect of the Obligations and other amounts guaranteed hereunder against any other Co-Borrower, any other party or against any security for the payment and performance of the Obligations and other amounts before proceeding against, or as a condition to proceeding against, such Co-Borrower.

(c)    Benefit of Guaranty. Each Co-Borrower agrees that the provisions of this Section are for the benefit of each Lender Party and its successors, transferees, endorsees and assigns.

(d)    Election of Remedies. If Administrative Agent (on behalf of the Lender Parties), under Applicable Law, proceeds to realize its benefits under any of the Loan Documents giving Administrative Agent a security interest in or lien upon any Collateral, whether owned by any Co-Borrower or by any Guarantor, either by judicial foreclosure or by non judicial sale or enforcement, Administrative Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of the rights and remedies under this Section. If, in the exercise of any of its rights and remedies, Administrative Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Co-Borrower or any other Guarantor, whether because of any applicable laws pertaining to "election of remedies" or the like, each Co-Borrower hereby consents to such action by Administrative Agent and waives any defense to the Administrative Agent's enforcement of remedies based upon such action, to the fullest extent permitted by Applicable Law. Any election of remedies that results in the denial or impairment of the right of Administrative Agent to seek a deficiency judgment against any Co-Borrower shall not impair any other Co-Borrower's obligation to pay the full amount of the Obligations and other amounts owed or hereafter owing under this Agreement.

(e)    Liability Cumulative. The liability of Co-Borrowers under this Section is in addition to and shall be cumulative with all liabilities of each Co-Borrower to Administrative Agent and the other Lender Party under this Agreement and other Loan Documents to which such Co-Borrower is a party or in respect of any Obligations or obligation of the other Co-Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(f)    Limitation of Liability. Notwithstanding anything in this Section to the contrary, the liability of each Co-Borrower as a Guarantor hereunder shall, to the fullest extent permitted by Applicable Law, be limited to the maximum amount of liability that can be incurred without rendering such Person's guaranty hereunder voidable under Applicable Law relating to fraudulent transfer or fraudulent conveyance, and not for any greater amount.

(g)    California Real Property. Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower's right to proceed against any other Credit Party.  In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full (with the exception of contingent indemnity obligations for which no claim has been asserted):

(i)    all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)    all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that:  (A) Administrative Agent and the other Lender Parties may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Credit Party, and (B) if Administrative Agent, on behalf of the Lender Parties, forecloses on any Real Property Collateral pledged by any Credit Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Parties may collect from the Credit Parties even if, by foreclosing on the Real Property Collateral, Administrative Agent or the other Lender Parties have destroyed or impaired any right the Borrowers may have to collect from any other Credit Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii)    all rights and defenses arising out of an election of remedies by Administrative Agent and the other Lender Parties, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers' rights of subrogation and reimbursement against any other Credit Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

Section 2.13  Interest Rate Provisions.

(a)    Special Provisions Applicable to Term SOFR.

(i)    Term SOFR may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender (other than Taxes which shall be governed by Section 3.5), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Term SOFR. In any such event, the affected Lender shall give Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.13).

(ii)    Subject to the provisions set forth in Section 2.13 below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (y) (i) in the case of any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted to Base Rate Loans on the last day of the Interest Period of such SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender's notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)     Benchmark Replacement Setting.

(A)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower Representative may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13 will occur prior to the applicable Benchmark Transition Start Date.

(B)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C)    Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (1) the implementation of any Benchmark Replacement, and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. Administrative Agent will notify Borrower of the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(D)    Benchmark Unavailability Period. Upon Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, (1) Borrower may revoke any pending request for a borrowing of SOFR Loans to be made during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of Base Rate Loans, and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period, the component of the Base Rate based upon the then-current Benchmark, as applicable, will not be used in any determination of the Base Rate.

(b)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

ARTICLE III
INTEREST, FEES, REIMBURSEMENTS

Section 3.1    Interest.

(a)    Except as otherwise provided herein, all outstanding Loans shall bear interest at a per annum rate equal to the lesser of (1) Term SOFR plus the Applicable Margin and (2) the Maximum Rate; provided, that following notice to Borrower in accordance with Section 2.13(a)(ii) hereof, all Obligations that have been charged to the Loan Account pursuant to the terms hereof (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to the lesser of (A) the Base Rate plus the Applicable Margin or (B) the Maximum Rate. For avoidance of doubt, Borrower does not have the right to convert Loans to Base Rate Loans, and Base Rate Loans will be made only in the circumstances specified in Section 2.13(a)(ii).

(b)    At any time when any Default or Event of Default has occurred and is continuing, effective as of the date on which such Default or Event of Default occurred and continuing for so long as any such Default or Event of Default is continuing, at the option of Administrative Agent or the Required Lenders, all Obligations shall bear interest at a rate per annum equal to the Default Rate applicable thereto.

(c)    Subject to Section 3.6, interest shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year).

(d)    In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.2   Fees. Subject to the terms of this Agreement:

(a)    Commitment Fee. In consideration of each Lender's commitment hereunder to make Revolving Loans and the Term Loan, Borrowers agree to pay to the Administrative Agent, for the account of each Lender in accordance with its Percentage Share, a commitment fee, which amount shall be payable on the Agreement Date, in an amount equal to one percent (1.00%) multiplied by such Lender's Percentage Share of the Total Facility.

(b)    Unused Line Fee. Borrowers agree to pay to Administrative Agent, for the account of each Lender in accordance with its Percentage Share, an unused line fee determined on a daily basis, payable on the first day of each month, in an amount equal to five tenths of a percent (0.50%) per annum multiplied by such Lender's Percentage Share of the amount by which the Revolving Credit Limit exceeded the sum of the average daily outstanding amount of Revolving Loans and outstanding Letters of Credit during the immediately preceding calendar month, or shorter period if calculated on the Termination Date (prorated for a partial calendar month). Such fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All payments on the Revolving Loans received by Administrative Agent shall be deemed to be credited to the Revolving Loans immediately upon receipt for purposes of calculating the amount payable pursuant to this Section 3.2(b).

(c)    Letter of Credit Fees.

(i)    In consideration of Administrative Agent's commitment to issue Letters of Credit and each Lender's agreement to purchase a risk participation in each Letter of Credit issued by any LC Issuer, Borrowers will pay to Administrative Agent: for the account of Administrative Agent, a letter of credit fronting fee, determined on a daily basis, in an amount equal to the applicable interest rate for Revolving Loans multiplied by the Maximum Drawing Amount for all outstanding Letters of Credit. Such letter of credit fees shall be due and payable monthly in arrears on the first day of each month and on the Termination Date (and shall be prorated for any partial calendar month).

(ii)    Borrowers will pay to Administrative Agent, for the account of such LC Issuer, all customary fees and expenses of such LC Issuer for and relating to the issuance, amendment and drawing of each such Letter of Credit. For the avoidance of doubt, this paragraph is subject to the provisions of Section 2.8.

(d)    Collateral Monitoring Fee. Borrowers shall pay to Administrative Agent, for the account of Administrative Agent, a monthly collateral monitoring fee in the amount of $2,500 for each calendar month, or portion thereof, during the term of this Agreement. The collateral monitoring fee for each calendar month shall be due and payable in arrears on the first day of each calendar month and on the Termination Date, and shall be prorated for any partial calendar month.

Section 3.3    Increased Costs and Reduced Return.

(a)    Increased Costs. If any Change in Law shall (i) subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on any Loan, Loan principal, Letters of Credit, the Commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto, (ii) impose or modify any reserve, special deposit, compulsory loan, insurance charge, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Recipient (except any reserve requirement reflected in Term SOFR) or (iii) impose on any Recipient any condition, cost or expense (other than Taxes) affecting this Agreement, any Letter of Credit or any extensions of credit or commitments hereunder, and the result of any of the foregoing is to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loans (or of maintaining its obligation to make any Loan), to increase the cost to such Recipient of issuing or maintaining any Letter of Credit (or of maintaining the obligation to participate in or issue any Letter of Credit) or to reduce any amount received or receivable by such Recipient under this Agreement (whether of principal, interest or any other amount), then upon written demand by such Recipient (with a copy to Administrative Agent and which demand shall be delivered to Borrower Representative and accompanied by a statement setting forth the basis for such demand and calculation of the amount thereof in reasonable detail), Borrowers shall promptly pay to such Recipient such amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Recipient determines that any Change in Law affecting such Recipient, any lending office of such Recipient or such Recipient's holding company regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Recipient's capital or on the capital of such Recipient's holding company as a consequence of this Agreement, the Commitment of, the Loans made by, or the Letters of Credit issued by such Recipient, to a level below that which such Recipient or such Recipient's holding company could have achieved but for such Change in Law (taking into consideration such Recipient's policies and the policies of such Recipient's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Recipient such additional amount or amounts as will compensate such Recipient or such Recipient's holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. Demand of any Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay the applicable Recipient the amount shown as due on any such certificate (which certificate shall be accompanied by a statement setting forth the basis for such demand and calculation of the amount thereof in reasonable detail), within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient's right to demand such compensation; provided that, the Borrowers shall not be required to compensate any Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Recipient notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Recipient's demand for compensation therefor (except that, if the Change in Law giving rise to such increased costs and/or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.4   Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Lenders, Swing Lender or their applicable lending office to make, maintain or fund Loans hereunder, then Administrative Agent shall promptly notify Borrower Representative thereof and Lenders' and Swing Lender's obligation to make Loans shall be suspended until such time as Lenders and Swing Lender may again make, maintain and fund Loans.

Section 3.5   Taxes.

(a)    Indemnified Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, except as required by Applicable Law (which, for purposes of this Section 3.5, includes FATCA).  If any Applicable Law requires the deduction or withholding of any Tax from any payment by any Credit Party, then Credit Parties agree:  (i) to timely pay the full amount of such Taxes to the relevant Governmental Authority in accordance with Applicable Law; (ii) provide a copy of the receipt or other evidence of payment of such Tax to the Administrative Agent and (iii) if the applicable Tax withheld is an Indemnified Tax, then the sum payable by Credit Parties shall be increased as necessary so that after such deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 3.5(a)), each applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.  Without duplication of any other obligation set forth in this Section 3.5 or in Section 3.3, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.  As soon as practicable after any payment of Taxes by the Credit Parties to a Governmental Authority pursuant to this Section 3.5, the Credit Parties shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)    Indemnification by Credit Parties. Each Credit Party hereby agrees to indemnify, to the fullest extent permitted by Applicable Law, each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including, without limitation, reasonable attorneys' fees incurred in connection therewith), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Recipient (with a copy to the Administrative Agent if such Recipient is not Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(c)    Recipient Indemnity. Each Recipient (other than Administrative Agent) shall severally indemnify, to the fullest extent permitted by Applicable Law, the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Recipient (but only to the extent that the Credit Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) and (ii) any Excluded Taxes attributable to such Recipient, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto (including, without limitation, reasonable attorneys' fees incurred in connection therewith), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any such Recipient by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5(c).

(d)    Exemptions. If a Recipient is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Recipient agrees with and in favor of Credit Parties and Administrative Agent to deliver to the Borrower Representative and the Administrative Agent one of the following before receiving its first payment under this Agreement:

(i)     if such Recipient is a U.S. Person, executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(ii)    if such Recipient is a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(iii)    if such Recipient is a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(iv)    if such Recipient is a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC, a "10 percent shareholder" of any Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the IRC (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(v)     if such Recipient is a Foreign Lender that is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner.

(e)    Foreign Lenders. Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the relevant recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(f)    FATCA Withholding. If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Recipient shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(f), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(g)    Update of Forms and Certifications. Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h)    Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes that were paid by Credit Parties pursuant to this Section 3.5, so long as no Event of Default has occurred and is continuing, it shall pay an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Indemnified Taxes giving rise to such refund) to Credit Parties, net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Credit Parties, upon request of such Recipient, agrees to repay the amount paid to Credit Parties (plus any penalties, interest or other charges imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Recipients hereunder) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(h), in no event will any Recipient be required to pay any amount to Credit Parties pursuant to this Section 3.5(h) if such payment would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Indemnified Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Parties or any other Person.

(i)    For the purposes of this Section 3.5 and the application of any definitions therein, any LC Issuer shall be treated as a Lender.

(j)    Survival of Obligations. Each party's obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Recipient, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 3.6    Maximum Interest; Controlling Limitation.

(a)    Maximum Interest. If the rate of interest on the Obligations, absent the limitations set forth in this Section 3.6, would at any time exceed the Maximum Rate, then the actual rate of interest shall be the Maximum Rate, and, if in the future, the interest rate would otherwise be less than the Maximum Rate, then the interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.6, have been paid or accrued if the interest rate otherwise provided by this Agreement had at all times been in effect, then Borrowers shall, to the fullest extent permitted by Applicable Law, pay to Administrative Agent an amount equal to (a) the lesser of (i) the amount of interest which would have been paid or accrued if the Maximum Rate had, at all times, been in effect and (ii) the amount of interest which would have been paid or accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect, less (b) the amount of interest actually paid or accrued under this Agreement.

(b)    Controlling Limitation. Each Lender Party, each Borrower and each other Credit Party hereby acknowledge, agree, and declare that it is its intention to expressly comply with all Applicable Laws in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under the Loan Documents paid by Borrowers or any other Credit Party, received by any Lender Party, agreed to be paid by Borrowers or any other Credit Party, or requested or demanded to be paid by any Lender Party exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section 3.6. In the event any such interest is paid to any Lender Party by Borrowers or any other Credit Party in an amount or at a rate which would exceed the Maximum Rate, such Lender Party then, notwithstanding any entry on Administrative Agent's or any other Lender Party's books otherwise, such excess shall conclusively be deemed to be automatically applied to any unpaid amount of the Obligations other than interest, in inverse order of maturity, or if the amount of such excess exceeds said unpaid amount, such excess shall be refunded to Borrowers or such other applicable Credit Party. All interest paid, or agreed to be paid, by Borrowers or any other Credit Party, or taken, reserved, or received by any Lender Party shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement. Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, no Lender Party shall ever be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents, would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event any Lender Party ever charges, receives, takes, reserves, collects, or applies any amount in respect of Borrowers or any other Credit Party that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations other than interest and, if the principal balance thereof is paid in full, any remaining excess shall forthwith be refunded to the Borrowers or such other applicable Credit Party. Each Credit Party and each Lender Party shall, to the maximum extent permitted under any Applicable Law, (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof. Nothing in any Loan Document shall be construed or so operate as to require or obligate Borrowers or any other Credit Party to pay any interest, fees, costs, or charges greater than is permitted by any Applicable Law. Subject to the foregoing, each Credit Party hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by the Credit Parties pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any Applicable Law, shall be deemed to be a rate which is agreed to and stipulated by the Credit Parties and the Lender Parties in accordance with Applicable Law.

ARTICLE IV
PAYMENT

Section 4.1   Interest. Accrued interest on the Loans shall be due and payable in arrears on the first calendar day of each month and on the Termination Date.

Section 4.2   Prepayment; Mandatory Payment of Deficiencies. Borrowers may prepay Loans at any time. Borrowers promise to pay to Administrative Agent, for the account of Lenders, on demand, the amount, if any, at any time, by which the sum of (i) the unpaid principal balance of the Revolving Loans plus (ii) the existing LC Obligations exceeds the lesser of the Borrowing Base or the Revolving Credit Limit minus any Availability Block at such time.

Section 4.3    Certain Mandatory Payments; Payment on the Termination Date.

(a)

(i)    Upon receipt by the Borrowers of proceeds from the sale of the Term Loan Priority Collateral, Borrowers shall prepay the Obligations in accordance with Section 4.7(b) or Section 4.7(d), as applicable, in an amount equal to 100% of the net cash proceeds received by the Borrowers in connection with such sale, resulting in the Term Loan being paid in full.

(ii)    Upon receipt by the Borrowers of proceeds from the sale of the NAII Office Building, Borrowers shall prepay the Obligations in accordance with Section 4.7(c) or Section 4.7(d), as applicable, in an amount equal to 100% of the net cash proceeds received by the Borrowers in connection with such sale.

(b)    [Reserved].

(c)    On the Termination Date:

(i)     Borrowers shall pay to Administrative Agent, for the account of Swing Lender, in full the outstanding principal balance of the Swing Loans plus all unpaid accrued interest thereon;

(ii)    Borrowers shall pay to Administrative Agent, for the account of each Lender, in full (1) the outstanding principal balance, if any, of the Revolving Loans plus all unpaid accrued interest thereon and (2) the outstanding principal balance, if any, of the Term Loan plus all unpaid accrued interest thereon;

(iii)    If the Termination Date is prior to the thirty six (36) month anniversary of the Agreement Date, Borrowers shall pay to Administrative Agent, for the account of Lenders, the amount required by Section 4.5; and

(iv)    Borrowers shall pay to Administrative Agent, for the account of Lender Parties, all unpaid Lender Expenses and all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) payable under the Loan Documents.

(d)    If the credit facility for Revolving Loans hereunder is terminated for any reason, Borrower shall immediately pay to Administrative Agent, for the account of each Lender, in full, the outstanding Term Loan (plus all unpaid accrued interest thereon).

Section 4.4    Mandatory Prepayment in Respect of Certain Events. All cash proceeds or other cash payments received by any Borrower in respect of a Distribution to such Borrower (other than Distributions to such Borrower made by another Credit Party) or in respect of the sale, lease or other disposition by any Borrower of any asset, including the Real Property Collateral (other than the sale of Inventory in the ordinary course of business), shall be promptly paid to Administrative Agent (including by deposit into the Collection Account), for the account of Lender Parties, for application to the Obligations in accordance with Section 4.7; provided, that in respect of the sale or other disposition of Equipment in the ordinary course of business that is obsolete or no longer useable by such Credit Party in the ordinary course of its business if such sale or disposition is made in connection with the purchase by a Borrower of replacement or other Equipment, then such Borrower shall use the proceeds of such sale or disposition to purchase such replacement or other Equipment and shall deliver to Administrative Agent written evidence of the use (or intended use) of such proceeds for such purchase (and any net proceeds of such sale or disposition not used in connection with the purchase of replacement or other Equipment shall be delivered to Administrative Agent, for the account of Lenders, for application to the Obligations in accordance with the terms hereof).

Section 4.5    Early Termination; Prepayment Penalty. Each Borrower may at any time, without premium or penalty except as otherwise provided in this Section 4.5, prepay in full the Obligations (other than contingent indemnification obligations for which no claim has been asserted) and terminate the Commitment of Lenders to make Loans hereunder (it being understood that, if Borrowers terminate the Lenders' Commitment to make Revolving Loans, then the Term Loan and all other Obligations shall be due and payable in full on such date of termination). Each Borrower acknowledges that occurrence of the Termination Date and prepayment of all outstanding Obligations (other than contingent indemnification obligations for which no claim has been asserted) prior to the thirty six (36) month anniversary of the Agreement Date would result in the loss by Lenders of benefits under this Agreement and that the damages incurred by Lenders as a result thereof would be difficult and impractical to ascertain. Subject to the terms of this Agreement, if for any reason the Termination Date occurs on any date prior to the thirty six (36) month anniversary of the Agreement Date, Borrowers shall pay to Administrative Agent, for the account of Lenders on a pro rata basis in accordance with their Percentage Shares, in addition to all other amounts payable under the Loan Documents, a prepayment penalty, calculated as of the Termination Date, equal to the product of (a) the sum of (i) the Revolving Credit Limit plus (ii) the outstanding principal amount, if any, of the Term Loan times (b) the following percentage, as applicable: (i) if the Termination Date is on any day during the period from the Agreement Date through the day preceding the date that is the first anniversary of the Agreement Date, 3.00%, (ii) if the Termination Date is on any day during the period from and including the date that is the first anniversary of the Agreement Date through the day preceding the date that is the second anniversary of the Agreement Date, 2.00% or (iii) if the Termination Date is on any day during the period from and including the date that is the second anniversary of the Agreement Date through the day preceding the date that is the thirty six (36) month anniversary of the Agreement Date, 1.00%, which amount Borrower and Lenders each acknowledges to be the best estimate of the amount necessary to fairly and reasonably compensate Lenders for their loss resulting from occurrence of the Termination Date and prepayment of all outstanding Loans prior to the thirty four (34) month anniversary of the Agreement Date.

Section 4.6   General Payment Provisions. All payments to be made by Borrowers under the Loan Documents shall be made without set‑off, recoupment, or counterclaim. Except as otherwise expressly provided herein, all payments by Borrowers shall be made in Dollars and in immediately available funds to Administrative Agent, for the account of Lenders, at its address set forth in Section 14.6 or to the Administrative Agent Account no later than 2:00 p.m. on the date specified herein. Any payment received by Administrative Agent later than 2:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 4.7   Application. All payments not relating to amounts due on Loans (including interest) or specific fees, and all proceeds of Accounts or other Collateral received and applied by Administrative Agent, shall be applied ratably as follows:

(a)    [Reserved].

(b)    During any time when no Event of Default has occurred and is continuing, with respect to proceeds of any Term Loan Priority Collateral, first, to pay to Administrative Agent and/or Lenders any Lender Expenses then due; second, to interest due and payable on the Term Loan; third, to principal due and payable on the Term Loan; fourth, to interest due and payable on any outstanding Swing Loans; fifth, on a pro rata basis, to interest due and payable on the Revolving Loans; sixth, on a pro rata basis, to principal of the Swing Loans and any unreimbursed Matured LC Obligations; seventh, on a pro rata basis, to principal of the Revolving Loans, if any; eighth, to the payment of any other outstanding Obligations then due and payable, in such manner and order as Administrative Agent determines in its Permitted Discretion; and ninth, to the Borrowers by deposit in the Designated Account.

(c)    During any time when no Event of Default has occurred and is continuing, with respect to proceeds of any other Collateral (other than the Term Loan Priority Collateral), first, to pay to Administrative Agent and/or Lenders any Lender Expenses then due; second, to interest due and payable on any outstanding Swing Loans; third, to interest due and payable on the Revolving Loans; fourth, on a pro rata basis, to interest due and payable on the Term Loan; fifth, to principal of the Swing Loans and any unreimbursed Matured LC Obligations; sixth, to principal of the Revolving Loans; seventh, on a pro rata basis, to principal due and payable on the Term Loan; eighth, to the payment of any other outstanding Obligations then due and payable, in such manner and order as Administrative Agent determines in its Permitted Discretion; and ninth, to the Borrowers by deposit in the Designated Account.

(d)    At all times with respect to proceeds of any Collateral at any time that an Event of Default has occurred and is continuing, all payments and collections received by Administrative Agent and all proceeds of Collateral, shall be applied, first, to pay to Administrative Agent and/or Lenders any Lender Expenses then due; second, to interest due and payable on any outstanding Swing Loans; third, to interest due and payable in respect of the remaining Obligations; fourth, on a pro rata basis, to pay or prepay principal of the Loans (including the Swing Loans), in such manner and order as Administrative Agent determines in its discretion; and fifth to the payment of any other Obligations, in such manner and order as Administrative Agent determines in its discretion. Administrative Agent shall have the continuing right, to the fullest extent permitted by Applicable Law, to apply and reverse and reapply any application under this Section 4.7(d), subject to the terms of this Agreement.

Section 4.8   Reinstatement. If after receipt and application of any payment or proceeds any such application is invalidated, set aside, determined to be void or voidable for any reason, then the Obligations or part thereof intended to be satisfied by such application shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Administrative Agent and the Borrowers shall be liable to pay to Administrative Agent, for the account of Lenders, and each Borrower hereby does indemnify Lenders and Administrative Agent and defend and hold Lenders and Administrative Agent harmless in, an amount equal to the amount of such application. The provisions of this Section 4.8 shall survive the termination of this Agreement.

Section 4.9   Account Stated. Administrative Agent will provide to Borrower Representative a monthly statement of all Loans, payments thereon, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on Borrowers and an account stated, subject to reversals and reapplications made as provided in Section 4.8 and corrections of errors discovered by Administrative Agent, unless Borrower Representative notifies Administrative Agent in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objections is given by Borrower Representative, only the items to which exception is expressly made will be considered to be disputed.

ARTICLE V
COLLATERAL

Section 5.1   Security Interest. Each Credit Party hereby pledges, assigns to and grants to Administrative Agent, for the benefit of the Lender Parties, as security for the payment and performance of such Credit Party's Obligations, a continuing security interest, lien and collateral assignment in all of such Credit Party's right, title and interest in and to all of the following, in each case both now owned and hereafter acquired by such Credit Party: all Accounts, Inventory, Equipment, other goods, Machinery, fixtures, General Intangibles, Payment Intangibles, Chattel Paper, Letter of Credit Rights, Supporting Obligations, Proprietary Rights, Instruments, promissory notes, Documents and documents of title, Investment Property, Deposit Accounts, Securities Accounts, Commercial Tort Claims, money, cash, cash equivalents, securities and other personal property of any kind (whether held directly or indirectly by such Credit Party), all books and records, whether in tangible or intangible form, all other assets, if any, and all accessions to, substitutions for and replacements, products and proceeds (including all "proceeds" as defined in Section 9.102 of the UCC and, including all dividends, distributions and other income from such Credit Party's Collateral, collections thereon or distributions with respect thereto) of any of the foregoing. Administrative Agent's Liens shall continue in full force and effect in all Collateral until all Obligations (other than contingent indemnification obligations) have been indefeasibly and fully paid and all commitments of the Lender Parties under this Agreement have been terminated. Notwithstanding anything to the contrary, in no event shall the Collateral include, or the security interest in this Section 5.1 attach to, any property or assets that constitute Excluded Property, but only for so long as such property or assets constitute Excluded Property.

Section 5.2   Perfection and Protection of Administrative Agent's Security Interest. Administrative Agent's Liens at all times shall be and remain first, prior and senior to any other interests in the Collateral, except those Permitted Liens which are expressly permitted to be prior to Administrative Agent's Liens in accordance with the definition thereof and except as may be expressly agreed otherwise by Administrative Agent in writing. Credit Parties shall take all action reasonably requested by Administrative Agent at any time to perfect, maintain, protect and enforce Administrative Agent's Liens and to ensure that Administrative Agent's Liens at all times are first, prior and senior to any other interests in the Collateral, except those Permitted Liens which are expressly permitted to be prior to Administrative Agent's Liens in accordance with the definition thereof. For the avoidance of doubt and notwithstanding anything to the contrary herein or in any of the other Loan Documents, it is understood and agreed that as of the Agreement Date, Administrative Agent’s Liens on Proprietary Rights shall be perfected only on domestic Proprietary Rights. Without limiting the foregoing, unless Administrative Agent agrees otherwise in writing, Credit Parties will deliver to Administrative Agent the originals of all Instruments, Documents and Chattel Paper, duly endorsed or assigned to Administrative Agent without restriction, and all certificates of title covering any portion of the Collateral for which certificates of title have been issued (other than, unless requested by Administrative Agent in its sole discretion, motor vehicles), together with executed applications for corrected certificates of title and other such documentation as may be requested by Administrative Agent. If at any time any Collateral or any books and records relating to Borrowers' Accounts, Inventory or Equipment are located on any leased premises not owned by a Borrower or any other Credit Party, then the applicable Credit Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the record owner thereof (it being understood that, without a Collateral Access Agreement, Accounts and Inventory of the Borrowers will not be eligible for inclusion in the Borrowing Base, subject to and in accordance with the definitions of Eligible Account and Eligible Inventory). If any Collateral is at any time in the possession or control of any warehouseman, bailee, processor or any other similar Person other than a Credit Party, then Borrower Representative shall notify Administrative Agent thereof and shall use commercially reasonable efforts to obtain a Collateral Access Agreement from such Person (it being understood that, without a Collateral Access Agreement, Accounts and Inventory of the Borrowers will not be eligible for inclusion in the Borrowing Base, subject to and in accordance with the definitions of Eligible Account and Eligible Inventory). If at any time any of Credit Parties' Equipment that is necessary or otherwise material (as determined by Administrative Agent in its Permitted Discretion) to the manufacturing of any Borrower's Inventory is (x) subject to a Lien of a third party, then such Borrower shall obtain a Subordination Agreement from such Person or is (y) not in possession or control of a Credit Party, then such Borrower shall use commercially reasonable efforts to obtain a Collateral Access Agreement from such Person.

Section 5.3   Collateral Proceeds Management. All collections and proceeds of Collateral shall be subject to an express trust for the benefit of Administrative Agent, for the benefit of the Lender Parties, and shall be subject to this Section 5.3.

(a)    Borrowers have established account #xxxxxxx015 (such account and any other account replacing it with Administrative Agent's consent, including pursuant to Section 5.3(c) below, the "Collection Account") with Wells Fargo. All collections and amounts deposited into or held in the Collection Account shall be swept to the Administrative Agent Account on a daily basis and no Credit Party shall have any access to any funds therein. The Collection Account shall at all times be subject to a Control Agreement. Any such Control Agreement shall provide, among other things, for Administrative Agent's "control" under the UCC over the Collection Account and further that (i) all items of payment received in such account are received by such bank for the Lender Parties, (ii) such bank has no rights of setoff or recoupment or any other claim against such items (other than for payment of its service fees and other charges directly related to the administration of such account, returned or charged back items, reversals, cancellation of payment orders and other electronic fund transfers or other corrections, adjustments or overdrafts), (iii) no Credit Party shall have access to any funds therein and (iv) such bank will deposit all collections and amounts therein to the Administrative Agent Account on a daily basis.

(b)    Schedule 7.19 lists all of Credit Parties' Deposit Accounts and Securities Accounts as of the date hereof (with the Collection Account being listed in Part A thereof, Excluded Accounts being listed in Part C thereof and all other Deposit Accounts and Securities Accounts listed in Part B thereof). All Deposit Accounts and Securities Accounts listed or required to be listed in Part B of Schedule 7.19 (as updated pursuant to the terms of Section 7.19) are and shall at all times be subject to a Control Agreement (such accounts so subject to a Control Agreement, collectively the "Controlled Accounts"). Each Control Agreement shall provide, among other things, for Administrative Agent's "control" under the UCC over such accounts (allowing the applicable Credit Party access to funds therein until such time as an activation notice is sent to the applicable bank by Administrative Agent), for the benefit of Lender Parties. Administrative Agent hereby agrees that it will not send an activation notice with respect to any Controlled Account unless an Event of Default has occurred and is continuing.

(c)    No Credit Party will use, dispose, withhold or otherwise exercise dominion over any proceeds of Collateral. Borrowers shall instruct all Account Debtors to send all payments in respect of Accounts to the Collection Account or the related lock-box. At all times on and after Borrowers borrow the initial Loan hereunder, if a Borrower or any other Credit Party at any time receives any proceeds of Collateral, it shall receive such proceeds as Administrative Agent's trustee and shall immediately (and in any event within one (1) Business Day of such receipt) deliver such proceeds to Administrative Agent, for the benefit of the Lender Parties, in their original form duly endorsed in blank or to the order of Administrative Agent.

(d)    All payments received by Administrative Agent pursuant to Section 5.3(a) or Section 5.3(c) shall be credited to the Obligations in accordance with Section 4.7, immediately upon receipt (conditional upon final collection) after allowing three (3) Business Days for collection, provided, that such payments shall be deemed to be credited to such Obligations immediately upon receipt for purposes of determining Availability and calculating the unused line fee pursuant to Section 3.2(b). Any payments received by Administrative Agent pursuant to Section 5.3(a) or Section 5.3(c) that are to be distributed to Borrowers pursuant to Section 4.7 shall be deposited in the Designated Account within one Business Day of receipt of good funds by Administrative Agent.

Section 5.4   Examinations; Inspections; Verifications. Administrative Agent shall have the right at any time during normal business hours and on reasonable advance notice so long as no Event of Default has occurred and is continuing without hindrance or delay to conduct field examinations (including through third party field examiners) to inspect the Collateral and to inspect, audit and copy Credit Parties' books and records relating to the Collateral or Credit Parties' business. Credit Parties agree to pay all reasonable fees and expenses of such third party field examiners and Administrative Agent's customary fees and disbursements relating to such field examinations and the preparation of reports thereof; provided, that so long as no Event of Default shall have occurred, Credit Parties shall not be obligated to reimburse Administrative Agent for more than three field examinations in such calendar year. Administrative Agent is authorized to discuss Credit Parties' affairs with any Person, including without limitation employees of any Credit Party, as Administrative Agent may deem necessary in relation to the Collateral, Credit Parties' business or financial condition or Administrative Agent's or Lender Parties' rights under the Loan Documents. Administrative Agent shall have full access to all records available to Credit Parties from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Administrative Agent may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Administrative Agent as provided herein. If requested by Administrative Agent, Credit Parties will deliver to Administrative Agent any authorization or consent necessary for Administrative Agent to obtain records from any such service.

Section 5.5   Appraisal. At any time when an Event of Default exists, Administrative Agent may, at Borrower's expense, during normal business hours and on reasonable notice, conduct appraisals, or updates of appraisals, of any Collateral, prepared by an appraiser acceptable to Administrative Agent and on a basis satisfactory to the Administrative Agent; provided, that so long as no Event of Default shall have occurred and be continuing during a calendar year, Credit Parties shall not be obligated to reimburse Administrative Agent for more than two appraisals of Inventory and one appraisal of Equipment and Machinery in such calendar year.

Section 5.6   Right to Cure. Administrative Agent may pay any amount or do any act required of Credit Parties hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Collateral or Administrative Agent's Liens, and which Credit Parties fail to pay or do, including payment of any license, fee, maintenance costs, judgment lien, insurance premium, charge, landlord's claim or bailee's claim relating to the Collateral or Administrative Agent's Liens. All payments that Administrative Agent makes under this Section 5.6 and all costs, fees and expenses that Administrative Agent pays or incurs in connection therewith shall be paid or reimbursed to Administrative Agent on demand. Any action taken by Administrative Agent under this Section 5.6 shall not waive any Default or Event of Default or any rights of Administrative Agent or Lenders with respect thereto.

Section 5.7   Power of Attorney. Each Credit Party hereby irrevocably appoints Administrative Agent as its agent and attorney-in-fact to take any action necessary to preserve and protect the Collateral and Administrative Agent's interests under the Loan Documents or to sign and file any document necessary to perfect Administrative Agent's Liens, in each case, to the fullest extent permitted under Applicable Law. Without limiting the foregoing:

(a)    Administrative Agent shall have the right at any time to take any of the following actions, in its own name or in the name of any Credit Party, whether or not an Event of Default is in existence: (i) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person, (ii) endorse a Credit Party's name on checks, instruments or other evidences of payment on Collateral, (iii) sign and file, in a Credit Party's name or in Administrative Agent's name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral, (iv) access, copy or utilize any information related to the Collateral, recorded or contained in any computer or data processing equipment or system maintained by a Credit Party in respect of the Collateral and (v) open mail addressed to a Credit Party and take possession of checks or other proceeds of Collateral for application in accordance with this Agreement.

(b)    Administrative Agent shall have the right at any time to take any of the following actions, in its own name or in the name of a Credit Party, at any time when any Event of Default is in existence: (i) notify any or all Persons which Administrative Agent believes may be Account Debtors or obligors on Collateral to make payment directly to Administrative Agent, for the benefit of the Lenders, for the account of such Credit Party, (ii) redirect the deposit and disposition of collections and proceeds of Collateral; provided, that such proceeds shall be applied to the Obligations as provided by this Agreement, (iii) settle, adjust, compromise or discharge Accounts or extend time of payment upon such terms as Administrative Agent may determine, (iv) notify post office authorities, in the name of such Credit Party or in the name of Administrative Agent, as secured party, to change the address for delivery of such Credit Party's mail to an address designated by Administrative Agent, (v) sign such Credit Party's name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral and (vi) clear Inventory through customs in such Credit Party's name, in Administrative Agent's name as secured party or in the name of Administrative Agent's designee, and to sign and deliver to customs officials powers of attorney in Credit Party's name for such purpose.

(c)    Each Credit Party authorizes Administrative Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments naming such Credit Party as debtor thereon (i) describing such Credit Party's Collateral as "all personal property of debtor" or "all assets of debtor" or words of similar effect, (ii) describing such Credit Party's Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance.

(d)    The powers of attorney granted under this Section 5.7 are coupled with an interest and are irrevocable until all Obligations (other than contingent indemnification Obligations) have been indefeasibly paid in full in cash and all commitments of Lenders under this Agreement have been terminated. The powers of attorney granted under this Section 5.7 are durable and should not be affected by the subsequent disability or incapacity of any Credit Party. Costs, fees and expenses incurred by Administrative Agent in connection with any of such actions by Administrative Agent, including reasonable attorneys' fees and out-of-pocket expenses, shall be reimbursed to Administrative Agent on demand.

Section 5.8    Preservation of Administrative Agent's Rights. To the extent allowed by Applicable Law, none of Administrative Agent, any other Lender Party, their Affiliates nor any of their officers, directors, stockholders, members, managers, employees or agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person, except to the extent of gross negligence or willful misconduct on the part of Administrative Agent or Lenders (as determined by a final non-appealable judgment of a court of competent jurisdiction). In the case of any Instruments and Chattel Paper included within the Collateral, Administrative Agent shall have no duty or obligation to preserve rights against prior parties. The Obligations shall not be affected by any failure of Administrative Agent or any other Lender Party to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Credit Party from any of the Obligations.

Section 5.9   Deficiency. In the event that the proceeds of any sale, collection or realization of or upon the Collateral by Administrative Agent are insufficient to pay all Obligations in full, each Credit Party shall be liable for the deficiency, together with interest thereon as provided in this Agreement, together with the costs of collection and the reasonable fees of any attorneys employed by the Administrative Agent to collect such deficiency.

ARTICLE VI
CONDITIONS

Section 6.1   Conditions Precedent to Initial Loan. The obligation of Lenders to make the initial extension of credit and of LC Issuer to issue the initial Letter of Credit under this Agreement is subject to the fulfillment, to Administrative Agent's satisfaction, of each of the following conditions precedent:

(a)     Administrative Agent shall have received each of the following, in each case in form and substance satisfactory to Administrative Agent:

(i)    A copy of the organizational documents of each Credit Party and all amendments thereto, accompanied by the certificate of the appropriate Governmental Authority of such Person's jurisdiction of organization bearing a recent date acceptable to Administrative Agent, to the effect that such copy is correct and complete and that such Person is duly organized and validly existing in such jurisdiction;

(ii)    Certification by the appropriate Governmental Authority, bearing a recent date acceptable to Administrative Agent, to the effect that each Credit Party is in good standing and qualified to transact business in its jurisdiction of organization and in each other jurisdiction where it transacts business, except where failure to be so qualified or maintain such good standing could not reasonably be expected to have a Material Adverse Effect;

(iii)    (A) a copy of the bylaws or similar governing document of each Credit Party and all amendments thereto, (B) certification of the name, signature and incumbency of all officers of such Person who are authorized to execute any Loan Document or, with respect to Borrower Representative, request Loans and (C) a copy of authorizing resolutions approving the transactions contemplated by the Loan Documents, and authorizing and directing an officer or officers of such Person to sign and deliver all Loan Documents to be executed by it, duly adopted by such Person's board of directors or similar governing body, all accompanied by a certificate from a secretary or a Responsible Officer of such Person dated as of the Agreement Date to the effect that each such item is true and complete and in full force and effect as of the Agreement Date;

(iv)    This Agreement, duly executed by each Credit Party;

(v)      Evidence of insurance in compliance with the requirements of this Agreement;

(vi)    All Collateral Access Agreements and other third-party waivers, subordinations and consents as are required hereunder (it being understood that the foregoing may be delivered after the Agreement Date);

(vii)    A Subordination Agreement with respect to any Debt proposed by Credit Parties as Subordinated Debt and a copy of the instrument and other documents evidencing, securing or otherwise relating to any such Debt;

(viii)    A security agreement in respect of domestic Proprietary Rights from each Credit Party owning any domestic Proprietary Rights;

(ix)      Each Control Agreement required under Section 5.3(a);

(x)       A Deed of Trust or Deeds of Trust relating to the Real Property Collateral, executed by the applicable Credit Party;

(xi)      A payoff letter executed by Wells Fargo, in form and substance acceptable to Administrative Agent;

(xii)     An executed Perfection Certificate from each Credit Party;

(xiii)    A disbursement letter executed by Borrower Representative to Administrative Agent setting forth therein the flow of funds information for the initial Loans and extensions of credit made by the Lenders, which such letter shall include the name of, the amount to be sent to, and the wiring instructions for each such party receiving Loan proceeds, and shall be in form acceptable to Administrative Agent;

(xiv)     UCC-3 termination statements, partial releases or such other releases as may be required by Administrative Agent with respect to the Collateral;

(xv)      Copies of the Borrowers consolidated financial statements for the Fiscal Year ending June 30, 2025 audited by Borrowers’ independent certified public accountants;

(xvi)     Copies of the interim unaudited consolidated financial statements of Natural Alternatives and its Subsidiaries for the period ending December 31, 2025;

(xvii)    Copies of the Credit Parties' forecasts and projections for the period specified by Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent;

(xviii)    Opinions of counsel for each Credit Party, respectively, in form and substance satisfactory to Administrative Agent;

(xix)     With respect to the initial Revolving Loan, an executed Borrowing Notice as required by Section 2.2(a) and Borrowing Base Certificate as required by Section 8.5(a), in each case, duly executed by a Responsible Officer of Borrower Representative;

(xx)      An appraisal of the Inventory in form and substance acceptable to Administrative Agent in its sole discretion;

(xxi)     Flood hazard determinations for all Real Property Collateral and evidence of flood insurance, acceptable to Administrative Agent in its discretion;

(xxii)    [Reserved]

(xxiii)    A survey in respect of the Real Property Collateral, in form and substance and prepared by a Person acceptable to Administrative Agent in its discretion;

(xxiv)    [Reserved];

(xxv)     Mortgagee title commitments or pro forma policies, in form and substance and issued by a title insurance company acceptable to Administrative Agent in its sole discretion.

(b)    Administrative Agent shall have received satisfactory evidence that Availability, after giving effect to (i) the initial Revolving Loans, (ii) payment of all fees and Lender Expenses required to be paid hereunder, (iii) payment of all taxes due and owing and (iv) payment of all trade indebtedness such that no trade indebtedness is 90 days or more past due, will be in an amount equal to or greater than $2,000,000;

(c)    A field examination of the Credit Parties and the Collateral satisfactory to Administrative Agent shall have been completed and delivered to Administrative Agent;

(d)    Credit Parties shall have established cash proceeds management pursuant to Section 5.3 and confirmed that Credit Parties' reporting systems are acceptable to Administrative Agent;

(e)    Administrative Agent shall have filed all financing statements as required to perfect Administrative Agent's Liens in all Collateral with respect to which perfection can be achieved by filing a financing statement, and shall have received evidence or other confirmation of such filing, satisfactory to Administrative Agent;

(f)    Administrative Agent shall have received satisfactory reference checks with respect to the senior management of each Credit Party;

(g)    Administrative Agent shall have completed confirmation of Borrowers' Accounts, via telephone or otherwise, and the results of such confirmation shall be satisfactory to Administrative Agent;

(h)    Credit Parties shall have paid all Lender Expenses owed by them as of the Agreement Date;

(i)    All legal and business matters in connection with the transaction contemplated by this Agreement shall be satisfactory to Administrative Agent.

Section 6.2   [Reserved]

Section 6.3   Conditions Precedent to all Loans. In addition to the conditions precedent specified by Section 6.1, the obligation of Lenders to make any Loan and of the LC Issuer to issue, renew or extend any Letter of Credit shall be subject to the following conditions precedent:

(a)    All representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan or issuance, renewal or extension of such Letter of Credit, as though such representations and warranties are made on and as of such date (except to the extent any such representations and warranties relate solely to an earlier date);

(b)    No Default or Event of Default shall have occurred and be continuing on the date of such Loan or issuance, renewal or extension of such Letter of Credit, and no Default or Event of Default will result from the making of such Loan or issuance, renewal or extension of such Letter of Credit;

(c)    The funding of such Loan or issuance, renewal or extension of such Letter of Credit shall not be prohibited by any Applicable Law;

(d)    Borrowers shall have satisfied all applicable requirements for requesting such Loan or issuance, renewal or extension of such Letter of Credit;

(e)    No Material Adverse Effect shall have occurred or will result from the making of such Loan or issuance, renewal or extension of such Letter of Credit;

(f)    No involuntary petition shall have been filed against any Credit Party that has not been dismissed and there shall not exist any other action or proceeding seeking relief under the Bankruptcy Code or seeking any reorganization, arrangement, consolidation or readjustment of the debts of any Credit Party under any other bankruptcy or insolvency law; and

(g)    Credit Parties shall have paid all Lender Expenses incurred through the date of the funding of such Loan and for which invoices have been received by Credit Parties prior to the date of the funding of such Loan.

Any request for a Loan or for the issuance, renewal or extension of a Letter of Credit pending at a time when any condition precedent specified by Section 6.1 or Section 6.3 is not satisfied may be declined by Administrative Agent without prior notice.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender Parties to enter into this Agreement and make Loans and to induce LC Issuer to issue, renew or extend Letters of Credit, each Credit Party, jointly and severally, makes each of the following representations and warranties to the Lender Parties as being true, complete and correct in all respects as of the Agreement Date and as of the date of the making of each Loan thereafter and as of the date of issuance, renewal or extension of each Letter of Credit thereafter, as though made on and as of the date of such Loan or the date of such issuance, renewal or extension of such Letter of Credit (except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date)

Section 7.1    Fundamental Information. Schedule 7.1 sets forth, as of the most recent Reporting Date, for each Credit Party: (a) its legal name, (b) its federal tax identification number, (c) its jurisdiction of organization, (d) its address of its chief executive office, (e) jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (f) the number and the percentage of the outstanding shares of each class of such Person's and its direct and indirect Subsidiaries' Equity Interests, all of which are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by (i) the Person identified therein, in the case of such Subsidiaries, and (ii) the respective owners thereof, in the case of Natural Alternatives. Each Credit Party (i) is a registered organization, as defined by the UCC, duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is qualified to do business and is in good standing as a foreign organization in each jurisdiction in which qualification is necessary in order for it to own or lease its property and conduct its business, except where failure to so qualify or maintain such good standing could not reasonably be expected to have a Material Adverse Effect and (iii) has all requisite power and authority to conduct its business and to own its property.

Section 7.2    Prior Transactions. No Credit Party has, during the past five (5) years, (a) except as set forth on Schedule 7.2 as of the most recent Reporting Date, changed its name or used any fictitious name or been a party to any merger or organizational change or (b) acquired any of its property outside of the ordinary course of business.

Section 7.3    Subsidiaries. As of the most recent Reporting Date, no Credit Party has any Subsidiaries except as shown in Schedule 7.1.

Section 7.4    Authorization, Validity and Enforceability. Each Credit Party has the corporate or company power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant the Administrative Agent's Liens on the Collateral. Each Credit Party has taken all necessary action to properly authorize its execution, delivery and performance of the Loan Documents to which it is a party. This Agreement and the other Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party, and constitute the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to enforcement of creditors' rights.

Section 7.5   Noncontravention. Each Credit Party's execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, violate or constitute a violation of or breach or default under, as applicable, (a) its organizational documents, (b) any agreement or instrument to which it or any of its Subsidiaries is a party or which is otherwise binding upon it or any of its Subsidiaries, the violation of which would reasonably be expected to have a Material Adverse Effect or (c) any Applicable Law applicable to it or any of its Subsidiaries the violation of which would reasonably be expected to have a Material Adverse Effect.

Section 7.6   Financial Statements. Credit Parties have delivered to Administrative Agent the audited consolidated balance sheet and related statements of income, retained earnings, cash flows and changes in stockholders' equity for Natural Alternatives and its consolidated Subsidiaries as of June 30, 2025, and for the Fiscal Year then ended, accompanied by the report thereon of the Credit Parties' independent certified public accountants. Credit Parties have also delivered to Administrative Agent the unaudited consolidated balance sheet and related statements of income and cash flows for Natural Alternatives and its consolidated Subsidiaries as of December 31, 2025. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly the financial position of Natural Alternatives and its consolidated Subsidiaries as at the dates thereof and their results of operations for the specified periods, subject, in the case of such unaudited financials to normal year-end adjustments and the absence of footnote disclosure. No Material Adverse Effect has occurred since the dates of such financial statements, respectively.

Section 7.7   Litigation. As of the most recent Reporting Date, except as set forth on Schedule 7.7 (which sets forth a complete and accurate description of each action, suit, claim or proceeding described therein, the parties thereto, the nature of such dispute, and whether any potential liability is covered by insurance), there is no pending or, to the knowledge of Credit Parties after due inquiry, threatened, action, suit, proceeding or claim by any Person against or with respect to a Credit Party or its Subsidiaries, or to the knowledge of Credit Parties after due inquiry, investigation by any Governmental Authority into or relating in any way to a Credit Party or its Subsidiaries, or any basis for any of the foregoing, which, in each case, could reasonably be expected to result in a Material Adverse Effect. To the extent any Credit Party notifies Administrative Agent of any new pending or threatened action, suit, proceeding or claim pursuant to Section 8.7(b) hereto, such new information shall be deemed added to Schedule 7.7 hereto.

Section 7.8   ERISA and Employee Benefit Plans. Except as set forth on Schedule 7.8 as of the most recent Reporting Date, no Credit Party nor any ERISA Affiliate maintains or contributes to an ERISA Benefit Plan that is subject to Title IV of ERISA. Except for those events or circumstances that could not reasonably be expected to result in a Material Adverse Effect, (x) each ERISA Benefit Plan is in compliance with, and has been operated in accordance with, all applicable provisions of ERISA, the IRC and other Applicable Law and (y) there are no existing or pending (or to the knowledge of Credit Parties, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any ERISA Benefit Plan to which a Credit Party or any of its Subsidiaries incurs or otherwise has or could have a material obligation or any material liability. No Credit Party or ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan. No Termination Event has occurred, and none of the Credit Parties is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Termination Event with respect to any ERISA Benefit Plan. None of the Credit Parties or any ERISA Affiliate has (i) incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid or (ii) engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA. Each ERISA Benefit Plan that a Credit Party intends to be qualified under Section 401(a) of the IRC has received a favorable determination or opinion letter from the IRS (or may rely on a such determination or opinion letter for a protype or volume submitter plan) to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of each Credit Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

Section 7.9   Compliance with Laws. Each Credit Party and its Subsidiaries are (a) in compliance, in all material respects, with the Patriot Act and (b) in compliance with all other Applicable Laws, except where such failure to comply under this subsection (b) could not reasonably be expected to result in a Material Adverse Effect.

Section 7.10  Taxes. Credit Parties have filed all federal and other tax returns and reports required to be filed by Applicable Law, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable other than any unpaid taxes, assessments, fees or other charges that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of the applicable Credit Party in accordance with GAAP, and so long as none of the Collateral would become subject to forfeiture, any Lien (other than a Permitted Lien not prior to Administrative Agent's Lien on the Collateral) or any loss as a result of such contest or delay in payment.

Section 7.11  Location of Collateral and Books and Records. Schedule 7.11 is a complete list of the location of the Collateral and of Credit Parties' books and records as of the most recent Reporting Date, with a notation as to whether such location is leased or owned and which Credit Party so leases or owns such property. If any such location is not owned by a Credit Party, Schedule 7.11 includes the name and mailing address of the owner thereof as of the most recent Reporting Date. If any Collateral or any books or records of any Credit Party is transported or transferred to a location not previously disclosed in Schedule 7.11, such schedule shall be updated within five (5) Business Days of such transfer.

Section 7.12  Accounts. Each Account represents a bona fide sale or lease and delivery of goods or rendition of services by a Borrower in the ordinary course of such Borrower's business. Each Account is for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor, except for ordinary course credits, discounts and allowances, and in the schedule of Accounts delivered to Administrative Agent, without any offset, deduction, defense or counterclaim except those known to Borrowers and disclosed to Administrative Agent in writing. No credit, discount or extension or similar agreement has been granted, on any Account except as reported to and, if not in the ordinary course of business, as permitted by Administrative Agent in writing. Each copy of an invoice delivered to Administrative Agent by Borrowers is a genuine copy of the original invoice sent to the Account Debtor named therein. All goods described in any invoice representing a sale of goods have been delivered to the Account Debtor named therein and all services of Borrowers described in each invoice representing services have been performed.

Section 7.13  Inventory. No Instruments or documents of title have been issued in respect of any Inventory. The Inventory does not consist of farm products, perishable agricultural commodities or livestock or poultry products that are subject to the Food Security Act (7 U.S.C. §1631), the Perishable Agricultural Commodities Act, the Packers and Stockyards Act or similar state or local statutes regarding such food products.

Section 7.14  Documents, Instruments, and Chattel Paper. All Documents, Instruments and Chattel Paper, and all signatures and endorsements thereon, are complete, valid and genuine.

Section 7.15  Proprietary Rights. Each Credit Party possesses all Proprietary Rights (or otherwise possesses the right to use such Proprietary Rights which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Credit Party is in violation in any material respect of the terms under which it possesses such Proprietary Rights or the right to use such Proprietary Rights. Schedule 7.15 sets forth as of the most recent Reporting Date, a correct and complete list of all Proprietary Rights owned by the Credit Parties that comprise (a) patents, patent applications, registered trademarks, applications to register trademarks, copyright registrations, and applications to register copyrights, (b) unregistered trademarks and unregistered copyrights that are material to the Credit Parties' business as of the most recent Reporting Date, and (c) licenses of Proprietary Rights pursuant to which (i) any Credit Party has provided any license or other rights in Proprietary Rights owned or controlled by such Credit Party to any other Person (other than those permitted under Section 9.8(e)), or (ii) any Person has granted to any Credit Party any license or other rights in Proprietary Rights owned or controlled by such Person that is material to the business of such Credit Party (other than off-the-shelf, shrink-wrapped or "click to accept" software licenses or other licenses to generally commercially available software). None of such Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 7.15 as of the most recent Reporting Date. All Proprietary Rights comprising registered copyrights, registered trademarks, and issued patents that are owned by any Credit Party and necessary in or material to the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Proprietary Rights in full force and effect. The conduct of the business of the Credit Parties has not infringed on, misappropriated, diluted or conflicted with any other Person's Proprietary Rights in any manner that could reasonably be expected to have a Material Adverse Effect, and no other Person has infringed on, misappropriated, or diluted Proprietary Rights owed by such Credit Party in any manner that could reasonably be expected to have a Material Adverse Effect. Each Credit Party owns exclusively or holds licenses in all Proprietary Rights necessary or material to the current and anticipated future conduct of such Credit Party’s business. No holding, decision or judgment has been rendered by any Governmental Authority or court of law which would cancel or question the validity of, or such Credit Parties' rights in, any Proprietary Rights material to the conduct of any Credit Party's business. No action, suit, claim, demand, order or proceeding is pending, or threatened in writing (i) seeking to limit, cancel or question the validity of any Proprietary Rights material to the conduct of any Credit Party's business, or such Credit Party's ownership interest therein (other than office actions issued in the ordinary course of prosecution of any pending applications for Patents or applications for registration of other Proprietary Rights), or (ii) which could reasonably be expected to have a Material Adverse Effect. If any Credit Party becomes the owner of any Proprietary Rights that are material to the conduct of any Credit Party's business not previously disclosed in Schedule 7.15, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of becoming the owner thereof. If any Credit Party enters into any licensing agreement or similar arrangement with respect to any of Credit Parties' Proprietary Rights not previously disclosed in Schedule 7.15, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of entering into such agreement. All employees and contractors of each Credit Party who were involved in the creation or development of any Proprietary Rights for such Credit Party that is necessary or material to the business of such Credit Party have signed agreements containing assignment of Proprietary Rights to such Credit Party and obligations of confidentiality. Each Credit Party has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Credit Party that are necessary in or material to the conduct of the business of such Credit Party.

Section 7.16  Investment Property. Schedule 7.16 sets forth a correct and complete list of all Investment Property owned by Credit Parties as of the most recent Reporting Date. As of the most recent Reporting Date and except as disclosed on Schedule 7.16, Credit Parties are the legal and beneficial owner of such Investment Property, as applicable, and have not sold, granted any option with respect to, assigned or transferred, or otherwise disposed of any of their rights or interest therein. Credit Parties shall update Schedule 7.16 on the last Business Day of any month in which (and to the extent) there are any changes thereto.

Section 7.17  Real Property and Leases. The Credit Parties have good, valid, marketable and legal title to all of the Real Property Collateral owned by them, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free and clear of all impediments to the use of such properties in Credit Parties' business. Schedule 7.17 sets forth a correct and complete list of all Real Property owned by the Credit Parties, all leases and subleases of Real Property on which a Credit Party is lessee or sublessee, and all leases or subleases of Real Property on which a Credit Party is lessor or sublessor, each as of the most recent Reporting Date. Except as otherwise disclosed on Schedule 7.17, each Credit Party enjoys peaceful and undisturbed possession under all leases listed in Schedule 7.17 and each such lease is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease exists. Credit Parties shall update Schedule 7.17 on the last Business Day of any month in which (and to the extent) there are any changes thereto.

Section 7.18  Material Agreements. Schedule 7.18 sets forth all material agreements to which any Credit Party is a party or is otherwise bound as of the most recent Reporting Date. Credit Parties shall update Schedule 7.18 on a monthly basis on the last Business Day of each month to the extent there are any changes thereto. Except as set forth on Schedule 7.18, all such material agreements set forth on Schedule 7.18 are in full force and effect and no defaults by a Credit Party exist thereunder.

Section 7.19  Bank Accounts. Schedule 7.19 contains a complete list of all Deposit Accounts and Securities Accounts maintained by the Credit Parties as of the most recent Reporting Date. If any Credit Party opens or otherwise comes into possession of a Deposit Account or a Securities Account not previously disclosed on Schedule 7.19, such schedule shall be updated immediately upon such opening, or coming into possession.

Section 7.20  Title to Property. Each Credit Party has good, valid, marketable and exclusive title to, or a valid leasehold interest or license in (as applicable), all of its property, free of all Liens except Permitted Liens. Administrative Agent's Liens are not subject or junior to any other Lien other than those Permitted Liens that are prior to Administrative Agent's Liens.

Section 7.21  Debt. After giving effect to the making of the initial Loans, no Credit Party has any Debt except the Obligations and other Debt expressly permitted under Section 9.5.

Section 7.22  Liens. There are no Liens on any property of any Credit Party other than Permitted Liens.

Section 7.23  Solvency. Prior to and after giving effect to the making of the initial Loans hereunder and each subsequent Loan thereafter, each Credit Party is, on an individual basis, Solvent.

Section 7.24  Non-Regulated Entities. No Credit Party and no Subsidiary of any Credit Party is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940. No Credit Party and no Subsidiary of any Credit Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or may otherwise render all or any portion of the Obligations unenforceable.

Section 7.25  Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, other than: (i) the filing of UCC Financing Statements to be filed against the Credit Parties evidencing Administrative Agent's Liens and recordation of the Deed of Trust to be filed in favor of Administrative Agent with respect to the Real Property Collateral; (ii) filings to be made with the United States Patent and Trademark Office or United States Copyright Office evidencing Administrative Agent's Liens on registered Proprietary Rights; (iii) as may be required in connection with any exercise of remedies by Administrative Agent in respect of the Equity Interests of any Credit Party by Applicable Laws affecting the offering and sale of securities generally; and (iv) those which have been obtained and are still in full force and effect.

Section 7.26  Investment Banking or Finder's Fees. No Credit Party has agreed to pay or is otherwise obligated to pay or reimburse any Person with respect to any investment banking or similar or related fee, underwriter's fee, finder's fee or broker's fee in connection with this Agreement.

Section 7.27  Full Disclosure. None of the representations or warranties made by any Credit Party in the Loan Documents and none of the statements contained in any Schedule or any report, statement or certificate furnished to Administrative Agent by or on behalf of any Credit Party in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 7.28  Other Obligations and Restrictions. No Credit Party has any outstanding liabilities of any kind (including contingent obligations, tax assessments, or long-term commitments) required to be set forth as a liability on a balance sheet in accordance with GAAP which are, in the aggregate, material to Credit Parties or material with respect to Borrowers' consolidated financial condition that are not reflected on the financial statements delivered pursuant to Section 6.1(a), Section 8.4(a) or Section 8.4(b), or in the notes thereto. No Credit Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to result in a Material Adverse Effect.

Section 7.29  Acts of God and Labor Matters. Neither the business nor the properties of any Credit Party has been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), which could reasonably be expected to result in a Material Adverse Effect. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, lockout, slowdown, stoppage or similar action or grievance, pending or, to Credit Parties knowledge, threatened in writing against any Credit Party or any of their respective Subsidiaries that could reasonably be expected to result in a material liability and (c) no union certification application or representation petition existing with respect to the employees of any Credit Party or any of their respective Subsidiaries, and no union organizing activities are taking place with respect to any of the employees of any Credit Party or their Subsidiaries. No Credit Party nor their Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Credit Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Credit Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Credit Parties, except where the failure to do so could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.30  Environmental and Other Laws. (a) Except as individually or in the aggregate could not result in a Material Adverse Effect, each Credit Party is conducting its business in material compliance with all Applicable Laws, including Environmental Laws, and is in compliance with all licenses and permits required under any such laws; (b) to the knowledge of Credit Parties, (i) none of the operations or properties of any Credit Party is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, except as set forth on Schedule 7.30 as of the most recent Reporting Date, and (ii) no Credit Party's nor any of its Subsidiaries' properties or assets has ever been used by a Credit Party, its Subsidiaries or any previous owner or operator in the disposal of, or to produce, store, handle, treat, release, or transport any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law; (c) no Credit Party has (and to the knowledge of Credit Parties, no other Person has) filed any notice under any Applicable Law indicating that any Credit Party or their Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Credit Party or their Subsidiaries; (d) no Credit Party has (nor have any of Credit Parties' Subsidiaries) transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against such Credit Party for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Credit Party has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.

Section 7.31  Security Interests.

(a)    Administrative Agent, for the benefit of the Lender Parties, has a valid and perfected first priority security interest in the Collateral to the extent required under this Agreement, subject only to Permitted Liens, and

(b)    no further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect Administrative Agent's security interest in the Collateral that may be perfected by the filing of a financing statement pursuant to the UCC except (i) for continuation statements described in UCC §9.515(d), (ii) for filings required to be filed in the event of a change in the name, jurisdiction of organization, type of organization or organizational structure of a Credit Party, or (iii) in the event any financing statement filed by Administrative Agent, for the benefit of the Lender Parties, relating hereto otherwise becomes inaccurate or incomplete.

Section 7.32  Commercial Tort Claims. Schedule 7.32 sets forth all Commercial Tort Claims brought by any Credit Party against any Person as of the most recent Reporting Date. If any Credit Party brings a Commercial Tort Claim against any Person on or after such Reporting Date, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of such Credit Party bringing such Commercial Tort Claim against such Person.

Section 7.33  Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of each other Borrower. Each Borrower expects to derive benefit (and its board of directors, manager(s), general partner(s) or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Borrowers and (ii) the credit extended by the Lender Parties to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, is in its best interest and necessary or convenient to the conduct, promotion or attainment of the business of such Borrower, its wholly owned direct or indirect Subsidiaries and/or its direct or indirect parent.

Section 7.34  Anti-Terrorism Laws.

(a)    No Credit Party nor any Subsidiary of any Credit Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)    No Credit Party nor any Subsidiary of any Credit Party, nor to the knowledge of any Credit Party, their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a "Blocked Person"): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (iii) a Person or entity with which any Lender Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224; (v) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person or entity who is affiliated or associated with a Person or entity listed above. No Credit Party nor any Subsidiary of any Credit Party, nor to the knowledge of any Credit Party, their respective agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 7.35  Trading with the Enemy. No Credit Party has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

Section 7.36  OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Credit Party or any of its Subsidiaries is in violation of any Sanctions. No Credit Party nor any of its Subsidiaries nor, to the knowledge of such Credit Party, any director, officer, employee, agent or Affiliate of such Credit Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Credit Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties and its Subsidiaries, and to the knowledge of each such Credit Party, each director, officer, employee, agent and Affiliate of each such Credit Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 7.37  Food and Drug Act. Except as disclosed in Schedule 7.37 as of the most recent Reporting Date, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance in all material respects with all Food Laws, including obtaining, maintaining and complying in all material respects with all Permits (if any) required by any Food Laws; (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party is subject to, or the subject of, any pending (or, to the knowledge of any Credit Party, threatened in writing) order, investigation, suit, proceeding, audit (other than routine inspections), claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Food Law; (c) no Credit Party and no Subsidiary of any Credit Party is or, during the past three (3) years, has been engaged in any operations in violation, in any material respect, of any Food Law or knows of any facts, circumstances or conditions reasonably constituting notice of a violation, in any material respect, of any Food Law, including receipt of any written information request, warning letter, Section 305 notice or other similar communication from the FDA or any applicable Governmental Authority; (d) the Credit Parties' and their Subsidiaries' recordkeeping practices comply in all material respects with the requirements of the Food Laws, including regulations implementing the Bioterrorism Act, and the Loan Parties and their Subsidiaries have practices in place to ensure continuing compliance with the import notifications requirements and FDA-recommended practices governing food security, the observance of all Hazardous Analysis and Critical Control Points (HACCP) requirements to the extent they are or become applicable and sanitation standard operating procedures; (e) to the Credit Parties' knowledge, all of the Products of the Credit Parties and their Subsidiaries (i) have been properly handled and stored and are properly manufactured, packaged and labeled and fit for human consumption, (ii) are not adulterated, misbranded or otherwise violative within the meaning of the Food and Drug Act or such Food Laws, and (iii) bear all required warning statements and allergen declarations; (f) to the Credit Parties' knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the return of any Products to any Credit Parties or their Subsidiaries; (g) the Credit Parties and their Subsidiaries have, in a timely manner, filed with the FDA and each other applicable Governmental Authority all required reports; (h) no Credit Party or any Subsidiary of a Credit Party has received notice from the FDA or any other Governmental Authority, or has knowledge, that there are any circumstances existing which would be reasonably likely to lead to any loss of, or refusal to renew, any Permit (to the extent a permit is required by any Food Law) related to the making of or sale of any Product; (i) there has not been during the past three (3) years preceding the Agreement Date, and there is, no demand, claim, action, suit, hearing, proceeding, or written notice of a violation, investigation or inquiry of a civil, criminal or administrative nature by or before any Governmental Authority against or involving any Product or against any Credit Party or any Subsidiary, or class of claims or lawsuits involving a Product, which is pending or threatened in writing, resulting from an alleged defect in any Product made, distributed or sold by or on behalf of any Credit Party or any of its Subsidiaries, or any alleged failure to warn, or from any breach of express or implied specifications or warranties or representations (a "Product Claim"); and (j) there is not currently, and has not been during the past three (3) years preceding the Agreement Date, nor is there under consideration or investigation by any Credit Party or any of its Subsidiaries, any seizure, withdrawal, recall, suspension or detention of any Product, or any ingredient used in any Product (a "Recall") nor, to the Credit Parties' knowledge, is there any investigation or proceeding by the FDA or any other Governmental Authority seeking any such Recall.

Section 7.38  Continuing Representations. All representations and warranties under this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and performance in full of the Obligations (other than contingent indemnification obligations), each Credit Party agrees, jointly and severally, as follows:

Section 8.1   Existence and Good Standing. Each Credit Party shall maintain (a) its existence and good standing in its jurisdiction of organization and (b) its qualification and good standing in all other jurisdictions in which the failure to maintain such qualification or good standing could reasonably be expected to result in a Material Adverse Effect.

Section 8.2   Compliance with Agreements and Laws. Each Credit Party will perform all obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party will conduct its business and affairs in compliance in all respects with respect to Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, and in material respects with all other Applicable Laws applicable thereto. Each Credit Party shall, and shall ensure that each of its Subsidiaries will (a) conduct its business in compliance with all Anti-Corruption Laws and Anti-Terrorism Laws and (b) maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws. Each Credit Party will cause Permits material to its business to be at all times maintained in good standing and in full force and effect. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Credit Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 8.3   Books and Records. Each Credit Party shall maintain at all times correct and complete books and records in which complete, correct and timely entries are made of its transactions to enable the preparation of financial statements in accordance with GAAP.

Section 8.4   Financial Reporting. Borrower Representative and, to the extent required hereby, each other Credit Party, shall promptly furnish to Administrative Agent all such financial information with respect to Credit Parties as Administrative Agent may reasonably request. Without limiting the foregoing, Borrower Representative and, to the extent required hereby, each other Credit Party, will furnish to Administrative Agent the following:

(a)    As soon as available, but in any event not later than one hundred twenty (120) days after the end of each Fiscal Year, consolidated audited balance sheets, and statements of income and expense, cash flow and of stockholders' equity for Natural Alternatives and its consolidated Subsidiaries for such Fiscal Year, and the accompanying notes thereto, prepared in accordance with GAAP, in reasonable detail and fairly presenting in all material respects the financial position and results of operations of Natural Alternatives and its consolidated Subsidiaries for the Fiscal Year then ended. Such audited statements shall be examined in accordance with generally accepted accounting standards by independent certified public accountants selected by Natural Alternatives and reasonably satisfactory to Administrative Agent (it being acknowledged that Haskell & White LLP is satisfactory), whose report thereon shall not be qualified in any respect, it being understood that, notwithstanding the foregoing, any such report may include qualifications relating to (i) an upcoming maturity date under this Agreement or (ii) potential inability to satisfy a financial maintenance covenant with respect to a future date or in a future period. During the continuance of an Event of Default, each Credit Party hereby authorizes Administrative Agent to communicate directly with its certified public accountants and, by this provision, authorizes such accountants to disclose to Administrative Agent any and all financial statements and other supporting financial documents and schedules relating to any Credit Party and to discuss directly with Administrative Agent the finances and affairs of Credit Parties.

(b)    As soon as available, but in any event not later than thirty (30) days after the end of each Fiscal Month, consolidated and consolidating unaudited balance sheets of Natural Alternatives and its consolidated Subsidiaries as of the end of such Fiscal Month, and consolidated unaudited statements of income and expense and cash flow for Natural Alternatives and its consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of the Fiscal Year to the end of such Fiscal Month, all in reasonable detail, fairly presenting in all material respects the financial position and results of operations of Natural Alternatives and its consolidated Subsidiaries for such Fiscal Month and period, and prepared in accordance with GAAP applied consistently. Borrower Representative shall certify by a certificate signed by a Responsible Officer of Borrower Representative that all such statements have been prepared in accordance with GAAP and present fairly in all material respects, subject to normal year-end adjustments and the absence of footnote disclosure, Credit Parties' financial position as of the dates thereof and its results of operations for the Fiscal Month and period then ended.

(c)    Annually, not sooner than April 30 and not later than May 31 of each Fiscal Year of Natural Alternatives, annual forecasts (to include forecasted consolidated balance sheets, statements of income and expenses and statements of cash flow) for Natural Alternatives and its consolidated Subsidiaries as of the end of and for each Fiscal Month of the following Fiscal Year of Natural Alternatives.

(d)    As soon as available, but in any event not later than fifteen (15) days after any Credit Party's receipt thereof, a copy of all management reports and management letters prepared for Credit Parties by any independent certified public accountants of Credit Parties.

(e)    Promptly after filing, a copy of each tax return filed by each Credit Party and each Guarantor.

(f)    Promptly after receipt thereof, copies of all bank statements in respect of any Deposit Account or Securities Account of any Credit Party (which may be satisfied by providing Administrative Agent electronic read-only access to such accounts).

(g)    Such additional information as Administrative Agent may from time to time reasonably request regarding the financial and business affairs of Credit Parties, or any of their Subsidiaries.

Section 8.5   Collateral Reporting. Borrower Representative, on behalf of all Borrowers, shall provide the following to Administrative Agent:

(a)    weekly (no later than Tuesday of each week), at the time of each request for a Revolving Loan and at any other time requested by Administrative Agent, a Borrowing Base Certificate including (i) a detailed calculation of the Borrowing Base as of two Business Days prior to the delivery date, (ii) a certification of Eligible Accounts and Eligible Inventory (which such certification shall be true, correct and complete but without giving effect to (x) any changes to the eligibility criteria of "Eligible Accounts" or "Eligible Inventory", (y) any Reserves or (z) any such other similar permitted changes implemented by the Administrative Agent pursuant this Agreement and for which, in all such cases, Borrower has not been notified prior to the date of such certification), or and (iii) all material supporting documents and information (including, without limitation, sales journals, credit memos, cash receipts journals and reconciliation of changes from the most recent certificate delivered to Administrative Agent);

(b)     Monthly, not later than the fifteenth (15th) day of each Fiscal Month:

(i)      a schedule of Accounts and a schedule of payments on Accounts, as of the last day of the preceding Fiscal Month;

(ii)     a reconciliation to the Borrowing Base as calculated in the most recent Borrowing Base Certificate delivered to Administrative Agent, in the form reasonably prescribed by Administrative Agent;

(iii)    an aging of Borrowers' Accounts as of the last day of the preceding Fiscal Month, in form and substance reasonably satisfactory to Administrative Agent, including, without limitation a listing of the name and complete address of each Account Debtor, a reconciliation to the previous calendar month's aging of Borrowers' Accounts and to Borrowers' general ledgers, and such other information as Administrative Agent may request in its Permitted Discretion;

(iv)    an aging of Borrowers' accounts payable (including the due date for each account payable) as of the last day of the preceding Fiscal Month;

(v)    Inventory reports as of the last day of the preceding Fiscal Month, by category and location, with detail showing additions to and deletions from Inventory, together with a reconciliation to the general ledger;

(vi)    at Administrative Agent's request, copies of invoices and supporting delivery or service records, copies of credit memos or other advices of credit or reductions against amounts previously billed, shipping and delivery documents, purchase orders and such other copies or reports in respect of any Collateral as Administrative Agent may request in its Permitted Discretion from time to time; and

(vii)   semiannually, on or before the last Business Day in June and December of each year, or more often at Administrative Agent's reasonable request, a listing of each Account Debtor in respect of Borrowers' Accounts, with full contact information for each such Account Debtor (including, without limitation, the complete address, contact person, phone number and email address) and such other information as Administrative Agent may request in its Permitted Discretion in respect of the Borrowers' Accounts.

Each Borrowing Base Certificate, schedule, reconciliation, aging, copy or report delivered to Administrative Agent shall bear (or be included in) a signed statement by a Responsible Officer of Borrower Representative certifying the accuracy and completeness in all material respects of all information included therein (which, for the avoidance of doubt, Borrower Representative will revise any such incorrect Borrowing Base Certificate, schedule, reconciliation, aging, copy or report upon Administrative Agent’s request). The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by each Borrower to Administrative Agent and Lenders that no (i) Account included therein as an Eligible Account should be excluded from inclusion in the Borrowing Base pursuant to the terms of the definition of "Eligible Account" and any such changes in the eligibility criteria for which Borrowers received notice of prior to the date of delivery of such Borrowing Base Certificate and (ii) Inventory included therein as Eligible Inventory should be excluded from inclusion in the Borrowing Base pursuant to the terms of the definition of "Eligible Inventory" and any such changes in the eligibility criteria for which Borrowers received notice of prior to the date of delivery of such Borrowing Base Certificate. In the event any request for a Revolving Loan or a Borrowing Base Certificate or other information required by this Section 8.5 is delivered to Administrative Agent by Borrower Representative electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Borrower Representative by a Responsible Officer thereof and constitute a representation to Administrative Agent and Lenders as to the authenticity thereof. Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Accounts or Eligible Inventory, Reserves pursuant to Section 2.1, declines in value of Collateral or such other matters as are necessary to determine the Borrowing Base. Administrative Agent shall have the continuing right to establish and adjust Reserves in determining or re-determining the Borrowing Base, pursuant to Section 2.1.

Section 8.6   Compliance Certificate. With each of the financial statements delivered pursuant to Section 8.4(a) and Section 8.4(b), respectively, Borrower Representative shall deliver to Administrative Agent a certificate signed by a Responsible Officer of Borrower Representative (i) setting forth in reasonable detail the calculations required to establish that Credit Parties were in compliance with the covenant set forth in Section 9.14 during the period covered in such financial statements and as of the end thereof and (ii) stating that, except as explained in reasonable detail in such certificate (A) all of the representations and warranties of Credit Parties contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that are solely effective as of a particular date, which shall be correct and complete in all material respects as of such particular date, (B) on the date of such certificate, Credit Parties are in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents and (C) no Default or Event of Default then exists or existed during the period covered by such financial statements. If such certificate discloses that a representation or warranty is not correct or complete in all material respects, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action Credit Parties have taken or propose to take with respect thereto.

Section 8.7   Notification to Administrative Agent. Credit Parties shall notify Administrative Agent in writing immediately (a) of the occurrence of any Default or Event of Default, (b)  after becoming aware of any event or circumstance, including without limitation any pending or threatened in writing action, suit or claim by any Person, any pending or threatened investigation by a Governmental Authority or any violation of any Applicable Law, that would be treated as a contingent liability of any Credit Party under GAAP and is in an amount in excess of $250,000, (c) if any Credit Party's board of directors, other governing boards or committees, members or partners authorizes the filing by such Credit Party of a petition in bankruptcy, (d) of the acceleration of the maturity of any Debt owed by any Credit Party as a result of an event of default thereunder or of any event of default thereunder by any Credit Party under any indenture, mortgage, agreement, contract or other instrument to which such Credit Party is a party or by which any of its properties is bound and, in each case, is in an amount in excess of $250,000, (e) of any claim under any Environmental Law or in respect of any Hazardous Materials of $250,000 or more, any written notice of potential liability under any Environmental Laws which might reasonably be expected to exceed such amount, or any other material adverse claim asserted against any Credit Party or with respect to any Credit Party's properties and (f) any other development that results or could reasonably be expected to result in, a Material Adverse Effect. Each notice given shall describe the subject matter thereof in reasonable detail and specify the action that Credit Parties have taken or propose to take with respect thereto.

Section 8.8   Accounts. If any Borrower becomes aware of any matter adversely affecting the collectability of any Account of any Borrower involving an amount greater than $25,000, including information regarding the Account Debtor's creditworthiness, such Borrower will promptly so advise Administrative Agent. Each Borrower hereby agrees to promptly notify Administrative Agent of all disputes and claims in excess of $25,000 with respect to any Account Debtor of such Borrower. Borrowers shall deliver to Administrative Agent a copy of each credit memorandum upon demand by Administrative Agent.

Section 8.9   Inventory.

(a)    All Inventory that is held for sale shall be held for sale in the ordinary course of Credit Parties' business, and is and will be fit for such purpose. Credit Parties will keep the finished goods Inventory in good and marketable condition, at their own expense. No Borrower will acquire or accept any Inventory on consignment or approval. No Borrower will sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis.

(b)    Borrowers will conduct periodic cycle counts of the Inventory on a frequency consistent with Borrowers’ historical practices, and Borrowers shall provide to Administrative Agent a written accounting of each such periodic cycle count, in form and substance reasonably satisfactory to Administrative Agent. Borrowers will conduct a physical count of the Inventory at least once per Fiscal Year and at Administrative Agent's request, within fifteen (15) days of conducting any physical count, Borrowers shall supply Administrative Agent with a copy of such count.

(c)    Borrowers shall promptly report to Administrative Agent in writing any Inventory returned by an Account Debtor involving an amount in excess of $25,000. All such returned Inventory shall be segregated from all other Inventory, and shall not be reportable as Eligible Inventory unless such returned Inventory is in saleable condition and meets all criteria for Eligible Inventory. Unless otherwise agreed by Administrative Agent, the amount of Borrowers' Accounts relating to such returned Inventory shall be deemed excluded from Eligible Accounts. All returned Inventory shall be subject to Administrative Agent's Liens.

Section 8.10  Equipment and Machinery. Credit Parties will maintain, preserve, protect and keep all Equipment and Machinery in good condition, repair and working order, ordinary wear and tear excepted, and will cause such Equipment and Machinery to be used and operated in a good and workmanlike manner, in accordance with Applicable Law and in a manner which will not make void or cancelable any insurance with respect to such Equipment and Machinery. Credit Parties will promptly make or cause to be made all repairs, replacements and other improvements to or in connection with such Equipment and Machinery which are necessary or desirable or that Administrative Agent may request in its Permitted Discretion to such end. Current maintenance records will be maintained on all such Equipment and Machinery and made available to Administrative Agent upon request. Borrowers will promptly furnish to Administrative Agent a statement respecting any loss or damage to any of such Equipment or Machinery with an aggregate value in excess of $25,000. No Credit Party will alter or remove any identifying symbol or number on any Equipment or Machinery or permit any of the Collateral which constitutes Equipment to at any time become so related or attached to, or used in connection with any particular real property so as to become a fixture upon such real property, or to be installed in or affixed to other goods so as to become an accession to such other goods unless such other goods are also included in the Collateral and as to which Administrative Agent has a first priority Lien (subject to any other Lien other than non-consensual Permitted Liens that are (x) junior in priority to the Lien of the Administrative Agent and (y) do not prevent the Administrative Agent from foreclosing on such Accounts free and clear of such non-consensual Permitted Liens).

Section 8.11  Insurance. Credit Parties shall, keep and maintain insurance with respect to their business and all Collateral, wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons in the same or similar business and similarly situated or located. All such policies of insurance shall be written by financially sound and reputable insurers (and if such insurers lose such status, Credit Parties will seek to replace such affected insurers with those that are financially sound and reputable) reasonably acceptable to Administrative Agent (it being acknowledged that the Credit Parties’ insurers on the Agreement Date are so acceptable). Such insurance shall be with respect to loss, damages, and liability of amounts acceptable to Administrative Agent in its Permitted Discretion and shall include, at a minimum, business interruption, workers compensation, general premises liability, fire, theft, casualty and all risk. Credit Parties will make timely payment of all premiums required to maintain such insurance in force. Credit Parties shall cause Administrative Agent to be an additional insured and loss payee under all policies of insurance covering any of the Collateral, to the extent of Administrative Agent's interest, in form reasonably satisfactory to Administrative Agent, and shall cause a lenders loss payable endorsement to be issued in favor of Administrative Agent in respect of Credit Parties' property insurance. All insurance proceeds paid to Administrative Agent shall be applied in reduction of the Obligations unless otherwise agreed by Administrative Agent. Credit Parties shall deliver copies of each insurance policy to Administrative Agent upon request.

Section 8.12  Payment of Trade Liabilities, Taxes, Etc.. Each Credit Party will (a) timely file all required federal and state income tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) pay consistent with past practices all material liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due or otherwise in accordance with past practices all other material liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. A Credit Party may, however, delay paying or discharging any of the foregoing so long as (i) it is in good faith contesting the validity thereof by appropriate action and has set aside on its books adequate reserves therefore in accordance with GAAP, and (ii) none of the Collateral would become subject to forfeiture, any Lien (other than a Permitted Lien not prior to Administrative Agent's Lien on the Collateral) or loss as a result of such delay or contest.

Section 8.13  Protective Advances. Borrowers hereby agree to immediately pay Administrative Agent for any Protective Advances made by the Lenders on their behalf or in respect of any Collateral and such amounts are due and payable by Borrowers on the date such Protective Advances are so made.

Section 8.14  Evidence of Compliance. Credit Parties will furnish to Administrative Agent at Credit Parties' expense all evidence which Administrative Agent may from time to time reasonably request in its Permitted Discretion in writing as to the accuracy and validity of or compliance in all material respects with all representations, warranties and covenants made by Credit Parties in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 8.15  Environmental Matters; Environmental Reviews.

(a)    Each Credit Party will, and will cause its Subsidiaries to, comply in all material respects with all Environmental Laws now or hereafter applicable to such Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, except for those which if not obtained or maintained could not reasonably be expected to result in a Material Adverse Effect. No Credit Party will do anything or permit anything to be done which will subject any of its properties or Subsidiaries to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, in each case which could reasonably be expected to have a Material Adverse Effect.

(b)    Credit Parties will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Credit Party, or of which Credit Parties otherwise have notice, pending or threatened against any such Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with such Person's ownership or use of its properties or the operation of its business.

(c)    Credit Parties will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Credit Party in connection with Credit Parties' or their Subsidiaries' ownership or use of their properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 8.16  Subsidiaries; Fundamental Information. In the event that a direct or indirect Subsidiary of any Credit Party (other than a Foreign Subsidiary) is created or acquired or otherwise comes into existence (which new Subsidiary must have been created or acquired in compliance with the terms hereof), then such Subsidiary shall (i) become party to this Agreement as a Borrower (or, with the Administrative Agent's consent, as a Guarantor) through a joinder agreement in form and substance acceptable to Administrative Agent (a "Joinder Agreement"), (ii) execute and deliver to Administrative Agent a Perfection Certificate, (iii) if not joining as a Borrower hereunder, execute and deliver to Administrative Agent a Guaranty Agreement, guarantying all of the Obligations of the Borrowers, and (iv) execute and deliver to Administrative Agent such other documents, instruments and agreements as reasonably required by Administrative Agent in order to pledge such Person's real and personal property to Administrative Agent and Lender Parties as security for the Obligations free and clear of any Liens (other than Permitted Liens).  Moreover, in the event that a direct or indirect Subsidiary of any Credit Party is created or acquired or otherwise comes into existence (which new Subsidiary must have been created or acquired in compliance with the terms hereof), the Credit Party parent of such Subsidiary shall execute and deliver to Administrative Agent a Pledge Agreement and such other documents, instruments and agreements as reasonably required by Administrative Agent in order to pledge all the Equity Interest of such new Subsidiary (and confer such other rights as reasonably required by Administrative Agent in respect thereof) to Administrative Agent and Lender Parties as security for the Obligations; provided further, however, that in the event such Subsidiary is a CFC, only 65% of the voting equity and 100% of the nonvoting equity (in each case as determined under Treasury Regulation Section 1.956-2) shall be required to be pledged if pledging a greater percentage of voting stock shall cause a material adverse tax impact to any Credit Party .  Upon creation of any new Subsidiary or any change to any fundamental information of any Credit Party from that set forth in Schedule 7.1 hereto, Credit Parties shall promptly (and in any event within three (3) Business Days of such change) deliver to Administrative Agent an updated Schedule 7.1 hereto.

Section 8.17  Further Assurances. Credit Parties shall execute and deliver, or cause to be executed and delivered, to Administrative Agent such documents and agreements, and shall take or cause to be taken such actions, as Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

Section 8.18  Maintenance of Properties. Each Credit Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 8.19  Real Property. Within ten (10) days following the acquisition thereof, the relevant Credit Party will (or will cause each applicable Subsidiary Credit Party to) notify Administrative Agent of such acquisition and, if requested by Administrative Agent will within thirty (30) days after such request, execute and deliver a Deed of Trust and such other documentation in form and substance satisfactory to Administrative Agent, granting to it perfected Liens (subject to no prior Liens other than any Permitted Liens expressly allowed to be prior thereto pursuant to the definition of Permitted Liens) in all Real Property so acquired.

Section 8.20  ERISA Plans. Each Credit Party will, and will cause its Subsidiaries to, keep and maintain all ERISA Benefit Plans in compliance with all Applicable Laws and terms of such plans, except as would not reasonably be expected to have a Material Adverse Effect.

Section 8.21  Proprietary Rights. Each Credit Party shall have the duty, with respect to Proprietary Rights that are necessary in or material to the conduct of such Credit Party’s business, to protect and diligently enforce and defend at such Credit Party’s expense its Proprietary Rights, including (A) to diligently enforce and defend, as determined in such Credit Party’s reasonable business judgement, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Proprietary Rights rights of any Person, (B) to prosecute diligently, as determined in such Credit Party’s reasonable business judgment, any trademark application or service mark application that is pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently, as determined in such Credit Party’s reasonable business judgment any patent application pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Credit Party’s material Proprietary Rights, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Grantor who were involved in the creation or development of such Proprietary Rights to sign agreements containing assignment of Proprietary Rights rights and obligations of confidentiality. Each Credit Party further agrees not to abandon any Proprietary Rights that are necessary in or material to the conduct of such Credit Party’s business. Each Grantor hereby agrees to take the steps described in this Section 8.21 with respect to all new or acquired Proprietary Rights to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in or material to the conduct of such Credit Party’s business. Each Credit Party shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Proprietary Rights that are necessary in or material to the conduct of such Credit Party’s business, including, as applicable (A) protecting the secrecy and confidentiality of its confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements and (B) taking actions reasonably necessary to ensure that no trade secret falls into the public domain.

Section 8.22  Listing of Real Property.

(a)    Within sixty (60) days of the Agreement Date, the Borrowers shall, deliver to Administrative Agent evidence, in form and substance reasonably satisfactory to Administrative Agent, that the Borrowers have engaged a mutually acceptable broker to sell one or more of the Real Property Collateral locations.

(b)    The Borrowers will cooperate in good faith with Administrative Agent during the marketing and sale process for the sale of one or more of the Real Property Collateral locations.

Section 8.23  Chief Financial Officer. Borrowers will appoint a Chief Financial Officer of Natural Alternatives reasonably acceptable to Administrative Agent within one hundred eighty (180) days of the Agreement Date, and until such time as such reasonably acceptable replacement is appointed, Kenneth E. Wolf will serve as Principal Accounting Officer and Principal Financial Officer of Natural Alternatives.

Section 8.24  Post-Closing Obligations.

(a)    The Borrowers shall use commercially reasonable efforts for a period of not less than thirty (30) days from and after the Agreement Date (as such date may be extended by Administrative Agent in its Permitted Discretion) to provide Administrative Agent with a fully executed Collateral Access Agreement, in form and substance acceptable to Administrative Agent in its Permitted Discretion, with respect to the manufacturing facility lease for 1215 and 1211 Park Center Dr., Vista, CA 92081.

(b)    The Borrowers shall use commercially reasonable efforts for a period of not less than thirty (30) days from and after the Agreement Date (as such date may be extended by Administrative Agent in its Permitted Discretion) to provide Administrative Agent with evidence, in form and substance acceptable to Administrative Agent in its Permitted Discretion, that the security interest filed at reel/frame 2570/0531 by UPS Capital Corporation on October 30, 2002 at the USPTO on the trademark “NAI” with registration number 2127309 has been released.

(c)    The Borrowers shall cooperate with Administrative Agent in good faith to obtain, in each case, in form and substance acceptable to Administrative Agent in its Permitted Discretion and at Borrowers’ sole cost and expense, with respect to the 5928 Farnsworth Court, Carlsbad, CA 92008 location, (i) an appraisal for such location, with a minimum fair market value of such location set forth therein, (ii) Phase I and, if applicable, Phase II environmental reports in respect of such location, prepared by a Person reasonably acceptable to Administrative Agent (and acceptable to Wells Fargo) and (iii) any other documentation or information requested by Administrative Agent in its Permitted Discretion.

(d)    The Borrowers shall use commercially reasonable efforts for a period of not less than thirty (30) days from and after the date of Administrative Agent’s request (as such date may be extended by Administrative Agent in its Permitted Discretion), at Borrowers’ sole cost and expense, to provide Administrative Agent with (i) an ALTA/NSPS survey with respect to the 1535 Faraday Avenue, Carlsbad, CA 92008 location and (ii) an updated ALTA/NSPS survey with respect to the 5928 Farnsworth Court, Carlsbad, CA 92008 location.

ARTICLE IX
NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and performance in full in cash of the Obligations (other than contingent indemnification obligations), each Credit Party agrees, jointly and severally, as follows:

Section 9.1  Fundamental Changes. No Credit Party shall enter into any transaction of merger, reorganization, consolidation, wind-up, liquidation, recapitalization or dissolution (or suffer any liquidation or dissolution) except that (a) any Credit Party may merge with and into another Credit Party provided that (i) a Borrower must be the surviving entity of any such merger to which it is party, (b) a Credit Party may merge with a Subsidiary of a Credit Party that is not a Credit Party so long as such Credit Party is the surviving entity of any such merger, (c) any Credit Party (other than any Borrower) shall be permitted to liquidate or dissolve so long as the assets of such Credit Party are transferred to a Borrower or, if such Credit Party is not a Borrower, another Credit Party. No Credit Party will change its name, identity, jurisdiction of organization, organizational type or location of its chief executive office or principal place of business unless such Credit Party (or Borrower Representative, on behalf of such Credit Party) gives Administrative Agent at least thirty (30) days prior written notice thereof and executes (or causes such applicable Credit Party to execute) all documents and takes (or causes such applicable Credit Party to take) all other actions that Administrative Agent reasonably requests in connection therewith, including but not limited to the delivery of a legal opinion to Administrative Agent, reasonably satisfactory in form and substance to Administrative Agent.

Section 9.2  Collateral Locations. Except for motor vehicles, Inventory, or other Collateral (that is not, in all such cases, Eligible Equipment or Eligible Inventory) temporarily in transit in the ordinary course of business or otherwise temporarily located elsewhere for repairs for a period not to exceed ten (10) Business Days, no Credit Party will maintain any Collateral at any location other than those locations listed on Schedule 7.11 as of the most recent Reporting Date unless it (i) gives the Administrative Agent at least thirty (30) days prior written notice thereof, (ii) delivers or causes to be delivered to Administrative Agent all documents that Administrative Agent reasonably requests in connection therewith and, in the case of any leased location, exercises commercially reasonable efforts to deliver to Administrative Agent a Collateral Access Agreement, in accordance with the terms of Section 5.2, signed by the owner of such location, and (iii) takes all other actions that Administrative Agent reasonably requests in connection therewith.

Section 9.3  Use of Proceeds. Borrowers will not use any proceeds of any Loan, directly or indirectly, for any purpose other than (a) on the Agreement Date, to pay transactional fees, costs and expenses incurred in connection with the Loan Documents, (b) on the Agreement Date, to refinance or pay off indebtedness for money borrowed prior to the Agreement Date, and (c) on the Agreement Date and thereafter, for working capital in the ordinary course of Borrowers' business. No Borrower will use any Letter of Credit for any purpose other than for its general corporate purposes. Borrowers will not use any proceeds of any Loan or use any Letter of Credit, directly or indirectly, to purchase or carry margin stock, repay or otherwise refinance indebtedness incurred to purchase or carry Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. None of the Borrowers, the other Credit Parties or any of their Subsidiaries have used or procured, nor shall they use or procure, the proceeds of any Loan or other extension of credit, or any Letter of Credit, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or any Blocked Person, or in any Sanctioned Entity, in each case in violation of Sanctions, or (iii) in any manner that would result in the violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender or other individual or entity participating in any transaction).

Section 9.4  Business. No Credit Party will (i) engage, directly or indirectly, in any line of business other than the businesses in which Credit Parties are engaged on the Agreement Date and similar or related businesses associated therewith and reasonable extensions thereof, or (ii) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except, in each case, in the ordinary course of business.

Section 9.5  Debt. No Credit Party shall incur, create, assume or suffer to exist any Debt, other than the following (collectively, "Permitted Debt"): (a) the Obligations, (b) trade payables and contractual obligations to suppliers and customers arising in the ordinary course of business, (c) Subordinated Debt, (d) Debt, existing on the Agreement Date and described on Schedule 7.21, and any related Refinancing Debt, (e) purchase money secured Debt (including Capital Leases) incurred to purchase Equipment, provided, that the aggregate amount of such Debt outstanding does not exceed $150,000 at any one time outstanding, (f) Debt of such Credit Party with respect to surety, appeal, indemnity, performance, or other similar bonds incurred in the ordinary course of business, (g) Debt owing to any Person providing property, casualty, liability or other insurance to Credit Parties, so long as the amount of such Debt does not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year, (h) Debt incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, or purchase cards (including so-called "procurement cards" or "P-cards"), (i) Debt constituting Permitted Investments, (j) Debt arising from endorsement of instruments or other payment items for deposit, (k) unsecured Debt incurred in respect of netting services, overdraft protection, and other like services, in each case incurred in the ordinary course of business, (l) guarantees by one Credit Party of Debt of another Credit Party otherwise permitted under this Section 9.5, (m) banking services obligations arising in the ordinary course of business, (n) licenses and operating leases entered into in the ordinary course of business, (o) deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent incurred in the ordinary course of business, (p) accrued expenses and other current liabilities incurred or arising in the ordinary course of business, (q) appropriate reserves for taxes, assessments, charges or levies maintained in accordance with GAAP, and (r) other non-debt balance sheet liabilities arising in the ordinary course of business.

Section 9.6  Subordinated Debt. No Credit Party shall make any payment or prepayment of, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to (a) any Subordinated Debt, except as expressly permitted under the applicable Subordination Agreement or (b) any Debt owing to a holder of such Person's Equity Interests.

Section 9.7  Liens. No Credit Party shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens. No Credit Party will enter into or become subject to any agreement whereby any Credit Party is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring, or suffering to exist, directly or indirectly, any Lien on any of its assets in favor of Administrative Agent or the other Lender Parties.

Section 9.8  Disposition of Property. No Credit Party will transfer, sell, assign, lease, license or otherwise dispose (collectively, "Dispose" or "Disposition") of any of its property, or agree to do any of the foregoing, except any of the following (collectively, "Permitted Dispositions"):

(a)    Dispositions of money and/or cash equivalents in the ordinary course of business and in a manner that is not prohibited by this Agreement;

(b)    sales of Inventory in the ordinary course of business;

(c)    Dispositions of Equipment in the ordinary course of business that is obsolete or no longer useable (including surplus) by such Credit Party in the ordinary course of its business;

(d)    sales or assignments of past-due receivables which do not constitute Eligible Accounts to a collection agency in the ordinary course of business, only in connection with the compromise or collection thereof;

(e)    the license, on a non-exclusive basis, in the ordinary course of business, by such Credit Party of its patents and trademarks to customers of such Credit Party where such license does not prevent the granting Credit Party from granting similar licenses to other Persons and does not prohibit or restrict the granting Credit Party’s own use of such Proprietary Rights;

(f)    the granting of Permitted Liens;

(g)    the lapse of registered Proprietary Rights of any Credit Party or the abandonment of Proprietary Rights in the ordinary course of business so long as, in each case (i) such Proprietary Rights are not material to the conduct of its or any other Credit Party's business, (ii) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (iii) such lapse is not materially adverse to the interest of the Lenders;

(h)    the making of Distributions that are expressly permitted pursuant to Section 9.10;

(i)    liquidation or dissolution of a Credit Party permitted by Section 9.1;

(j)    the making of Permitted Investments;

(k)    upon at least ten (10) Business Days prior written notice (or such lesser time as may be acceptable to Administrative Agent) to Administrative Agent, sell the Term Loan Priority Collateral; provided that (i) such sale is in an arm’s-length transaction and the applicable Borrower receives at least the fair market value of the assets so disposed and (ii) the net cash proceeds of such sale are greater than or equal to the outstanding principal balance of the Term Loan; and

(l)    upon at least ten (10) Business Days prior written notice (or such lesser time as may be acceptable to Administrative Agent) to Administrative Agent, sell the NAII Office Building; provided that such sale is in an arm’s-length transaction and the applicable Borrower receives at least the fair market value of the assets so disposed.

Section 9.9  Sale and Leaseback. No Credit Party shall directly or indirectly enter into any arrangement with any Person providing for any Credit Party to lease or rent property that such Credit Party has sold or will sell or otherwise transfer to such Person.

Section 9.10  Distributions; Capital Contribution; Redemption; Payments. No Credit Party shall directly or indirectly declare or make, or incur any liability to make, any Distribution, except (i) Distributions to any Borrower by its Subsidiaries, (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Distributions to any Borrower to permit Borrower to redeem securities of Borrower held by employees of Borrower or any of its Subsidiaries, in an amount not to exceed $300,000 in any Fiscal Year or such greater amount as approved by Administrative Agent, and (iii) so long as no Event of Default has occurred and is continuing or would result therefrom, Distributions by any Credit Party to holders of its Equity Interests not exceeding the liability of each such holder for income taxes solely attributable to such Credit Party's net income. No Credit Party will, directly or indirectly: (a) make any capital contribution of any nature to any Person, (b) purchase, redeem, acquire or retire any share of the capital stock of or partnership or limited liability company interests in any other Credit Party (whether such interests are now or hereafter issued, outstanding or created), or (c) cause or permit any reduction or retirement of the capital stock of any such other Credit Party. Notwithstanding anything herein to the contrary, the Borrower may make payments to or on behalf of employees of Borrower and its Subsidiaries in respect of taxes associated with the awarding of securities.

Section 9.11  Investments. No Credit Party will acquire any assets other than in the ordinary course of business and otherwise meeting the requirements of this Agreement. No Credit Party will make any Investment other than a Permitted Investment.

Section 9.12  Transactions with Affiliates. No Credit Party will sell, lease or otherwise transfer any property or any assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any Affiliate of any Credit Party (excluding, for the avoidance of doubt, transactions between and among Credit Parties), except transactions (not including payment of any management, consulting, monitoring, advisory or other similar fees) that are not otherwise restricted hereunder entered into between a Credit Party, on the one hand, and an Affiliate, on the other hand, only in the ordinary course of such Credit Parties' business, consistent with past practices and undertaken in good faith, upon fair and reasonable terms fully disclosed to Administrative Agent in amounts and upon terms no less favorable to such Credit Parties than would be obtained in a comparable arm's-length transaction with a Person who is not an Affiliate.

Section 9.13  New Subsidiaries. No Credit Party shall organize, create or acquire any new Subsidiary without the consent of Administrative Agent (which shall be in Administrative Agent's sole discretion) and unless such Credit Party and new Subsidiary complies with Section 8.16 hereof.

Section 9.14  Financial Covenants.

(a)    [Reserved].

(b)    [Reserved].

(c)    The Fixed Charge Coverage Ratio computed based upon the domestic operations of Natural Alternatives and its consolidated domestic Subsidiaries for the applicable periods below, determined as of the last day of such applicable period, shall not be less than the ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Minimum FCCR
For the nine (9) month period ending September 30, 2026	(1.80) to 1.0
For the ten (10) month period ending October 31, 2026	(1.95) to 1.0
For the eleven (11) month period ending November 30, 2026	(1.96) to 1.0
For the twelve (12) month period ending December 31, 2026	(1.45) to 1.0
For the twelve (12) month period ending each month thereafter	(1.45) to 1.0

Section 9.15  Fiscal Year; Accounting Method. No Credit Party will change its Fiscal Year or its method of accounting (other than as required to conform to, or as permitted by, GAAP).

Section 9.16  Impairment of Security Interest. Credit Parties will not take or fail to take any action which would in any manner impair the value of, or the enforceability of Administrative Agent's security interest in, any Collateral for a time period greater than thirty (30) calendar days. Further, Credit Parties will not adjust, settle, compromise, amend or modify any of their rights in the Collateral (other than in the ordinary course of business).

Section 9.17  Prohibited Contracts. Except as otherwise permitted herein with respect to permitted Debt, or except as expressly provided for in the Loan Documents, no Credit Party will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of a Credit Party to: (a) pay dividends or make other distributions to such Credit Party, (b) redeem equity interests held in it by such Credit Party, (c) repay loans and other indebtedness owing by it to such Credit Party, or (d) transfer any of its assets to such Credit Party. No Credit Party will amend or permit any amendment to any material contract or material lease which specifically releases, qualifies, limits, makes contingent or otherwise similarly detrimentally affects the rights and benefits of Administrative Agent or any other Lender Party under or acquired pursuant to any Loan Document.

Section 9.18  Deposit Accounts and Securities Accounts. No Credit Party shall establish or maintain any new Deposit Account or Securities Account unless Administrative Agent shall have received a Control Agreement in respect thereof, in accordance with the terms of Section 5.3; provided, however, no such Control Agreement shall be required for Excluded Accounts.

Section 9.19  Compliance with ERISA. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (i) maintain, or permit any ERISA Affiliate to maintain, or become obligated to contribute, to any ERISA Benefit Plan subject to Title IV of ERISA other than those ERISA Benefit Plans disclosed on Schedule 7.8 on the most recent Reporting Date, (ii) engage, or knowingly permit any ERISA Affiliate to engage, in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and Section 4975 of the IRC, (iii) incur, or permit any ERISA Affiliate to fail to provide with Pension Funding Rules, (iv) terminate, or permit any ERISA Affiliate to terminate, any ERISA Benefit Plan where such event could result in any liability of any Credit Party or any ERISA Affiliate or the imposition of a lien on the property of any Credit Party or any ERISA Affiliate pursuant to Section 4068 of ERISA, (v) assume, or permit any ERISA Affiliate to assume any obligation to contribute to any Multiemployer Plan, (vi) incur or permit any ERISA Affiliate to incur, any withdrawal liability to any Multiemployer Plan, (vii) fail promptly to notify the Administrative Agent of the occurrence of any Termination Event, (viii) fail to comply in any material respect, or permit an ERISA Affiliate to fail to comply in any material respect, with the requirements of ERISA or the IRC or other Applicable Law in respect of any ERISA Benefit Plan, (ix) fail to meet, or permit any ERISA Affiliate to fail to meet, all minimum funding requirements under ERISA or the IRC or postpone or delay or allow any ERISA Affiliate to postpone or delay any funding requirement with respect of any ERISA Benefit Plan.

Section 9.20  [Reserved].

Section 9.21  Issuance of Equity Interests. Each Credit Party shall not and shall not permit any Subsidiary to issue any Disqualified Equity Interests.

ARTICLE X
EVENT OF DEFAULT

Section 10.1  Event of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a)    any failure by Borrowers to timely pay any of the Obligations when due;

(b)    any representation or warranty made or deemed made by any Credit Party in any Loan Document, or any financial or other written statement, or any information furnished by such Person to Lenders or Administrative Agent shall be untrue in any material respect as of the date on which made, deemed made or furnished;

(c)    any noncompliance or breach of any requirements contained in:

(i)       Sections 5.3 through 5.5, Sections 8.1 through 8.7, Sections 8.10 through 8.12, Section 8.16, Section 8.22 through 8.24, or Article IX;

(ii)      Section 8.8, or Section 8.9, and any such failure continues for a period of five (5) days; or

(iii)    any provision of the Loan Documents other than those listed in clauses (i) and (ii) of this Section 10.1(c), and such failure continues for a period of ten (10) days after the earlier of Borrower's actual knowledge thereof or written or verbal notice thereof by Administrative Agent to Borrower Representative;

(d)    any Credit Party shall (i) file a voluntary petition in bankruptcy or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts, or consent to or acquiesce in any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, custodian, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors generally; or (iv) be generally unable to pay (or admit in writing that it is unable to pay) its debts as they become due;

(e)    an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking relief under the Bankruptcy Code in respect of, or seeking any reorganization, arrangement, consolidation or readjustment of the debts of, any Credit Party under any other bankruptcy or insolvency law and any of the following events occur: (i) such Credit Party consents or acquiesces to the institution of such petition or proceeding, (ii) the petition commencing such proceeding is not timely controverted, (iii) the petition commencing such proceeding is not dismissed within thirty (30) calendar days of the filing date thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the property or assets of, or to operate all or any substantial portion of the business of, such Credit Party or (v) an order for relief shall have been issued or entered therein; provided, that Lenders shall have no obligation to provide any extension of credit to Borrowers during such thirty (30) day calendar period specified in (iii) above;

(f)    a receiver, interim receiver, receiver manager, assignee, liquidator, sequestrator, custodian, trustee or similar officer shall be appointed for any Credit Party or for all or any part of its property or a warrant of attachment, execution or similar process shall be issued against any part of the property of any Credit Party;

(g)    except as otherwise permitted by Section 9.1, any Credit Party shall file a certificate of dissolution or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof;

(h)    any default, event of default or other breach shall occur with respect to any Debt for borrowed money (other than the Obligations) of any Credit Party in an outstanding principal amount which exceeds $250,000 and such default shall continue for more than the period of grace, if any, therein with respect thereto, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holder of any such Debt to accelerate, the maturity of any such Debt, or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(i)    one or more judgments, orders, decrees or arbitration awards is entered against any Credit Party involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $250,000 or more and either (i) there is a period of 30 consecutive days at any time after the entry of such judgment, order, decree or award during which (1) the same is not discharged, satisfied, vacated or bonded pending appeal or (2) a stay of enforcement thereof is not in effect or (ii) enforcement proceedings are commenced upon such judgment, order, decree or award;

(j)    the filing or commencement of any attachment, sequestration, garnishment, execution or other Lien or action against or with respect to any Collateral;

(k)    any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected (for any reason other than the failure of Administrative Agent to file a financing statement or continuation thereof to maintain perfection) and prior to all other Liens (other than Permitted Liens that are expressly allowed to be prior pursuant to the terms hereof) or is terminated, revoked or declared void, or any Loan Document shall terminate (other than in accordance with its terms with the written consent of Administrative Agent) or become void or unenforceable, or the validity or enforceability of any Loan Document shall be contested by any Credit Party, or any Affiliate of a Credit Party;

(l)    any event or circumstance occurs which, in the Permitted Discretion of Administrative Agent exercised in good faith, causes Administrative Agent to suspect that any Credit Party has engaged in fraudulent activity;

(m)    the occurrence of a Material Adverse Effect;

(n)     the occurrence of a Change of Control; or

(o)     a Termination Event occurs which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the ERISA Benefit Plan or the PBGC in an aggregate amount in excess of $250,000 or any Credit Party or any ERISA Affiliate fails to pay when due, after expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan on an aggregate amount in excess of $250,000.

Section 10.2  Cure Right.

(a)    Notwithstanding anything to the contrary contained in Article 10, in the event that the Credit Parties fail to comply with any Financial Covenant as of the end of any Testing Period, then Natural Alternatives shall have the right, no later than ten (10) Business Days after the day on which the financial statements are required to be delivered for the applicable fiscal year pursuant to Section 8.4(a) or month pursuant to Section 8.4(b), to issue common Equity Interests to Permitted Holders in exchange for cash, which shall be in an aggregate amount equal to the minimum amount which, when added to EBITDA, is sufficient to cure the relevant Financial Covenant failure (such minimum amount, the "Cure Amount" and (exercise of the right being referred to herein as the "Cure Right"). The entire cash proceeds of any issuance of common Equity Interests shall be contributed in cash to the common equity of Natural Alternatives and be included in the calculation of EBITDA solely for purposes of determining compliance with the applicable Financial Covenant(s). Upon the receipt by the Borrower of the Cure Amount, the Financial Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)     EBITDA shall be increased, solely for the purpose of measuring the Financial Covenants, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii)    the Credit Parties shall be deemed to have satisfied the requirements of such Financial Covenants as of the date the Cure Amount is received by the Borrower, and the applicable breach or default of the Financial Covenants (if applicable) shall thereafter be deemed cured for all purposes of this Agreement and the other Loan Documents; and

(iii)    to the extent a Fiscal Month as to which the Cure Right has been exercised is included in the calculation of EBITDA for purposes of any of the Financial Covenants in a subsequent Testing Period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such subsequent Testing Period.

(b)    Notwithstanding anything herein to the contrary, (i) Cure Amounts received pursuant to any exercise of the Cure Right shall be disregarded for any calculation of EBITDA required hereunder for any purpose other than compliance with the Financial Covenants as provided in this Section 10.2, (ii) the Cure Right shall not be exercised more than five times during the term of this Agreement, (iii) Cure Amounts shall be applied to the Loans pursuant to Section 4.7, and (iv) from the day on which the Compliance Certificate delivered for the applicable month pursuant to Section 8.6 indicating that the Credit Parties have failed to comply with the Financial Covenants as of the end of such Testing Period (or, if earlier, the date on which such Compliance Certificate is required to be delivered hereunder) until the receipt by the Borrower of the applicable Cure Amount, the Lenders shall not be required to make any Loans hereunder.

ARTICLE XI
REMEDIES

Section 11.1  Obligations.

(a)    If an Event of Default exists, Administrative Agent (on behalf of Lender Parties) may and, upon request of Required Lenders, shall do any one or more of the following, at any time or times during such existence of an Event of Default and in any order, without notice to or demand on any Credit Party: (i) reduce the Revolving Credit Limit, or the advance rates used in computing the Borrowing Base, (ii) restrict the amount of or refuse to make Loans, (iii) terminate the Lenders' Commitment to make Revolving Loans hereunder and LC Issuer's obligation to issue Letters of Credit or otherwise extend credit hereunder, (iv) declare the Obligations to be immediately due and payable and (v) pursue its other rights and remedies under the Loan Documents or otherwise under Applicable Law

(b)    Notwithstanding anything to the contrary contained in Section 11.1(a) and in addition to the remedies set forth therein, upon the occurrence of any Event of Default described in Sections 10.1(d), 10.1(e), 10.1(f) or 10.1(g), the Lenders' Commitment to make Revolving Loans and LC Issuer's obligation to issue Letters of Credit or otherwise extend credit hereunder shall automatically and immediately terminate and all Obligations shall automatically become immediately due and payable without notice or demand of any kind.

Section 11.2  Collateral. If an Event of Default has occurred and is continuing, Administrative Agent shall have, in addition to all other rights of Administrative Agent, the rights and remedies of a secured party under the UCC. At any time when an Event of Default is in existence: (i) Administrative Agent may notify Account Debtors to make payment directly to Administrative Agent, for the account of Lender Parties, or to such address as Administrative Agent may specify, and enforce, settle or adjust Accounts, General Intangibles or Chattel Paper with Account Debtors or obligors thereon for amounts and upon terms which Administrative Agent considers appropriate, and in such case, Administrative Agent will credit the Obligations with only the net amounts received by Administrative Agent in payment thereof after deducting all Lender Expenses incurred or expended in connection therewith; (ii) Administrative Agent may take possession of the Collateral and keep it on Credit Parties' premises or remove all or any part of it to another location selected by Administrative Agent; (iii) on request by Administrative Agent, Credit Parties will, at Credit Parties' cost, assemble the Collateral and make it available to Administrative Agent at a place reasonably convenient to Administrative Agent; and (iv) Administrative Agent may, to the fullest extent permitted by Applicable Law, sell or otherwise dispose of any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as Administrative Agent deems appropriate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent will give the appropriate Credit Party reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. For this purpose, it is agreed that at least ten (10) days' notice of the time of sale or other intended disposition of the Collateral delivered in accordance with Section 14.6 shall be deemed to be reasonable notice in conformity with the UCC. Administrative Agent may adjourn or otherwise reschedule any public sale by announcement at the time and place specified in the notice of such public sale, and such sale may be made at the time and place as so announced without necessity of further notice. Administrative Agent shall not be obligated to sell or dispose of any Collateral, notwithstanding any prior notice of intended disposition. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given in reduction of the Obligations until Administrative Agent receives payment in cash, and if any such buyer defaults in payment, Administrative Agent may resell the Collateral without further notice to Credit Parties. In the event Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Credit Party waives the posting of any bond, surety or security with respect thereto which might otherwise be required. Each Credit Party agrees that Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. Administrative Agent is hereby granted a license or other right to use, without charge, each Credit Party's Proprietary Rights in completing production of, advertising or selling any Collateral, and each Credit Party's rights under all licenses shall inure to Administrative Agent's benefit for such purpose. The proceeds of any sale or disposition of Collateral shall be applied to the Obligations as set forth in Section 4.7. The rights and remedies of the Administrative Agent and the other Lender Parties under this Agreement and the other Loan Documents shall be cumulative. The Administrative Agent and each other Lender Party shall have all other rights and remedies not inconsistent herewith as provided under the UCC, other Applicable Law or in equity.

Section 11.3  Injunctive Relief. All cash proceeds of Collateral from time to time existing, including without limitation collections and payments of Accounts, whether consisting of cash, checks or other similar items, at all times shall be subject to an express trust for the benefit of Administrative Agent. All such proceeds shall be subject to Administrative Agent's Liens. Except as may be specifically allowed otherwise by this Agreement (including use of cash not in violation of the terms hereof distributed to Borrowers by Administrative Agent pursuant to Section 4.7), Credit Parties are expressly prohibited from using, spending, retaining or otherwise exercising any dominion over such proceeds. Each Credit Party acknowledges and agrees that an action for damages against a Credit Party for any breach of such prohibitions shall not be an adequate remedy at law. In the event of any such breach, each Credit Party agrees to the fullest extent allowed by law that Administrative Agent shall be entitled to injunctive relief to restrain such breach and require compliance with the requirements of this Agreement.

Section 11.4  Setoff. If an Event of Default shall have occurred and be continuing, Administrative Agent and each other Lender Party is hereby authorized at any time and from time to time to the fullest extent permitted by Applicable Law to set off and apply any and all cash and any and all deposits (whether general or special, time or demand, provisional or final) at any time held, and any obligations at any time owing, by such Lender Party to or for the credit or the account of any Borrower or other Credit Party against any Obligations held by such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under the Loan Documents and regardless of whether such Obligations are contingent or unmatured. The rights of each Lender Party under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender Party may have. Each Lender Party agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE XII
    TERM AND TERMINATION

Section 12.1  Term and Termination. Upon the effective date of termination of this Agreement for any reason, Lenders' obligation to make Loans shall automatically terminate and all Obligations shall become immediately due and payable in full. Notwithstanding the termination of this Agreement, until all Obligations (other than contingent indemnity obligations) are indefeasibly paid in cash and performed in full, Credit Parties shall remain bound by the terms of this Agreement and Administrative Agent and the other Lender Parties shall retain all rights and remedies under the Loan Documents.

ARTICLE XIII
ADMINISTRATIVE AGENT

Section 13.1  Appointment and Authority. Each Lender hereby irrevocably appoints Legacy to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, in the capacity of collateral and administrative agent, and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XIII are solely for the benefit of Administrative Agent and the other Lender Parties, and no Borrower or other Credit Party shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 13.2  Exculpatory Provisions.

(a)    Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders; provided, that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b)    Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or as Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Administrative Agent by Borrower Representative or a Lender.

(c)    Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(d)    EACH OF THE LENDER PARTIES (NOT INCLUDING ADMINISTRATIVE AGENT) (COLLECTIVELY THE "LP INDEMNITORS"), ON A RATABLE BASIS, SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, INDEMNIFY AND DEFEND THE ADMINISTRATIVE AGENT, ITS AFFILIATES AND EACH OF THEIR EQUITY INTEREST OWNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE "AGENT PARTIES"), TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWERS AND WITHOUT LIMITING THE OBLIGATION OF BORROWERS TO DO SO, FROM AND AGAINST ANY AND ALL INDEMNIFIED CLAIMS, INCLUDING THOSE INDEMNIFIED CLAIMS WHICH RELATE TO OR ARISE OUT OF ANY AGENT PARTY'S OWN NEGLIGENCE; provided, that no LP Indemnitor shall be liable for the payment to any Agent Party of any portion of such Indemnified Claims resulting solely from such Agent Party's gross negligence or willful misconduct, nor shall any LP Indemnitor be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.

Section 13.3  Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender (i) if such condition is satisfactory to Required Lenders, or (ii) unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.4  Non-Reliance on Administrative Agent and other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 13.5  Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 13.6  Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under the Loan Documents or rights of banker's lien, set off, or counterclaim against any Credit Party or otherwise, obtain payment of a portion of the aggregate Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 4.7, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 4.7, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share ratably in all payments as provided for in Section 4.7, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share ratably in all payments of Obligations as provided in Section 4.7; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Applicable Law exercise any and all rights of banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this Section is thereafter recovered from the seller under this Section which received the same, the purchase provided for in this Section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 13.7  Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 13.8  Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or such earlier date as shall be agreed to by the Required Lenders (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuer appoint a successor Administrative Agent; provided, that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. On and as of the Resignation Effective Date: (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owing to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall be made by or to the newly appointed Administrative Agent (or, if no new Administrative Agent shall have been appointed, to each Lender Party directly until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph). Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent. The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 14.5 and 14.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 13.9  Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 13.10  Collateral Matters.

(a)    The Lender Parties hereby irrevocably authorize and direct Administrative Agent, at its option and in its sole discretion, to (i) release any Lien on any Collateral (1) upon the termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnification Obligations and the expiration or termination of all Letters or Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and LC Issuer shall have been made)), (2) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Administrative Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (3) constituting property in which any Credit Party or its Subsidiaries owned no interest at the time the Administrative Agent's Lien was granted nor at any time thereafter, or (4) constituting property leased to any Credit Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement, or (ii) release any Guarantor from its obligations under a Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted herein. Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Administrative Agent or Borrowers at any time, the Lenders will confirm in writing Administrative Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 13.10; provided, however, that (1) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent's opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)    Administrative Agent shall have no obligation whatsoever to any of the Lender Parties to assure that the Collateral exists or is owned by the Credit Parties or their Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent's own interest in the Collateral in its capacity as one of the Lenders and as LC Issuer and that Administrative Agent shall have no other duty or liability whatsoever to any other Lender Party as to any of the foregoing, except as otherwise provided herein.

Section 13.11   Agency for Perfection. Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent's request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent's instructions.

Section 13.12   Concerning the Collateral and Related Loan Documents. Each Lender Party authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents. Each Lender Party agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

ARTICLE XIV
MISCELLANEOUS

Section 14.1  Waivers & Amendments. No waiver or amendment of any provision of any Loan Document and no consent to any departure therefrom shall be effective unless it is in writing and signed as provided below in this Section, and then such waiver, amendment or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is a Credit Party, by such Credit Party, (ii) if such party is Administrative Agent, by Administrative Agent, (iii) if such party is LC Issuer, by LC Issuer (or, by Administrative Agent on behalf of such LC Issuer) and (iv) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders. Notwithstanding anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) increase the maximum amount which such Lender is committed hereunder to lend, (2) reduce any principal, interest or fees payable to such Lender hereunder, except that only the consent of the Required Lenders shall be necessary to (x) amend the Default Rate or waive any obligation to pay interest at the Default Rate or (y) amend any financial covenant hereunder (or any defined term therein) even if the effect of such amendment would be to reduce the rate of interest or any fee payable hereunder, (3) extend the Maturity Date or postpone any date fixed for any payment of any such fees, principal or interest, (4) amend the definition herein of "Required Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (5) release any Borrower from its obligation to pay such Lender's Obligations, (6) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (7) amend this Section 14.1. Anything in this Section 14.1 to the contrary notwithstanding, (A) any amendment contemplated by Section 2.13(a)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.13(a)(iii) hereof and (B) any amendment contemplated by Section 3.1(d) of this Agreement in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 3.1(d).

Section 14.2  Severability. The illegality or unenforceability of any provision of any Loan Document shall not in any way affect or impair the legality or enforceability of the remaining provisions thereof.

Section 14.3  Governing Law; Venue.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR IN ANY FEDERAL OR STATE COURT SITTING IN DALLAS COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH CREDIT PARTY, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO VENUE ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION. NOTWITHSTANDING THE FOREGOING, ADMINISTRATIVE AGENT AND EACH LENDER SHALL EACH HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION AS ADMINISTRATIVE AGENT OR LENDERS, AS THE CASE MAY BE, DEEMS NECESSARY OR APPROPRIATE IN ORDER TO EXERCISE REMEDIES WITH RESPECT TO THE COLLATERAL.

SECTION 14.4  WAIVER OF JURY TRIAL.

(a)    EACH CREDIT PARTY, ADMINISTRATIVE AGENT AND EACH OTHER LENDER PARTY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY KIND BROUGHT BY ANY SUCH PERSON AGAINST ANOTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH CREDIT PARTY, ADMINISTRATIVE AGENT AND EACH OTHER LENDER PARTY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHETHER OR NOT SPECIFICALLY SET FORTH THEREIN.

(b)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (A) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

Section 14.5  Fees and Expenses. Credit Parties agree to pay to Administrative Agent and Lenders, promptly after demand (accompanied by an invoice in reasonable detail), all costs, fees and expenses that Administrative Agent or the other Lender Parties, as the case may be, pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, perfection and termination of this Agreement or any of the other Loan Documents, including: (a) reasonable attorney's fees and costs for preparation, negotiation and closing of the Loan Documents and any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby, (b) ongoing administration of the Loan Documents, including without limitation, reasonable attorney's fees and costs incurred in consultation with attorneys, (c) costs and expenses of lien and title searches, (d) taxes, fees and other charges for filing financing statements and other actions to perfect, protect and continue Administrative Agent's Liens, (e) sums paid or incurred to pay any amount or take any action required of any Credit Party under the Loan Documents that Credit Parties fail to pay or take, (f) costs of appraisals, inspections and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and Credit Parties' operations by Administrative Agent, (g) costs and expenses of disbursing Loans and administering cash management of Collateral proceeds, including collection accounts and lock-boxes, (h) costs and expenses of preserving and protecting the Collateral, (i) costs, fees and expenses, including reasonable attorney's fees and costs, paid or incurred to enforce Administrative Agent's Liens, sell or dispose of the Collateral, and obtain payment of the Obligations, (j) costs and expenses, including reasonable attorney's fees and costs, paid or incurred to defend any claims made or threatened against Administrative Agent or any other Lender Party arising out of the transactions contemplated by the Loan Documents and (k) costs and expenses incurred by Administrative Agent and any LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (all such costs, expenses and fees described in this Section 14.5, the "Lender Expenses"). The foregoing shall not limit any other provisions of the Loan Documents regarding costs and expenses to be paid by any Credit Party.

Section 14.6  Notices. Except as otherwise expressly provided in any Loan Document, all notices, demands and requests that any party is required to give to any other party shall be in writing and shall become effective (a) upon personal delivery or upon delivery by any nationally recognized courier service, including, without limitation, FedEx Corporation, or (b) when properly transmitted by email, in each case addressed to the party to be notified as follows:

If to Administrative Agent (including in its capacity as a Lender) and to LC Issuer:

Legacy Corporate Lending, LLC
7500 Dallas Parkway, Suite 265
Plano, TX 75024
Attn: Paul Martin
Email: pmartin@legacyabl.com
Phone: 312-560-8280
Attention: Portfolio Manager, URGENT

With a copy (which shall not constitute notice) to:

Goldberg Kohn Ltd.
55 East Monroe Street, Suite 3300
Chicago, IL 60603
Attention: Jessica DeBruin
Email: jessica.debruin@goldbergkohn.com

If to Borrowers, to Borrower Representative, as follows:

Natural Alternatives International, Inc.
1535 Faraday Ave
Carlsbad, CA 92008
Telephone: 760-803-6214
Email: kwolf@nai-online.com
Attention: Kenneth E. Wolf

With a copy (which shall not constitute notice) to:

FisherBroyles, LLP
Attention: David Fisher; Patricia J. Lane
Email: david.fisher@fisherbroyles.com; patricia.lane@fisherbroyles.com or to such other address as each party may designate for itself by like notice.

Section 14.7  Waiver of Notices. Unless otherwise expressly provided in any Loan Document, each Credit Party hereby waives presentment and notice of demand or dishonor and protest, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Credit Party which Administrative Agent or the other Lender Parties may elect to give shall entitle such Credit Party or any other Credit Party to any or further notice or demand in the same, similar or other circumstances.

Section 14.8  Non‑applicability of Chapter 346 of Texas Finance Code. Except for the opt-out provision of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not be applicable to this Agreement, any other Loan Document or the Loans.

Section 14.9  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Credit Parties, Administrative Agent and the other Lender Parties and their respective representatives, successors, and assigns, provided, that no interest herein may be assigned, and no obligation may be delegated, by any Credit Party without prior written consent of Administrative Agent. Subject to Section 14.13, the rights and benefits of Lender Parties under the Loan Documents shall inure to any Person acquiring any interest in the Obligations from such Lender Party, unless otherwise agreed by such Lender Party and any such Person.

SECTION 14.10  INDEMNITY BY CREDIT PARTIES. EACH CREDIT PARTY AGREES TO DEFEND, INDEMNIFY AND HOLD EACH INDEMNIFIED PERSON HARMLESS FROM AND AGAINST ANY AND ALL INDEMNIFIED CLAIMS INCLUDING THOSE INDEMNIFIED CLAIMS WHICH RELATE TO OR ARISE OUT OF ANY INDEMNIFIED PERSON'S OWN NEGLIGENCE, provided, that no Credit Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Claims resulting solely and directly from the willful misconduct or gross negligence of such Indemnified Person. The agreements in this Section shall survive any termination of this Agreement or payment of all Obligations.

Section 14.11  Limitation of Liability. To the fullest extent permitted by Applicable Law, no claim may be made by any party hereto against any other party hereto or any of their Affiliates, directors, officers, members, managers, stockholders, employees or agents (and their respective successors and assigns) for any special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, or any act, omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing in this Section 14.11 shall relieve any Credit Party of any obligations it may have to indemnify an Indemnified Person against special, indirect, or consequential Indemnified Claims by a third party.

Section 14.12   Continuing Rights of Lenders in Respect of Obligations. In the event any amount from time to time applied in reduction of the Obligations is subsequently set aside, avoided, declared invalid or recovered by any Credit Party or any trustee or in bankruptcy, or in the event any Lender Party is otherwise required to refund or repay any such amount pursuant to any Applicable Law, then the Obligations shall automatically, to the fullest extent permitted by Applicable Law, be deemed to be revived and increased to the extent of such amount and the same shall continue to be secured by the Collateral as if such amount had not been so applied.

Section 14.13  Assignments.

(a)    A Lender may at any time sell, assign, delegate or otherwise transfer all or part of the rights and duties of such Lender under this Agreement and the other Loan Documents to any of the following Persons (an "Assignee"), in each case subject to any applicable consent requirements specified herein: (i) any Lender or any Affiliate of a Lender or (ii) any other Person with the prior written consent of the Borrowers (which consent may be given by Borrower Representative on behalf of all Borrowers and shall not be unreasonably withheld, conditioned or delayed; provided, however, Borrowers shall be deemed to have given their consent unless they (or Borrower Representative, on behalf of all Borrowers) shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the Administrative Agent or the assigning Lender to Borrower Representative); provided that, the consent of Borrowers shall not be required under this sub-clause (ii) if an Event of Default has occurred and is continuing or for any such sale, assignment or transfer in connection with a sale of all or substantially all of the assets of a Lender or all or substantially all of the loans or asset based loans of a Lender. Notwithstanding anything to the contrary contained herein, the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender or an Affiliate of a Lender. Subject to the provisions of Section 14.14, each Credit Party hereby authorizes each Lender to disseminate any information it has pertaining to the Obligations, including without limitation, complete and current credit information on the Credit Parties and any of their principals to any Assignee or prospective Assignee. Each Credit Party hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrowers and each other Credit Party to the Assignee and that the Assignee shall be considered to be a Lender hereunder.

(b)    Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)    Except as otherwise provided herein, a Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, delegation or other transfer of all or any part of the Loans or other Obligations owed to such Lender. Such Lender may furnish any information concerning Credit Parties from time to time to Assignees and participants and to any Affiliate of such Lender or its parent company.

(d)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, a Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to Loans under this Agreement and the other Loan Documents to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve lender; provided that, no such pledge or grant of a security interest shall release the transferor Lender from any of its obligations hereunder or under any other Loan Document.

(e)    Each Lender shall have the right at any time, without the consent of Borrowers, to sell one or more participant rights to any Person (other than to a Borrower, any other Credit Party, or any Credit Party's Affiliates or Subsidiaries) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder or under the other Loan Documents except with respect to any amendment, modification or waiver that would extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof).  Borrowers agree that each participant shall be entitled to the benefits of Sections 3.3 and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3(a) (it being agreed however that the documentation required by Section 3.5(d), (e) or (f) shall be provided to the participating Lender who shall hold such documentation on its behalf and on behalf of the Administrative Agent and the Borrower); provided that such participant shall not be entitled to receive any greater payment under Sections 3.3 or 3.5 with respect to any participation than such participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under the IRC including Section 5f.103-1(c) of the United States Treasury Regulations or its successor.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  It is intended that each Participant Register and the Register be maintained such that Loans are in “registered form” for the purposes of the IRC.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 14.14   Confidentiality.

(a)    [Reserved].

(b)    Administrative Agent and Lenders each individually (but not jointly or jointly and severally) agree that all information regarding the Credit Parties, their operations, assets, financial condition, prospects, and existing and contemplated business plans and all information received from or on behalf of the Credit Parties under or in connection with this Agreement or the other Loan Documents shall be treated by Administrative Agent and the Lenders in a confidential manner, and shall not be disclosed by Administrative Agent or any Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any Lender Party, (ii) to Subsidiaries and Affiliates of any Lender Party who are obligated to keep such information confidential on terms substantially similar to those set forth herein , (iii) as may be required by statute, judicial decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in writing in advance by the Credit Parties or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by a Lender Party or any of its Subsidiaries or Affiliates), (vi) in connection with any assignment, participation or pledge of any Lender Party's interest under this Agreement, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. Notwithstanding the foregoing, each Credit Party hereby expressly authorizes Administrative Agent to use the respective Credit Party's name and logo in tombstone advertisements and press releases regarding this transaction, provided that the Borrower Representative has had a chance to review and approve the contents of such tombstone or press release, such approval not to be unreasonably withheld or delayed.

Section 14.15   USA Patriot Act Notice. The Administrative Agent hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent to identify each Credit Party in accordance with the Patriot Act.

Section 14.16   Schedules. All Schedules referenced herein and attached hereto are incorporated in this Agreement and made a part hereof for all purposes.

Section 14.17   Counterparts. This Agreement may be executed in any number of counterparts, and signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. A telecopy or other electronic transmission of any such executed counterpart signature page shall be deemed valid as an original.

Section 14.18   Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and may not be construed to modify, enlarge or restrict any provision of this Agreement.

Section 14.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

Section 14.20   Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 14.21   Erroneous Payments.

(a)    Each Lender, each Issuing Bank, and any other party hereto hereby severally agrees that if (i) Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank (or the Lender which is an Affiliate of a Lender or Issuing Bank) or any other Person that has received funds from Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a "Payment Recipient") that Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 14.21(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an "Erroneous Payment"), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.

(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Administrative Agent in writing of such occurrence.

(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and upon demand from Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an "Erroneous Payment Return Deficiency"), then at the sole discretion of Administrative Agent and upon Administrative Agent's written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Loans") to Administrative Agent or, at the option of Administrative Agent, Administrative Agent's applicable lending affiliate (such assignee, the "Agent Assignee") in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the "Erroneous Payment Deficiency Assignment") plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Administrative Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Payment Recipient from any source, against any amount due to Administrative Agent under this Section 14.21 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from the Borrowers or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)    Each party's obligations under this Section 14.21 shall survive the resignation or replacement of Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)    The provisions of this Section 14.21 to the contrary notwithstanding, (i) nothing in this Section 14.21 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient's receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Administrative Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Administrative Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Agreement Date.

NATURAL ALTERNATIVES, INC., as a Borrower

By:	/s/ Kenneth E. Wolf
Name:	Kenneth E. Wolf
Title:	President

Signature Page to Loan and Security Agreement

LEGACY CORPORATE LENDING, LLC, as Administrative Agent, Swing Lender, and as a Lender

By:	/s/ Paul Martin
Name:	Paul Martin
Title:	CIO

Signature Page to Loan and Security Agreement

SCHEDULE 1.1

Lenders' Commitments

LENDER	REVOLVING LOAN COMMITMENT AMOUNT	TERM LOAN COMMITMENT AMOUNT	PERCENTAGE SHARE
Legacy Corporate Lending, LLC	$20,000,000	$11,000,000	100%

SCHEDULE 1.2

Term Loan Priority Collateral

1.	The Real Property located at 5928 Farnsworth Ct, Carlsbad, CA 92008.

LOAN AND SECURITY AGREEMENT - SCHEDULE 1.2

SCHEDULE 7.1

Fundamental Information; Equity Ownership Interests

I.	Fundamental Information

Credit Party Legal Name	Federal Tax I.D. No.	Jurisdiction of Organization	Chief Executive Office Address	Foreign Qualifications
Natural Alternatives International, Inc	84-1007839	Delaware	1535 Faraday Ave, Carlsbad, CA 92008	N/A

II.	Equity Ownership

Issuer	Owner	Certificate Number(s)	Number of Shares	Percentage Interest
NAIE Natural Alternatives International Europe S.A., a Swiss corporation	Natural Alternatives International, Inc.	N/A – Shares are issued as “registered shares” in accordance with Swiss law	700	100%

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.1

SCHEDULE 7.2

Prior Transactions

None.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.2

SCHEDULE 7.7

Litigation

1.    In December 2023, Natural Alternatives International, Inc. was sued by three former employees in two separate but substantially identical matters brought by the same law firm.  The lawsuits were filed as a putative class action and a California Private Attorney General Act action seeking awards for all similarly situated employees going back ten years or more. Natural Alternatives International, Inc. responded to these actions and agreed to submit the matters for mediation. On July 3, 2025, the mediation took place, and a tentative settlement agreement was reached whereby Natural Alternatives International, Inc. agreed to contribute a maximum of $1.25 million. The court has consolidated the two actions. The court must approve the potential settlement, and all similarly situated employees need to be contacted, and they may elect to participate or not. Natural Alternatives International, Inc. anticipates the settlement of this case to conclude around July or August of calendar year 2026.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.7

SCHEDULE 7.8

ERISA Benefit Plans

1.	Natural Alternatives Partnership for Profits Plan - Employee 401(k) plan
2.	Natural Alternatives International, Inc. DBP – Defined Benefit Pension Plan (Frozen as of June 21, 1999)

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.8

SCHEDULE 7.11

Location of Collateral

Credit Party	Location Address	Leased, Owned or Other type of Arrangement (e.g., warehouse consignment, etc.)	Name/Address of Owner (if different from Credit Party)	Type of Collateral at Location
Natural Alternatives International, Inc.	1535 Faraday Avenue, Carlsbad, CA 92008	Owned		Financial books and records and associated legal documents
Natural Alternatives International, Inc.	5928 Farnsworth Ct, Carlsbad, CA 92008	Owned		Inventory, invoices, PO’s, bills of lading, etc.
Natural Alternatives International, Inc.	1211 Park Center Dr, Vista, CA 92081	Leased	Park Center Industrial ILP, LLC 5945 Pacific Center Blvd #509 San Diego, CA 92121	Inventory, invoices, PO’s, bills of lading, etc.
Natural Alternatives International, Inc.	1215 Park Center Dr, Vista, CA 92081	Leased	Park Center Industrial ILP, LLC 5945 Pacific Center Blvd #509 San Diego, CA 92121	Inventory, invoices, PO’s, bills of lading, etc.
Natural Alternatives International, Inc.	Aaron Thomas Company	Co-packer	7421 Chapman Avenue Garden Grove, CA 92841	Inventory
Natural Alternatives International, Inc.	Warehouse Specialists LLC (WSI) Pomona	3PL for CarnoSyn® RM storage and distribution	2743 Thompson Creek Road Pomona, CA 91767	Inventory
Natural Alternatives International, Inc.	Molecules BioLabs Private Limited	Co-man used to convert CarnoSyn® into TriBsynTM	First Floor 3/634, Commercial Building Kinfra Industrial Park, Koratty,Konoor Road,Thrissur Dist Kerala-680309	Inventory
Natural Alternatives International, Inc.	Corodata	3rd Party Offsite Storage of historical documents, including financial and other documents	12375 KERRAN ST. POWAY, CA 92064 (858) 748-1100	Financial and other documents
Natural Alternatives International, Inc.	B&D Nutritional Ingredients, Inc.	3PL for CarnoSyn® RM storage and distribution	2870 Whiptail Loop E. #107 Carlsbad, CA 92010	Inventory

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.11

SCHEDULE 7.15

Proprietary Rights

Patents

Credit Party	Title	Serial Number	Filing Date	Status
NAI	Compositions and methods for the sustained release of Beta-alanine	8329207	4/30/2009	Active
NAI	Compositions and methods for the sustained release of Beta-alanine	8394402	10/5/2012	Active
NAI	Compositions and methods for the sustained release of Beta-alanine	8496958	1/31/2013	Active
NAI	Compositions and methods for the sustained release of Beta-alanine	8980307	6/27/2013	Active
NAI	Compositions and methods for the sustained release of Beta-alanine	9636315	2/19/2015	Active
NAI	Compositions and methods for the sustained release of Beta-alanine	9907769	8/18/2016	Active
NAI	Compositions and methods for the sustained release of Beta-alanine	10-828274	2/2/2018	Active
NAI	Compositions and methods for the sustained release of Beta-alanine	12036196	10/6/2020	Active
NAI	Novel Beta-alanine compositions and methods of use thereof	18916596	10/15/2024	Pending
NAI	METHODS AND COMPOSITIONS FOR INCREASING THE ANAEROBIC WORKING CAPACITY IN TISSUES	9907770	03/06/2018	Active
NAI	METHOD OF MAINTAINING OR IMPROVING TACTICAL PERFORMANCE THROUGH DIETARY SUPPLEMENTATION	PCT/US2014/051908	Filing Date – 08/20/2014	Active
NAI	METHODS OF IMPROVING PHYSIOLOGICAL RESPONSES RELATED TO POST-TRAUMATIC STRESS DISORDER THROUGH DIETARY SUPPLEMENTATION	PCT/US2016/019900	Filing Date – 02/26/2016	Active
NAI	NOVEL BETA-ALANINE COMPOSITIONS AND METHODS OF USE THEREOF	PCT/US2024/051455	Filing Date 10/15/2024	Active
NAI	METHOD AND COMPOSITIONS FOR INCREASING THE ANAEROBIC WORKING CAPACITY IN TISSUES	14/189,198	Filing Date: 02/25/2014	Pending

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.15

Patent Licenses

Licensor	Licensee	Date of License Agreement	Expiration Date of License	Patents Licensed
Roger Harris, Mark Dunnett, Kenny Johansson	NAI	11/10/2010	License and Fee Agreement will continue until the expiration date of the last to expire of the patents within the Patent Rights.	Refer to included list of patents.
NAI	CarnoSyn® Beta-Alanine License Agreement (example provided)	This License Agreement is used for any customer that purchases CarnoSyn® from NAI.	Automatically terminates upon the expiration or termination of NAI’s Patent Rights or Trademark Rights, as applicable.	Refer to included list of patents.
NAI	TriBsynTM License Agreement (example provided)	This License Agreement is used for any customer that purchases TriBsynTM from NAI.	Automatically terminates upon the expiration or termination of NAI’s Patent Rights or Trademark Rights, as applicable.	Refer to included list of patents.

Trademarks

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.15

Credit Party	Mark	Reg. No.	Reg. Date	Serial No.	Filing Date	Status
NAI	Build a Better Muscle	5546473	8/21/2018	87099106	7/11/2016	Active
NAI	Build a Better Muscle Faster	5397265	2/6/2018	87110034	7/20/2016	Active
NAI	CarnoSyn	TMA862701	10/16/2013		2/14/2012	Active
NAI	CarnoSyn	UK00910497923	4/25/2012		12/15/2011	Active
NAI	CarnoSyn	5380219	1/16/2018		6/23/2017	Active
NAI	CarnoSyn Beta Alanine	4271217	1/8/2013		4/24/2012	Active
NAI	CarnoSyn and CarnoSyn Carnosine Synthesizer (standard & design)	638563	1/9/2013		12/19/2012	Active
NAI	CarnoSyn and CarnoSyn Carnosine Synthesizer (standard & design)	3091092	5/9/2006		2/23/2004	Active
NAI	TRIBSYN			98567750	Pending – Application Filed 05/24/2024	Active
NAI	SUSTAINED RX	6223772	12/15/2020	88860898		Active
NAI	NAI	2127309	01/06/1998	75228280		Active
NAI	SR CARNOSYN	4147282	05/22/2012	85108271		Active
NAI	PERFECT SYNERGY	6218572	12/08/2020	88860890		Active
NAI	TRIBSYN			98567758	Pending – Application Filed 05/24/2024	Active

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.15

Trademark Licenses

Licensor	Licensee	Date of License Agreement	Expiration Date of License	Trademarks Licensed
NAI	CarnoSyn® Beta-Alanine License Agreement (example provided)	This License Agreement is used for any customer that purchases CarnoSyn® from us.	Automatically terminates upon the expiration or termination of NAI’s Patent Rights or Trademark Rights, as applicable.	Refer to included list of trademarks.
NAI	TriBsynTM License Agreement (example provided)	This License Agreement is used for any customer that purchases TriBsynTM from us.	Automatically terminates upon the expiration or termination of NAI’s Patent Rights or Trademark Rights, as applicable.	Refer to included list of trademarks.

Copyrights

Credit Party	Title	Registration Number
NAI	CarnoSyn Brochure 4.	TX0008187689
NAI	CarnoSyn Website 2013.	TX0008188444
NAI	CarnoSyn Brochure 2 page.	TX0008298750
NAI	Untitled.	TX0008276241
NAI	Untitled.	TX0008276126

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.15

SCHEDULE 7.16

Investment Property

1.	Equity Interests owned by each Credit Party described in Schedule 7.1.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.16

SCHEDULE 7.17

Real Property and Leases

Credit Party	Address	Owned or Leased	If Leased, Name and Address of Record Owner
Natural Alternatives International, Inc.	1535 Faraday Avenue, Carlsbad, CA 92008	Owned
Natural Alternatives International, Inc.	5928 Farnsworth Ct, Carlsbad, CA 92008	Owned
Natural Alternatives International, Inc.	1211 Park Center Dr, Vista, CA 92081	Leased	Park Center Industrial ILP, LLC
Natural Alternatives International, Inc.	1215 Park Center Dr, Vista, CA 92081	Leased	Park Center Industrial ILP, LLC

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.17

SCHEDULE 7.18

Material Agreements

1.	Amended and Restated Certificate of Incorporation of Natural Alternatives International, Inc. filed with the Delaware Secretary of State on January 14, 2005

2.	Amended and Restated By-laws of Natural Alternatives International, Inc. dated as of February 9, 2009

3.	Form of NAI’s Common Stock Certificate

4.	Lease of Facilities in Vista, California between NAI and Calwest Industrial Properties, LLC, a California limited liability company (lease reference date June 12, 2003)

5.	Form of Indemnification Agreement entered into between NAI and each of its directors

6.	2009 Omnibus Incentive Plan

7.	Nonqualified Incentive Plan

8.	License and Fee Agreement effective November 10, 2010 by and among Roger Harris, Mark Dunnett, Kenny Johansson and NAI

9.	ISDA 2002 Master Agreement dated as of March 10, 2011 by and between Bank of America N.A. and NAI (with Schedule dated March 10, 2011)

10.	Third amendment to the Lease of Facilities in Vista, California between NAI and CWCA Vista Distribution 77, LLC, a Delaware limited liability company

11.	Lease of Facilities in Manno, Switzerland between NAIE and Mr. Silvio Tarchini effective July 1, 2014

12.	Amended and Restated Employment Agreement, by and between NAI and Mark A. LeDoux, effective October 1, 2015*

13.	Amended and Restated Employment Agreement, by and between NAI and Kenneth E. Wolf, effective October 1, 2015*

14.	Amended and Restated Employment Agreement, by and between NAI and Michael E. Fortin, effective October 1, 2015*

15.	First amendment to credit agreement by and between NAI and the Wells Fargo Bank N.A. effective as of February 1, 2016

16.	First amendment to the Amended and Restated Employment Agreement, by and between NAI and Michael E. Fortin, effective September 1, 2016

17.	First amendment to the Amended and Restated Employment Agreement, by and between NAI and Mark A. LeDoux, effective July 1, 2018

18.	First amendment to the Amended and Restated Employment Agreement, by and between NAI and Kenneth E. Wolf, effective July 1, 2018

19.	Second amendment to the Amended and Restated Employment Agreement, by and between NAI and Michael E. Fortin, effective July 1, 2018

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.18

20.	Lease of Facilities in Manno, Switzerland between NAIE and Mr. Silvio Tarchini dated October 19, 2018

21.	Lease of Parking Places in Manno, Switzerland between NAIE and Mr. Silvio Tarchini dated October 19, 2018

22.	Lease of Facilities in Manno, Switzerland between NAIE and Sofinol SA dated November 5, 2018

23.	Amended and Restated Exclusive Manufacturing Agreement with Juice Plus+ dated March 31, 2019

24.	Third amendment to the Amended and Restated Employment Agreement, by and between NAI and Michael E. Fortin, effective July 1, 2019

25.	Second amendment to the Amended and Restated Employment Agreement, by and between NAI and Mark LeDoux, effective July 1, 2021

26.	Second amendment to the Amended and Restated Employment Agreement, by and between NAI and Kenneth E. Wolf, effective July 1, 2021

27.	Fourth amendment to the Amended and Restated Employment Agreement, by and between NAI and Michael E. Fortin, effective July 1, 2021

28.	Credit Agreement by and between NAI and Wells Fargo Bank, N.A. effective as of May 24, 2021

29.	2020 Omnibus Incentive Plan

30.	First Amendment to Credit Agreement by and between NAI and Wells Fargo Bank, N.A. effective as of August 16, 2021

31.	Revolving Line of Credit Note made by NAI for the benefit of Wells Fargo Bank. N.A. dated August 16, 2021 in the amount of $20,000,000

32.	Term Note by and between NAI and Wells Fargo Bank, N.A. effective as of August 16, 2021

33.	Security Agreement by and between NAI and Wells Fargo Bank, N.A. effective as of August 16. 2021

34.	Second Amendment to Credit Agreement by and between NAI and Wells Fargo Bank, N.A. effective January 31, 2022

35.	Lease of Facilities in Manno, Switzerland between NAIE and Mr. Silvio Tarchini dated May 4, 2022

36.	Third Amendment to Credit Agreement by and between NAI and Wells Fargo effective as of September 19, 2022.

37.	Revolving Line of Credit Note made by NAI for the benefit of Wells Fargo dated September 19, 2022 in the amount of $20,000,000.

38.	Fourth Amendment to Lease of NAI manufacturing facilities in Vista, California between NAI, the tenant, and Park Center Industrial ILP, LLC, a Delaware limited liability company, the landlord

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.18

39.	Clawback Policy

40.	First modification to Promissory Note by and between NAI and Wells Fargo, effective as of February 13, 2024

41.	Fourth Amendment and Waiver of Events of Default to Credit Agreement by and between NAI and Wells Fargo effective as of February 13, 2024

42.	Fifth Amendment to Credit Agreement by and between NAI and Wells Fargo effective May 14, 2025

43.	Sixth Amendment to Credit Agreement by and between NAI and Wells Fargo effective as of June 20, 2025

44.	Second Amendment to Revolving Line of Credit Note made by NAI for the benefit of Wells Fargo dated June 20, 2025

45.	First Modification of Deed of Trust and Assignment of Rents and Leases dated June 20, 2025

46.	Fifth Amendment to Employment Agreement by and between NAI and Michael E. Fortin effective July 1, 2025

47.	Manufacturing Agreement by and between Natural Alternatives International, Inc., and The Juice Plus+ Company, dated effective July 16, 2025

48.	Amendment One to the 2020 Omnibus Incentive Plan effective January 1, 2026

49.	Finished Goods Development and Supply Agreement with Herbalife International, dated as of May 24, 2003, and any amendments or modifications thereto, and orders thereunder

50.	Finished Goods Development and Supply Agreement with Herbalife International (Luxembourg SaRL) dated as of July 12, 2016 and any amendments or modifications thereto, and orders thereunder

51.	Manufacturing and Supply Agreement with Pharmacare US, Inc., dated as of December 17, 2024 and any amendments or modifications thereto, and orders thereunder

52.	Supply Agreement with Plexus Worldwide LLC, dated as of November 25, 2013 and any amendments or modifications thereto, and orders thereunder

53.	Agreement and related Amendments for Natural Alternatives International, Inc. to license Woodbolt Distribution, LLC use of NAI’s self-affirmed GRAS related to CarnoSyn®

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.18

SCHEDULE 7.19

Bank Accounts

Part A – Collection Account

Borrower	Account #	Depository Bank Information
Natural Alternatives International, Inc.	4159355015	Wells Fargo – 420 Montgomery Street, San Francisco, CA 94104

Part B – Controlled Accounts

Credit Party	Account #	Depository Bank Information	Purpose
Natural Alternatives International, Inc.	4941162125	Wells Fargo – 420 Montgomery Street, San Francisco, CA 94104	Disbursements

Part C – Excluded Accounts

Credit Party	Account #	Depository Bank Information	Purpose
Natural Alternatives International, Inc.	4296916844	Wells Fargo – 420 Montgomery Street, San Francisco, CA 94104	Payroll Account

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.19

SCHEDULE 7.21

Debt

1.

That certain Lease Agreement (as amended prior to the date hereof) between Park Center Industrial ILP, LLC and Natural Alternatives with respect to the manufacturing facility lease for 1215 and 1211 Park Center Dr., Vista 92081.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.21

SCHEDULE 7.22

Liens

1.

That certain security interest filed at reel/frame 2570/0531 by UPS Capital Corporation on October 30, 2002 at the USPTO on the trademark “NAI” with registration number 2127309 (the “UPS IP Filing”); provided that such UPS IP Filing must be released, in form and substance acceptable to Administrative Agent, on or before thirty (30) days after the Agreement Date.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.22

SCHEDULE 7.30

Release of Hazardous Materials

None.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.30

SCHEDULE 7.32

Commercial Tort Claims

None.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.32

EXHIBIT A-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of May 18, 2026 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation ("Natural Alternatives"), the lenders from time to time party hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter collectively as the "Lenders" and each is a "Lender") and LEGACY CORPORATE LENDING, LLC, as administrative and collateral agent (in such capacity, and including its successors and permitted assigns, the "Administrative Agent") for the Lender Parties.

Pursuant to the provisions of Section 3.5(d)(iv) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Administrative Agent and Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT A-1

EXHIBIT A-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of May 18, 2026 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation ("Natural Alternatives"), the lenders from time to time party hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter collectively as the "Lenders" and each is a "Lender") and LEGACY CORPORATE LENDING, LLC, as administrative and collateral agent (in such capacity, and including its successors and permitted assigns, the "Administrative Agent") for the Lender Parties.

Pursuant to the provisions of Section 3.5(d)(v) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit A-2 - 1

EXHIBIT A-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of May 18, 2026 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation ("Natural Alternatives"), the lenders from time to time party hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter collectively as the "Lenders" and each is a "Lender") and LEGACY CORPORATE LENDING, LLC, as administrative and collateral agent (in such capacity, and including its successors and permitted assigns, the "Administrative Agent") for the Lender Parties.

Pursuant to the provisions of Section 3.5(d)(v) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Exhibit A-3 - 1

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit A-3 - 2

EXHIBIT A-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of May 18, 2026 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation ("Natural Alternatives"), the lenders from time to time party hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter collectively as the "Lenders" and each is a "Lender") and LEGACY CORPORATE LENDING, LLC, as administrative and collateral agent (in such capacity, and including its successors and permitted assigns, the "Administrative Agent") for the Lender Parties.

Pursuant to the provisions of Section 3.5(d)(v) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit A-4 - 1